UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Walmart Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2025 Annual Shareholders' Meeting

Thursday, June 5, 2025
Virtual meeting
at 8:30 a.m. Central Time

www.virtualshareholdermeeting.com/WMT2025

Walmart

OUR PURPOSE

We are a people-led, tech-powered omnichannel retailer dedicated to helping people save money and live better.

OUR VALUES

Respect for the Individual

Service to the Customer

Strive for Excellence

Act with Integrity

OUR FRAMEWORK

Omnichannel Strength
Technology & Automation
Marketplace & Memberships
Operating Model
EDLC
EDLP
Ads, Data, Fintech
International Growth

MESSAGE FROM OUR CHAIRMAN

Dear Fellow Shareholders:
On behalf of the board of directors, I am pleased to invite you to our upcoming virtual Annual Meeting of Shareholders on June 5, 2025. This is an important time in our company’s journey, and your engagement continues to be critical to our shared success. As a global retailer with deep roots in the communities we serve, we remain focused on executing our strategy, delivering long-term value, and navigating opportunities and challenges with resilience and purpose.

Fiscal 2025 Performance and Strategic Progress
The past year has demonstrated the strength of our business model and the dedication of our more than 2.1 million associates worldwide. Sam Walton liked to say that our people make the difference. These words are as true today as they were when he first said them, more than 60 years ago.
The company’s board of directors is highly engaged in the development of talent in our executive ranks. Growing and attracting leaders is important, and we have a strong group of servant leaders across each of our operating segments. Staying true to our core values of respect for the individual, service to our customers and members, acting with integrity, and striving for excellence starts with our CEO, Doug McMillon. Doug is a special leader for the Walmart of today, just as he has been for more than 30 years.
Walmart is uniquely positioned to serve customers and members when and how they want to be served, and we see it in our results. Last year, revenues grew 5.1 percent to $681 billion, including 20.8 percent for eCommerce, globally. Operating income grew 8.6 percent, return on investment improved by 50 basis points, and we returned $11.2 billion to shareholders in the form of dividends and share repurchases. In February, the company announced a 13 percent increase in its annual dividend to $0.94 per share, marking the 52nd consecutive year of dividend increases.
Our business is growing. Last year we expanded and refreshed our footprint, opening 201 new stores and clubs in key growth markets and remodeling 936 more. Investments in technology, supply chain automation, and our associates have strengthened our ability to serve our customers and members with greater speed and accuracy.
Throughout fiscal 2025, our commitment to innovation remained a top priority, introducing new private brands, enhancing member benefits for Walmart+ and at Sam’s Club U.S. and leveraging AI-powered tools to improve inventory management, associate productivity, and customer and member experience. Our push to innovate and a changing business model that’s more flexible and sustainable helps us deliver on our financial framework and positions us for continued growth in the years ahead.
Looking Ahead
As we look to the future, we are confident in our strategic direction and our ability to deliver long-term, sustainable growth. We remain committed to:
•Deepening our relationships with customers and members through value, assortment, experience, and trust;
•Developing the future leaders of our company; and
•Investing in technology, automation, and our associates to deliver growth, expand operating margins, and improve returns.
The retail landscape will undoubtedly continue to evolve, and Walmart is well positioned. We will continue to adapt quickly while staying true to our purpose: to save people money and live better.
Your Vote Matters
Thank you for your interest in Walmart. Your vote is important, and your views help make us a better company. We encourage you to review the materials carefully and vote your shares, whether or not you plan to join the Annual Meeting.
On behalf of the board of directors, I would like to thank you for your continued trust, investment, and support. Together, we are building a stronger, more resilient company—one that is well-positioned for the future and committed to delivering lasting value for all shareholders.
Sincerely,
Greg Penner, Chairman

2025 Proxy Statement	1

MESSAGE FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareholders:
As I approach my 11th year on Walmart's board and complete my sixth year as your Lead Independent Director, the board and leadership team continue to accelerate Walmart’s transformation. Our board is well positioned to navigate Walmart through an exciting period of evolution and value creation, while identifying and empowering our next generation of leaders.

Last year, we added two new energetic and skilled board members—Brian Niccol, Chairman and CEO of Starbucks, and Bob Moritz, retired Chairman of PricewaterhouseCoopers (PwC). Brian is a dynamic leader with a passion for excellence. Brian’s experience in retail, marketing, and brand management, as well as his engagement with associates and customers, are strong assets to our board. Bob brings a wealth of global business experience to our board after recently retiring from PwC after 39 years in various roles, including global Chairman of the firm. Bob has an audit and assurance background and brings international leadership experience and deep financial expertise across industries and regions of the world. Bob is the sixth new independent director we have onboarded since 2017. We’re very excited to have Brian and Bob on the board as they bring their experience and expertise to benefit Walmart associates, customers, and shareholders.
The board remains focused on effective oversight of the company’s strategy, risk management, and corporate governance. Our directors bring a variety of backgrounds, global perspectives, and deep industry experience, ensuring robust discussions and thoughtful decision-making. We recognize the importance of strong governance practices to protect shareholder interests. Our board regularly reviews best practices in areas such as executive compensation, succession planning, cybersecurity oversight, and corporate governance. Transparency and accountability remain at the core of our governance framework.
As a board, we strive to undertake a robust board succession planning and refreshment process; however, recruitment of new board members is competitive, and we are always searching for the right skills, experience, and fit when looking at potential candidates. As part of our succession planning process, the board has asked two incumbent, independent directors - Tim Flynn and Marissa Mayer – to serve for a limited time past the standard 12-year limit outlined in our Corporate Governance Guidelines given how much value they continue to add to the board and Walmart. Tim, who chairs our Audit Committee and has extensive experience in risk management and financial reporting oversight, has agreed to continue to serve, subject to election, until 2026. Marissa, who brings key technology and cybersecurity experience to the board, has agreed to stay on for an additional year, if elected, also until 2026. Both are key board contributors, and I’m very pleased that they will continue to bring their strategic thinking and oversight to our board.
With Tim and Marissa scheduled to retire from the board next year, we will continue to recruit the next generation of board members with a range of relevant skills, experiences, and backgrounds who are committed to guiding Walmart through the next period of change and value creation. As we look forward, intent on continuity in board leadership, I am pleased to announce that effective June 5, 2025, Randall Stephenson, if elected, will become the new Lead Independent Director and will also assume the duties of chairman of the Nominating and Governance Committee. Randall has been a tremendous asset to the board since his appointment in 2021 and is very qualified to fill these roles going forward. During the remainder of my tenure, I will remain highly engaged on the board and the committees on which I serve. I am confident Randall will be an outstanding Lead Independent Director serving the interests of Walmart associates, customers, and shareholders during this exciting time.
The board represents you, the shareholder, and we actively solicit your feedback. Since our 2024 Annual Shareholders’ Meeting, we have engaged with shareholders representing approximately 1.6 billion shares on topics including strategy, governance, compensation, sustainability, human capital management, and other topics. We regularly share this feedback with the Nominating and Governance Committee of the board, which I chair, and this has helped shape the content and organization of this proxy statement.
Thank you for your continued support of Walmart, and I encourage you to vote your shares and to attend our virtual shareholders’ meeting. The board continues to work hard to represent your interests and earn your trust.
Tom Horton, Lead Independent Director

2	www.walmart.com

NOTICE OF 2025 ANNUAL SHAREHOLDERS’ MEETING

How to Attend the Virtual Shareholders' Meeting
Virtual Shareholders’ Meeting at:
www.virtualshareholdermeeting.com/WMT2025
Like prior years, our 2025 Annual Shareholders’ Meeting will be held in a virtual meeting format only with no physical location. Shareholders who held Shares as of the record date may attend the meeting online by logging in at: www.virtualshareholdermeeting.com/WMT2025 on the date and time provided in this notice. You will not be able to attend the meeting in person.
The live audio webcast for the meeting will begin promptly at 8:30 a.m., Central Time on Thursday, June 5, 2025. Please see pages 127-135 for additional information about how to access, vote, and submit questions during the meeting.
Items of Business

1	To elect as directors the 12 nominees identified in this proxy statement.	Vote “FOR” (PAGE 8)

2	To ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2026.	Vote “FOR” (PAGE 49)

3	To vote on a non-binding, advisory resolution to approve the compensation of Walmart’s Named Executive Officers.	Vote “FOR” (PAGE 54)

4	To approve the Walmart Inc. Stock Incentive Plan of 2025 to provide for additional Shares for future equity grants to Walmart associates and Non-Management Directors	Vote “FOR” (PAGE 98)

Who Can Vote
The record date for the 2025 Annual Shareholders’ Meeting is April 11, 2025. This means that you are entitled to receive notice of the meeting and vote your Shares held as of that date during the meeting if you were a shareholder of record as of the close of business on April 11, 2025.

5-11	To vote on the seven shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting.	Vote “AGAINST” each Shareholder Proposal (PAGE 109)

How to Cast Your Vote (PAGE 128)

Shareholders may also transact any other business properly brought before the 2025 Annual Shareholders’ Meeting or any adjournment or postponement thereof.
April 24, 2025
By Order of the Board of Directors,
Rachel Brand
Executive Vice President, Global Governance, Chief Legal Officer, and Corporate Secretary

INTERNET (BEFORE THE MEETING) www.proxyvote.com

CALL 1-800-690-6903

MOBILE DEVICE Scan the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form

MAIL Mail your signed proxy card or voting instruction form

This proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2025 are available in the “Investors” section of our corporate website at http://stock.walmart.com/sec-filings/annual-reports.

DURING THE VIRTUAL MEETING Please see pages 127-129 for details about how to attend and vote your Shares during the virtual meeting

2025 Proxy Statement	3

PROXY VOTING SUMMARY

You have received these proxy materials because the Board is soliciting your proxy to vote your Shares during the 2025 Annual Shareholders’ Meeting or any adjournment or postponement thereof. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote your Shares, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement. Please refer to the Table of Abbreviations beginning on page 136 for the meaning of certain terms used in this summary and the rest of this proxy statement. This proxy statement and the related proxy materials were first released to shareholders and made available on the internet on April 24, 2025.
Shareholders who held Shares as of the close of business on the record date can attend the virtual meeting at www.virtualshareholdermeeting.com/WMT2025.
1	PROPOSAL NO. 1 Election of Directors
(PAGE 8)

Board Experience and Composition

Age	57 years Median Age

Tenure	•8 years Median Tenure •12-year term limit for Independent Directors, subject to exceptions by the Board •6 new independent nominees since 2017

Highly Engaged Board	•Actively involved in Walmart’s strategy •99% overall attendance rate at Board and Board committee meetings during fiscal 2025 •5 Board and 24 Board committee meetings during fiscal 2025

Independence
•9 of 12 nominees are independent and 11 of 12 nominees are non-management
•All members of the Audit Committee; Compensation and Management Development Committee; and Nominating and Governance Committee are independent
•Robust Lead Independent Director role

Relevant Skills and Experience
The nominees possess a balance of distinguished leadership, diverse perspectives, strategic skill sets, and professional experience relevant to our business and strategic objectives, including:

Senior Leadership Experience	Retail Experience

Finance, Accounting, or Financial Reporting Experience	Global or International Business Experience

Regulatory, Legal, or Risk Management Experience	Technology or eCommerce Experience

Marketing or Brand Management Experience

FOR	THE BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

4	www.walmart.com

Proxy Voting Summary

2	PROPOSAL NO. 2 Ratification of Independent Accountants
(PAGE 49)

Quality, experienced independent audit firm
•Ernst & Young LLP is an independent registered public accounting firm with significant experience on Walmart’s audit.
•The firm’s expertise and fees are appropriate for the breadth and complexity of our company’s global operations.

FOR	THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

3	PROPOSAL NO. 3 Advisory Vote to Approve Named Executive Officer Compensation
(PAGE 54)

Compensation aligned with performance
•Our executive compensation program is aligned with our strategy and heavily tied to performance.
•Approximately 82% of our CEO’s fiscal 2025 target total direct compensation ("TDC") was based on achieving goals related to operating income, sales, and ROI.
Fiscal 2025 Total Direct Compensation (at target)

Cash

BASE SALARY

CEO:
about 6% of target TDC
Other NEOs:
about 8%-9% of target TDC

ANNUAL INCENTIVE

CEO:
about 14% of target TDC
Other NEOs:
about 14%-17% of target TDC

- Based on operating income and sales-related metrics
- Pays out between 0% and 125% of target (37.5% if threshold goals met)

Performance
Based

Equity

RESTRICTED STOCK

CEO:
about 12% of target TDC
Other NEOs:
about 18%-19% of target TDC

- Vests annually over a 3-year period

PERFORMANCE EQUITY

Largest component of target TDC
CEO:
about 68% of target TDC
Other NEOs:
about 55%-58% of target TDC

- Based on ROI and sales performance during the first year of a 3-year vesting period
- Pays out between 0% and 150% of target (50% if threshold goals met)

FOR	THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

2025 Proxy Statement	5

Proxy Voting Summary

4	PROPOSAL NO. 4 Approval of the Walmart Inc. Stock Incentive Plan of 2025
(PAGE 98)

Provide for an additional 135.5 million Shares for issuance to associates and Non-Management Directors
•Equity grants are a key component of our compensation program and enable us to attract and retain a broad range of talent across all levels of management.
•Walmart has not requested shareholder approval of additional Shares under an equity incentive plan since 2010.

FOR	THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

5-11	PROPOSAL NOs. 5-11 Shareholder Proposals, in each case, if Properly Presented at the Meeting
(PAGE 109)

For the reasons set forth in Walmart’s responses, the Board recommends a vote AGAINST each shareholder proposal, if properly presented at the meeting.

AGAINST	THE BOARD RECOMMENDS A VOTE AGAINST EACH SHAREHOLDER PROPOSAL.

Forward-Looking Statements
This document may include forward-looking statements within the meaning of Section 21E of the Exchange Act that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Exchange Act as well as protections afforded by other federal securities laws. All statements other than statements of historical or current facts, including statements regarding our plans, goals, commitments and strategies made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. The forward-looking statements in this document are subject to certain risks, uncertainties and other factors including the risks relating to the company’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational, and other factors discussed in the “Risk Factors” and other sections of the company’s Annual Report on Form 10-K for fiscal 2025 and subsequent filings with the SEC, which are available at http://www.sec.gov. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document or any other document filed or furnished with the SEC. We undertake no obligation to revise or update any of the forward-looking statements or information, which speak as of their respective dates.
On February 23, 2024, the Company effected a 3-for-1 forward split of its common stock and a proportionate increase in the number of authorized Shares. All Share and per Share information, including Share based compensation information, throughout this proxy statement has been retroactively adjusted to reflect the stock split.

6	www.walmart.com

Fiscal 2025 Nonqualified Deferred Compensation	90
Walmart’s Deferred Compensation Plans	91
Potential Payments Upon Termination or Change in Control	92
CEO Pay Ratio	93
Pay Versus Performance	94

PROPOSAL NO. 4	Approval of the Walmart Inc.	98
Stock Incentive Plan of 2025
Stock Ownership	106
Equity Compensation Plan Information	106
Holdings of Major Shareholders	106
Holdings of Officers, Directors, and Director Nominees	107
Delinquent Section 16(a) Reports	108

PROPOSAL NOs. 5-11	Shareholder Proposals	109
Proposal No. 5 Request for Third-Party Assessment of Company Policies Regarding Law Enforcement Information Requests Related to Medication Use by Customers and Employees	110
Proposal No. 6 Report on Reduction of Plastic Packaging and Recyclability Claims	112
Proposal No. 7 Revisit Plastics Packaging Policies	114
Proposal No. 8 Racial Equity Audit	117
Proposal No. 9 Report on Delays in Revising Diversity, Equity, and Inclusion (DEI) Initiatives	119
Proposal No. 10 Health and Safety Governance	122
Proposal No. 11 Respect Civil Liberties in Advertising Services	125
Annual Meeting Information	127
2025 Annual Shareholders’ Meeting – Virtual Meeting	127
Voting	128
Proxy Materials	132
Shareholder Submissions for the 2026 Annual Shareholders’ Meeting	134
Other Matters	135
Table of Abbreviations	136
Annex A	138
Non-GAAP Financial Measures	138
Annex B	140
Walmart Inc. Stock Incentive Plan of 2025	140

2025 Proxy Statement	7

PROPOSAL NO. 1
ELECTION OF DIRECTORS

What am I voting on?
You are voting to elect each nominee named below as a director of Walmart for a one-year term. If you return your proxy, your proxy holder will vote your Shares FOR the election of each Board nominee named below unless you instruct otherwise. If the shareholders elect all the director nominees named in this proxy statement at the 2025 Annual Shareholders’ Meeting, Walmart will have 12 directors. Each director nominee named in this proxy statement has consented to act as a director of Walmart if elected. If a nominee becomes unwilling or unable to serve as a director, your proxy holder will have the authority to vote your Shares for any substitute candidate nominated by the Board, or the Board may decrease the size of the Board.

Overview of Director Nominees and Committee Assignments
Nine of our twelve Board nominees are independent, and all members of the Audit Committee, the CMDC, and the NGC are independent. Our Board has separated the roles of Chairman and CEO, and we have a robust Lead Independent Director role. Despite their significant Share ownership, only two members of the Walton family currently serve as non-management Board members.

Cesar Conde Independent Chairman of NBCUniversal News Group Age 51 | Director Since 2019 Other Public Company Boards 1	Marissa Mayer Independent Co-founder and CEO, Sunshine AI; and Former President and CEO, Yahoo! Inc. Age 49 | Director Since 2012 Other Public Company Boards 2

Tim Flynn Independent Retired Chairman and CEO, KPMG Age 68 | Director Since 2012 Other Public Company Boards 1	Bob Moritz Independent Retired Global Chairman, PwC Age 61 | Director Since 2024 Other Public Company Boards 1

Sarah Friar Independent CFO, OpenAI, Inc. Age 52 | Director Since 2018 Other Public Company Boards 0	Brian Niccol Independent CEO, Starbucks Corporation Age 51 | Director Since 2024 Other Public Company Boards 1

Carla Harris Independent Senior Client Advisor, Morgan Stanley Age 62 | Director Since 2017 Other Public Company Boards 2	Randall Stephenson Independent* Retired Executive Chair and CEO, AT&T, Inc. Age 65 | Director Since 2021 Other Public Company Boards 0

Tom Horton Lead Independent Director* Partner, Global Infrastructure Partners; and former Chairman & CEO, American Airlines Age 63 | Director Since 2014 Other Public Company Boards 1
Board Committees:

	Audit	Strategic Planning and Finance
	Compensation and Management Development	Technology and eCommerce
	Nominating and Governance	Chair	Member

*    The independent directors of the Board have appointed Mr. Stephenson to serve as our Lead Independent Director, subject to and effective upon his re-election as a Director at the 2025 Annual Shareholders’ Meeting. In this role, Mr. Stephenson will succeed Mr. Horton, who, subject to his re-election, will continue to serve as an independent director.

8	www.walmart.com

Proposal No. 1 Election of Directors

Doug McMillon President and CEO, Walmart Age 58 | Director Since 2013 Other Public Company Boards 0	Steuart Walton Founder and Chair, RZC Investments Age 43 | Director Since 2016 Other Public Company Boards 0

Greg Penner Non-Executive Chairman General Partner, Madrone Capital Partners and Owner and CEO, Denver Broncos Age 55 | Director Since 2008 Other Public Company Boards 0
Board Experience and Composition
Our Board nominees bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving retail industry.

Independence
Highly Engaged Board
  Actively involved in Walmart’s strategy
  99% overall attendance rate at Board and Board committee meetings during fiscal 2025
  24 Board committee meetings and 5 Board meetings during fiscal 2025
Thoughtful Board Refreshment
  12-year term limit for Independent Directors, subject to exceptions
  6 new nominees since 2017
  Ongoing Board and committee succession planning

75% Independent

Age
57 years	57 years
Board nominee median age	Board nominee average age

Diversity
25% Female	17% Racially/Ethnically Diverse

Tenure
8 years	8 years
Board nominee median tenure	Board nominee average tenure

2025 Proxy Statement	9

Proposal No. 1 Election of Directors

Board Skills Criteria and Qualifications
Director Skills Criteria:
The NGC and Board regularly review the skills and experiences relevant to our Board in light of our ongoing strategic transformation. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the NGC generally seeks director candidates with experience, skills, or background in one or more of the following areas:

What qualifications do the Nominating and Governance Committee and the Board consider when selecting candidates for nomination?

Experience and Skills Relevant to the Successful Oversight of our Strategy

Retail Experience As the world’s largest retailer, we seek directors who possess an understanding of financial, operational, and strategic issues facing large retail companies.

We believe an effective Board should be made up of individuals who collectively provide an appropriate balance of distinguished leadership, diverse perspectives, and viewpoints, strategic skill sets, and professional experience relevant to our business and strategic objectives.
The NGC selects potential candidates on the basis of outstanding achievement in their professional careers; broad experience and wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the NGC determines qualify candidates for service on the Board.
We believe that a board comprised of directors with a variety of backgrounds, experiences, perspectives, and viewpoints improves the dialogue and decision-making in the boardroom and contributes to overall Board effectiveness.
The NGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as set forth in the NYSE Listed Company Rules and the SEC’s rules. Additional information regarding qualifications for service on the Board and the nomination process for director candidates is set forth in the NGC’s charter and our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at https://stock.walmart.com/governance/governance-documents/default.aspx.

Technology or eCommerce Experience
In order to support our omnichannel strategy to combine our unique physical and digital assets and capabilities, we seek directors with experience in related industries who can provide advice and guidance on the development, uses, and risks of technology, such as cybersecurity, as well as eCommerce, omnichannel, and digital businesses.

Global or International Business Experience
Directors with broad international exposure provide useful business and cultural perspectives, and as a global organization, we seek directors with experience at multinational companies or in international markets.

Marketing or Brand Management Experience Directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

Experience and Skills Relevant to Effective Oversight and Governance

Senior Leadership Experience
Directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated expertise in governance, strategy, sustainability, human capital management, workforce development, and execution.

Regulatory, Legal, or Risk Management Experience
Our company’s business requires compliance with a variety of regulatory requirements across a number of federal, state, and international jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries, and it benefits from the perspectives of directors with governmental, public policy, legal, and risk management experience and expertise.

Finance, Accounting, or Financial Reporting Experience
We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.

10	www.walmart.com

Proposal No. 1 Election of Directors

Summary of Director Nominee Qualifications and Experience
The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the NGC as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

	Experience and Skills Relevant to the Successful Oversight of our Strategy				Experience and Skills Relevant to Effective Oversight and Governance

Director Nominee	Retail	Global or International Business	Technology or eCommerce	Marketing or Brand Management	Senior Leadership	Finance, Accounting, or Financial Reporting	Regulatory, Legal, or Risk Management
Cesar Conde
Tim Flynn
Sarah Friar
Carla Harris
Tom Horton
Marissa Mayer
Doug McMillon
Bob Moritz
Brian Niccol
Greg Penner
Randall Stephenson
Steuart Walton
TOTAL

2025 Proxy Statement	11

Proposal No. 1 Election of Directors
Director Nominees for 2025

Who are the 2025 director nominees?
Based on the recommendation of the NGC, the Board has nominated the following candidates for election as directors at the 2025 Annual Shareholders’ Meeting. Eleven of the twelve nominees were previously elected by our shareholders at the 2024 Annual Shareholders’ Meeting. The information provided below includes, for each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, each Board committee on which he or she currently serves, whether he or she is independent, and directorships of other public companies held by each nominee during the past five years.

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD.

Cesar Conde INDEPENDENT DIRECTOR
Age: 51 Joined the Board: 2019 Board Committees: Audit SPFC	Other Current Public Company Directorships: PepsiCo, Inc.

The Board benefits from Mr. Conde’s broad experience with large media companies that produce and distribute high-quality content across a range of broadcast, cable, and digital platforms.

Mr. Conde brings valuable perspectives in business, finance, and media gained from his experience in a variety of senior leadership roles at large, global media companies.

With his senior leadership experience at large, multi-platform media companies such as NBCUniversal and Univision, Mr. Conde brings valuable perspectives regarding consumer and media landscapes.

Career Highlights		Further Information

May 2020 to present	Chairman of NBCUniversal News Group, a global media and entertainment company	Mr. Conde has served on the board of directors of PepsiCo, Inc. since March 2016, and from August 2014 to April 2019 he served on the board of directors of Owens Corning. He is a board member for the Council on Foreign Relations, and he has served as a Young Global Leader for the World Economic Forum. Mr. Conde holds a B.A. with honors from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.

October 2015 to May 2020	Chairman of NBCUniversal Telemundo Enterprises and NBCUniversal International Group

2013 to 2015	Executive Vice President of NBCUniversal, including oversight of NBCUniversal International and NBCUniversal Digital Enterprises

2009 to 2013	President of Univision Networks, a leading American media company with a portfolio of Spanish language television networks, radio stations, and digital platforms

2003 to 2009	Variety of senior executive capacities at Univision Networks, where he is credited with transforming it into a leading global, multi-platform media brand

2002 to 2003	White House Fellow for Secretary of State Colin L. Powell

Prior to 2002	Positions at StarMedia Network, the first internet company focused on Spanish- and Portuguese-speaking audiences globally

12	www.walmart.com

Proposal No. 1 Election of Directors

Timothy P. Flynn INDEPENDENT DIRECTOR
Age: 68 Joined the Board: 2012 Board Committees: Audit (Chair) TeCC	Other Current Public Company Directorships: UnitedHealth Group Incorporated

Mr. Flynn has more than 30 years of experience in risk management, financial services, financial reporting, and accounting.

Mr. Flynn also brings extensive experience with issues facing complex, global companies, and expertise in accounting, auditing, risk management, and regulatory affairs for such companies.

In addition, Mr. Flynn brings his experiences in executive leadership positions at KPMG and his service on the boards of directors of other large public companies.

Career Highlights		Further Information

2007 to 2011	Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services
Mr. Flynn joined the board of directors of UnitedHealth Group Incorporated in January 2017. He also served on the board of directors of JPMorgan Chase & Co from May 2012 to May 2024 and on the board of directors of Alcoa Corporation from November 2016 until May 2021. He previously served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016. He also previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and a director of the International Integrated Reporting Council. Mr. Flynn graduated from the University of St. Thomas, St. Paul, Minnesota and is a member of the school’s board of trustees.

2005 to 2010	Served as Chairman of KPMG LLP in the U.S., the largest individual member firm of KPMG

2005 to 2008	CEO of KPMG LLP

Prior to 2005	Held various leadership roles at KPMG, including as Global Head of Audit, and Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices

2025 Proxy Statement	13

Proposal No. 1 Election of Directors

Sarah J. Friar INDEPENDENT DIRECTOR
Age: 52 Joined the Board: 2018 Board Committees: Audit SPFC (Chair)	Other Current Public Company Directorships: None

Ms. Friar brings financial, accounting, and risk management expertise as the CFO of a rapidly growing artificial intelligence company, the former CFO of a multinational publicly-traded company and from her prior experience with a multinational investment banking firm.

The Board benefits from her leadership experience in her current CFO position and from her prior experiences as the CEO of a large platform that connects neighbors, the CFO of a publicly-traded company and other various leadership positions at Square, Salesforce, Inc., and Goldman Sachs.

Ms. Friar brings a global perspective gained from her experience as the CFO of an artificial intelligence company with international operations and as the former CEO of a multinational company that supports customers across a variety of businesses and industries.

The Board also benefits from Ms. Friar’s perspective regarding eCommerce and information technology in light of her CFO position at a leading artificial intelligence company and prior leadership positions with digital community-based platforms and a publicly-traded company that provides managed payments and point-of-sale systems for businesses and mobile financial offerings for consumers. The Board benefits from the experience Ms. Friar has regarding information systems, information security, data privacy, and cybersecurity gained through her current and former employment and board positions in the technology industry.

Career Highlights		Further Information

July 2024 to Present	CFO of OpenAI, Inc., an artificial intelligence research and deployment company	Ms. Friar served as the chairperson of the board of Nextdoor Holdings, Inc. from November 2021 to March 2024 and previously served as a director of Dragoneer Growth Opportunities Corp. III from March 2021 to March 2023. She previously served as a director of Slack Technologies, Inc. from March 2017 until July 2021, Dragoneer Growth Opportunities Corp. from August 2020 until July 2021, Dragoneer Growth Opportunities Corp. II from November 2020 until December 2021, and New Relic, Inc., a software analytics company, from December 2013 until April 2018. Ms. Friar is the co-founder of Ladies Who Launch, a nonprofit organization focused on empowering entrepreneurs. Ms. Friar is a Fellow of the inaugural class of the Finance Leaders Fellowship Program and a member of the Aspen Global Leadership Network. Ms. Friar graduated from the University of Oxford with a Master of Engineering in Metallurgy, Economics, and Management and also from Stanford Graduate School of Business with an M.B.A.

December 2018 to May 2024	CEO and President of Nextdoor Holdings, Inc. (previously Nextdoor, Inc.), the online neighborhood network, serving as Chairperson of the Board of Directors of Nextdoor Holdings, Inc. from November 2021 until March 2024

July 2012 to November 2018	CFO of Block, Inc. (previously Square, Inc.)

2011 to 2012	Senior Vice President of Finance & Strategy at Salesforce, Inc.

2000 to 2011	Various positions at The Goldman Sachs Group, Inc. including as a Managing Director in the Equity Research Division and other various positions where she focused on corporate finance, and mergers and acquisitions

Prior to 2000	McKinsey & Company

14	www.walmart.com

Proposal No. 1 Election of Directors

Carla A. Harris INDEPENDENT DIRECTOR
Age: 62 Joined the Board: 2017 Board Committees: CMDC (Chair) NGC SPFC	Other Current Public Company Directorships: Cummins Inc. MetLife, Inc.

Ms. Harris brings broad-based and valuable insights in finance and strategy gained from more than 30 years of experience at a prominent global investment banking firm.

The Board benefits from Ms. Harris’s senior leadership experience at Morgan Stanley. The Board values Ms. Harris’ extensive work experience in a regulated industry and advising clients across a broad range of other regulated industries.

Career Highlights		Further Information

December 2021 to present	Senior Client Advisor at Morgan Stanley, a multinational investment bank and financial services company
Ms. Harris is a senior client advisor at Morgan Stanley. She is a co-portfolio manager of the Next Level Fund and an advisor to Multicultural Innovation Lab. Her prior experience with Morgan Stanley includes investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, media, retail, telecommunications, transportation, healthcare, and biotechnology. She is a published author on leadership, an award-winning podcaster on access and opportunity, and an international public speaker. In August 2013, President Obama appointed Ms. Harris to serve as Chair of the National Women’s Business Council. She has served on the board of directors of Cummins Inc. since May 2021 and joined the board of MetLife, Inc. in April 2022. She also currently serves on the boards of Landit and several nonprofit organizations including Sesame Workshop, the Morgan Stanley Foundation and Sponsors for Educational Opportunity. Ms. Harris holds a A.B., magna cum laude from Harvard University and also holds an M.B.A. from Harvard Business School.

2013 to December 2021	Vice Chair, Wealth Management and Head of Multicultural Client Strategy for Morgan Stanley

1999 to December 2021	Managing Director and Senior Client Advisor for Morgan Stanley

Since 1987	Member and a leader on execution teams across mergers and acquisitions, equity capital markets and asset management, and has held a number of other positions during her tenure with Morgan Stanley

2025 Proxy Statement	15

Proposal No. 1 Election of Directors

Thomas W. Horton LEAD INDEPENDENT DIRECTOR*
Age: 63 Joined the Board: 2014 Board Committees: Audit Executive Committee NGC (Chair)** SPFC	Other Current Public Company Directorships: General Electric Company

Mr. Horton brings unique insights gained from his executive leadership roles at large, global, publicly-traded companies.

Our Board benefits from Mr. Horton’s leadership experience in several complex, international industries.

In addition, Mr. Horton brings valuable perspective developed from more than 30 years of experience in finance, accounting, auditing, and risk management. Mr. Horton also brings financial expertise to the Board, having held a chief financial officer position in several complex international industries.

Career Highlights		Further Information

April 2019 to present	Partner, Global Infrastructure Partners, a global infrastructure investment firm
Mr. Horton has served on the board of directors of General Electric Company since April 2018, where he has served as Lead Director since October 2018. From August 2019 to March 2022, he served on the board of directors of EnLink Midstream, LLC, a portfolio company of Global Infrastructure Partners that provides midstream energy services. From 2008 to March 2019, Mr. Horton served on the board of directors of QUALCOMM Incorporated. Mr. Horton holds a B.B.A from Baylor University and an M.B.A. from Southern Methodist University.

October 2015 to April 2019	Senior Advisor at Warburg Pincus LLC, a private equity firm focused on growth investing

2013 to 2014	Chairman of American Airlines Group Inc. ("American”)

2011 to 2013	Chairman and CEO of American

2010 to 2011	President of American

2006 to 2010	Executive Vice President of Finance and Planning at American

2002 to 2005	Served in various roles at AT&T Corporation, including as Vice Chairman and CFO

1985 to 2002	Served in various roles at American, including as Senior Vice President and CFO

*    Subject to re-election, Mr. Stephenson will succeed Mr. Horton as Lead Independent Director effective as of the 2025 Annual Shareholders' Meeting.
**    Service as Chair of this committee will conclude effective as of the 2025 Annual Shareholders' Meeting, but, subject to re-election, Mr. Horton will continue to serve as a member of this committee.

16	www.walmart.com

Proposal No. 1 Election of Directors

a
Marissa A. Mayer INDEPENDENT DIRECTOR
	Age: 49 Joined the Board: 2012 Board Committees: CMDC TeCC	Other Current Public Company Directorships: AT&T Inc. Nextdoor Holdings, Inc.

Ms. Mayer brings extensive expertise in technology and consumer internet industries, through which she gained cybersecurity experience. Her senior leadership experience is demonstrated by her executive role at a prominent consumer internet company and her positions on the boards of two public companies and several nonprofit organizations.

Ms. Mayer brings distinguished experience in internet product development, engineering, and brand management.

The Board values Ms. Mayer’s insights into global business and strategy gained from her experience as the CEO of a global company.

Career Highlights		Further Information

March 2018 to present	CEO and Founder of Sunshine AI, a technology startup company that uses artificial intelligence to develop consumer-facing applications for automating everyday tasks.
Ms. Mayer joined the board of directors of Nextdoor Holdings, Inc. in May 2024 and has served on the board of directors of AT&T, Inc. since March 2024. Ms. Mayer has also been nominated to stand for election to the board of directors of Hilton Worldwide Holdings Inc. ("Hilton") at Hilton's 2025 Annual Meeting of Shareholders to be held in May. In addition, she serves on the board of the private company Maisonette. She also serves on the board of the San Francisco Ballet and previously served on the foundation board for the Forum of Young Global Leaders at the World Economic Forum. Ms. Mayer holds a bachelor’s degree in Symbolic Systems with a concentration in artificial intelligence and a master’s degree in Computer Science with a focus on artificial intelligence, both from Stanford University.

2012 to June 2017
President and CEO and a member of the board of directors of Yahoo! Inc. (“Yahoo”). At Yahoo, she led the internet giant’s push to reinvent itself for the mobile era. With a renewed focus on user experience, Ms. Mayer grew Yahoo to serve over 1 billion people worldwide - with over 600 million mobile users - and transformed its advertising approach.

1999 to 2012	Led Google Search for more than a decade, as well as Google Maps, Gmail, and Google News. She was one of Google’s earliest employees and their first woman software engineer, later moving into leadership roles as a member of their Operating Committee.

2025 Proxy Statement	17

Proposal No. 1 Election of Directors

C. Douglas McMillon PRESIDENT AND CEO AND DIRECTOR
Age: 58 Joined the Board: 2013 Board Committees: Executive Committee (Chair)	Other Current Public Company Directorships: None

Mr. McMillon brings years of executive leadership experience at our company and extensive expertise in corporate strategy and execution.

In addition, Mr. McMillon brings extensive knowledge and unique experience leading Walmart’s International segment.

The Board benefits from Mr. McMillon’s 30+ years of retail experience and his leadership role developing and executing our omnichannel strategy.

Career Highlights		Further Information

2014 to present	President and CEO of Walmart
Mr. McMillon has served as a member of the board of the Business Roundtable since 2014, where he also served as chairman from January 2020 through December 2021. He also serves as a member of the boards of directors of a number of organizations, including the Consumer Goods Forum, and the U.S.-China Business Council, and sits on the advisory board of the Tsinghua University School of Economics and Management. Mr. McMillon holds a bachelor's degree from University of Arkansas and an M.B.A from University of Tulsa.

2009 to 2014	Executive Vice President, President and CEO, Walmart International

2005 to 2009	Executive Vice President, President and CEO, Sam’s Club U.S.

Prior to 2005	Mr. McMillon has held a variety of other leadership positions since joining our company 33 years ago

18	www.walmart.com

Proposal No. 1 Election of Directors

Robert E. Moritz, Jr. INDEPENDENT DIRECTOR
Age: 61 Joined the Board: 2024 Board Committees: Audit TeCC	Other Current Public Company Directorships: Northern Trust Corp.

Mr. Moritz has more than 35 years of experience in risk management, financial services, financial reporting, and accounting.

Mr. Moritz also brings extensive experience with issues facing complex global companies, and expertise in accounting, auditing, risk management and regulatory affairs for such companies.

In addition, Mr. Moritz brings his experiences in executive leadership positions at PricewaterhouseCoopers.

Career Highlights		Further Information

July 2016 to June 2024	Global Chairman, PricewaterhouseCoopers LLP ("PwC"), a multinational professional services organization that provides audit, tax, and advisory services
Mr. Moritz has served as a member of the board of directors of Northern Trust Corporation since March 1, 2025. He also serves as a member of the board of directors of SUNY Oswego University Foundation and Generational Unlimited. Mr. Moritz holds a bachelor's degree from SUNY Oswego.

2009 to 2016	US Chair and Senior Partner, PwC

2006 to 2009	US Assurance Leader, PwC

2004 to 2006	Managing Partner, New York Office and Metro Region, PwC

2001 to 2004	Financial Services Audit and Business Advisory Leader, PwC

2025 Proxy Statement	19

Proposal No. 1 Election of Directors

a
Brian Niccol INDEPENDENT DIRECTOR
	Age: 51 Joined the Board: 2024 Board Committees: CMDC TeCC	Other Current Public Company Directorships: Starbucks Corporation

Mr. Niccol brings his experiences in executive leadership and digital strategy through roles at Starbucks, Chipotle Mexican Grill and Yum! Brands, in addition to his service on boards of directors of other large public companies.

The Board will benefit from Mr. Niccol's more than 25 years of proven retail, marketing, and operations management experience with global restaurant and CPG brands.

Career Highlights		Further Information

September 2024 to present	Chairman and Chief Executive Officer of Starbucks Corporation ("Starbucks"), the premier roaster, marketer, and retailer of specialty coffee globally
Mr. Niccol served on the board of directors of Chipotle Mexican Grill, Inc. from March 2018 to August 2024 and as chairman from March 2020 to August 2024. He served on KB Home's board of directors from July 2021 to April 2024 and on the board of directors of Harley-Davidson from 2016 to 2021. Mr. Niccol also previously served as a member of the board of directors for the Chipotle Cultivate Foundation, Chair of the Taco Bell Foundation and a member of the California Task Force on Business and Jobs Recovery. Mr. Niccol graduated from Miami University in Ohio and holds an M.B.A. from the University of Chicago's Booth School of Business.

March 2018 to August 2024	Chief Executive Officer and director of Chipotle Mexican Grill, Inc., a global restaurant chain

January 2015 to February 2018	Chief Executive Officer, Taco Bell

May 2013 to January 2015	President, Taco Bell

October 2011 to May 2013	Chief Marketing and Innovation Officer, Taco Bell

November 2005 to October 2011	Vice President (2005-07); Chief Marketing Officer (2007-11) & General Manager, Pizza Hut, USA (2011)

1996 to 2005	Procter & Gamble - Held various marketing and brand management leadership roles

20	www.walmart.com

Proposal No. 1 Election of Directors

Gregory B. Penner* NON-EXECUTIVE CHAIRMAN
Age: 55 Joined the Board: 2008 Board Committees: Executive Committee	Other Current Public Company Directorships: None

Mr. Penner brings expertise in strategic planning, finance, and investment matters, including prior experience as a CFO for our company’s operations in Japan, and his service on the boards of directors of public and private companies in a variety of industries.

The Board benefits from Mr. Penner’s retail experiences with our company’s operations internationally and at Walmart.com, as well as his leadership service as our non-executive Chairman.

In addition, Mr. Penner has broad knowledge of international business, particularly in Japan and China.

Mr. Penner brings unique expertise gained through both his service with the company and as a director of various technology companies.

Career Highlights		Further Information

2022 to present	Owner and CEO, Denver Broncos, an NFL franchise
In May 2020, Mr. Penner joined the board of trustees of the Corporation of Brown University. He previously served on the board of directors of Baidu, Inc. from May 2004 to December 2017 and Hyatt Hotels Corporation from August 2007 to September 2014. Mr. Penner received his bachelor's degree from Georgetown University and an M.B.A. from Stanford University.

2015 to present	Chairman of the Board of Walmart

2014 to 2015	Vice Chairman of the Board of Walmart

2005 to present	General Partner of Madrone Capital Partners, LLC, an investment management firm

2002 to 2005	Walmart’s Senior Vice President and CFO – Japan

2001 to 2002	Senior Vice President of Finance and Strategy for Walmart.com

Prior to 2001	General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co.

*    Mr. Penner's spouse is the cousin of Steuart Walton.

2025 Proxy Statement	21

Proposal No. 1 Election of Directors

Randall L. Stephenson INDEPENDENT DIRECTOR*
Age: 65 Joined the Board: 2021 Board Committees: CMDC NGC** SPFC	Other Current Public Company Directorships: None

Mr. Stephenson brings valuable experience gained from his nearly 40 years of service at AT&T, where at different times during his career he served in various high-level financial and operational positions at a company in a regulated industry.

In addition, Mr. Stephenson brings unique operations, marketing, and retail experience at a large international telecommunications, media, and technology company, where he was responsible for leading the development, evolution, and execution of AT&T’s strategy during a period of change in the industry.

Mr. Stephenson brings valuable executive leadership experience gained from a large international telecommunications, media, and technology company.

Career Highlights		Further Information

July 2020 to January 2021	Executive Chairman of the Board, AT&T Inc. (“AT&T”), a leading provider of telecommunications, media, and technology services globally
Mr. Stephenson currently serves as Executive Advisor to the President and Athletics Director of the University of Oklahoma. He previously served on the boards of directors of AT&T from 2005 until his retirement in January 2021, The Boeing Company from February 2016 to December 2017, and Emerson Electric Co. from June 2006 to December 2017. Mr. Stephenson also previously served on the boards of Boy Scouts of America and the PGA Tour. He has a B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma.

2007 to July 2020	Chairman of the Board and Chief Executive Officer, AT&T, also served as President from 2007 until September 2019

2004 to 2007	Chief Operating Officer, AT&T

2001 to 2004	Chief Financial Officer, AT&T

Prior to 2002	Various positions at AT&T, including as Corporate Controller

*    Subject to re-election, Mr. Stephenson will succeed Mr. Horton as Lead Independent Director effective as of the 2025 Annual Shareholders' Meeting.
**    Subject to re-election, Mr. Stephenson will succeed Mr. Horton as Chair of this committee effective as of the 2025 Annual Shareholders' Meeting.

22	www.walmart.com

Proposal No. 1 Election of Directors

Steuart L. Walton* DIRECTOR
Age: 43 Joined the Board: 2016 Board Committee: TeCC (Chair)	Other Current Public Company Directorships: None

Mr. Walton brings broad-based and valuable international legal and regulatory experience gained from his work on complex, international financial transactions.

Mr. Walton has a strong history and familiarity with our company and its global retail and eCommerce operations. He also brings valuable leadership, financial, and omnichannel insights gained from his entrepreneurial experiences and investments, as well as his experience gained as chair of the TeCC and prior service on the board of Flipkart.

Career Highlights		Further Information

May 2016 to present	Founder and Chairman of RZC Investments, LLC, an investment business
Mr. Walton serves on the boards of directors of Carpegna Limited, Rapha Racing Limited, Crystal Bridges Museum of American Art, Smithsonian National Air and Space Museum (emeritus) and Wartime History Museum, Inc. From August 2018 to January 2021, he served as a member of the board of directors of Flipkart Private Limited. He is a graduate of Georgetown University Law Center, and he holds a bachelor’s degree in business administration from the University of Colorado, Boulder.

2015 to present	Co-Founder of Runway Group, LLC, a holding company that makes investments in real estate, outdoor initiatives, and hospitality

2013 to present	Founder and Chairman of Game Aerospace, LLC, a company that manufactures carbon fiber aircraft and aircraft parts. He served as the CEO of Game Aerospace, LLC from its founding until November 2017

2011 to 2013	Senior Director, International Mergers and Acquisitions, Walmart International division

2007 to 2010	Associate at Allen & Overy, LLP in London, where he advised companies on securities offerings

*    Mr. Walton is the cousin of Gregory B. Penner's spouse.

2025 Proxy Statement	23

Proposal No. 1 Election of Directors
Board Refreshment and Succession Planning
The NGC is responsible for identifying and evaluating potential director candidates, for reviewing the composition of the Board and Board committees, and for making recommendations to the full Board on these matters. The NGC actively manages the Board succession planning process throughout the year, informed by the following considerations:

1	Director Tenure Policies Allows Board visibility into future Board and committee turnover
The Board believes that a mix of longer-tenured directors and newer directors with fresh perspectives contributes to an effective Board. In order to promote thoughtful Board refreshment, the Board has adopted the following tenure policies for Independent Directors, as set forth in Walmart’s Corporate Governance Guidelines:
Term Limit: Independent Directors are expected to commit to at least six years of service and may not stand for re-election after 12 years of service, subject to exceptions approved by the Board.
Retirement Age: Unless they have not yet completed their initial six-year commitment, Independent Directors may not stand for re-election after age 75.

2	Board/Committee Evaluations Identify skill sets that would enhance Board effectiveness

3	Director Recruitment Identify a broad pool of director talent with desired skill sets

4	Director Onboarding Tailored onboarding enables new directors to learn our business and contribute quickly
The Board may make exceptions to the term limit and retirement age if circumstances warrant. For example, the Board has on occasion extended the term limit or retirement age for an individual director with particular skills or qualifications that are valuable to the Board’s effectiveness until a suitable replacement is found. Similarly, an Independent Director may retire before serving 12 years in order to stagger turnover on the Board or a Board committee. Based on these considerations, the Board determined to extend the term limit of Mr. Flynn and Ms. Mayer due to their strategic insight and key skill sets. Both Mr. Flynn and Ms. Mayer will now continue to serve, subject to election, until 2026. Mr. Flynn, who chairs our Audit Committee, has extensive experience in risk management and financial reporting oversight, while Ms. Mayer brings key technology and cybersecurity experience to the Board.
From time to time, the NGC engages third-party consultants to assist it with the Board refreshment process and to help cultivate a pipeline of potential future director candidates. As a part of the process of identifying potential director candidates, the NGC may also consult with other directors and senior officers. If the NGC decides to proceed with further consideration of a potential candidate, the Chair of the NGC and other members of the NGC, as well as other members of the Board, may interview the candidate. The NGC then may recommend that the full Board appoint or nominate the candidate for election to the Board.
Mr. Moritz, who was appointed to the Board in August 2024 and is standing for election for the first time, was initially identified as a potential director candidate by a third-party search firm, and his nomination was the result of the process described above.

24	www.walmart.com

CORPORATE GOVERNANCE
Effective corporate governance is essential for maximizing long-term value for our shareholders. Our beliefs are grounded in being a values-based ethically led organization, and it’s this foundation that continues to influence our decisions and leadership.
Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders, all with the goal of supporting and effectively overseeing our ongoing strategic transformation.
Corporate Governance Highlights
Our strong corporate governance practices demonstrate our Board’s commitment to enabling an effective structure to support the successful oversight of our strategy.

Board Independence
 Majority Independent Board
 Lead Independent Director
 Governance Committees are Fully Independent
Other Board and Board Committee Practices
 Separate Chair and CEO
 Oversight of Risk and Enterprise Strategy
 Oversight of Human Capital Management
 Oversight of Political and Social Engagement and Shared Value
 Robust Stock Ownership Guidelines
 No Hedging and Restrictions on Pledging
 No Employment Agreements with NEOs
 No Automatic Acceleration upon Change in Control
 Overboarding Policy
Board Performance

The Board’s Year in Strategy
The Board’s activities are structured to oversee Walmart’s strategy and to provide advice and counsel to management. The Board, working closely with the executive management team, has committed to important initiatives to better serve our customers and pursue our key objectives of making every day easier for busy families, sharpening our culture and becoming more digital, operating with discipline, and making trust a competitive advantage.
Since last year’s meeting, and among other matters, the Board was involved in these governance and strategy discussions and actions:
  Successfully onboarded two new independent directors
  Increased the annual dividend payment by 13% for fiscal 2026
  Walmart's continued investments in technology and supply chain optimization, including new fulfillment and distribution centers
  Walmart’s ongoing investments in associate compensation, training and education to support our omnichannel strategy
  Ongoing review of our international portfolio of operations
  Oversight of our enterprise strategy, including emerging new businesses and the development of our marketplace platform where sellers can market their products and reach more buyers through Walmart’s eCommerce websites

Board Oversight of Company Strategy

  Annual Board Evaluations
  Robust Shareholder Engagement
  Commitment to Board Refreshment and Succession Planning
  Focus on Management Development and Succession Planning
Shareholder Rights
  Market Standard Proxy Access Right
  Shareholder Right to Call Special Meetings
  No Poison Pill
  No Supermajority Voting Requirements
  Annual Election of All Directors
  Majority Voting for Uncontested Director Elections

2025 Proxy Statement	25

Corporate Governance
Board Structure and Effectiveness
Board Leadership Structure
The leadership structure of our Board is designed to promote robust oversight, independent viewpoints, and the promotion of the overall effectiveness of the Board. The Board annually reviews its leadership structure as part of the process described on page 24. As disclosed on page 106, approximately 45% of our company’s Shares are held by entities related to the family of Sam Walton, our company’s founder. Three generations of Walton family members have served on our Board, which demonstrates the Walton family’s interest in and commitment to the long-term success of our company. Despite their substantial ownership in the company, only two members of the Walton family are currently serving and standing for re-election to the Board.

Our current Board leadership structure consists of:

NON-EXECUTIVE CHAIRMAN	LEAD INDEPENDENT DIRECTOR	PRESIDENT AND CEO
Greg Penner	Tom Horton	Doug McMillon
Primary Responsibilities •Presides over meetings of the Board and shareholders •Focuses on Board oversight and governance matters •Provides advice and counsel to the CEO •Agenda review process	Primary Responsibilities •Liaison between Independent Directors and the Chairman •Agenda review process •Board and Board committee evaluations •Shareholder engagement	Primary Responsibilities •Leadership of Walmart’s complex global business •Implements strategic initiatives •Development of robust management team

We have separated the Chairman and CEO roles since 1988. By separating these roles, our CEO is able to focus on executing our strategy and managing Walmart’s complex daily operations, and our Chairman, who is an Outside Director, can devote his time and attention to matters of Board oversight and governance.
We have had a Lead Independent Director since 2004. The role of the Lead Independent Director is designed to enhance the candor and communication between the independent members of the Board, the Chairman, and the CEO. Our Lead Independent Director is appointed annually by the independent members of the Board and has a robust set of responsibilities, including:
•presiding over executive private sessions of the Outside Directors and the Independent Directors;
•authority to call meetings of the directors, including separate meetings of the Outside Directors and the Independent Directors; and
•is available, when appropriate, for consultation with major shareholders.
Mr. Horton became our Lead Independent Director immediately following our 2018 Annual Shareholders’ Meeting. In addition to his role as Lead Independent Director, Mr. Horton also serves as the Chair of the NGC, which means he also oversees the annual Board evaluation process and actively participates in the work related to overall Board effectiveness, including Board development, succession planning, and refreshment. The Board believes that Mr. Horton effectively leverages his more than 30 years of experience in finance, accounting, auditing, and risk management to provide leadership and help guide the Board's independent oversight of the company's risk exposures through the Lead Independent Director role in reviewing Board meeting agendas, chairing executive sessions of Independent Directors, and providing input on the design and composition of the Board, including committee oversight responsibilities.

26	www.walmart.com

Corporate Governance
In light of Mr. Horton approaching our 12-year term limit, effective as of the 2025 Annual Shareholders' Meeting, Mr. Stephenson will replace Mr. Horton as Lead Independent Director and Chair of the NGC, subject to Mr. Stephenson's re-election as a Director. The Board believes that Mr. Stephenson's extensive leadership experience and background in finance, financial reporting, technology, and regulated industries make him well-qualified to serve in these Board leadership positions.
Board Committee Chairs: Our Board committees play a critical role in the oversight of our governance and strategy, and each Board committee has access to management and the authority to retain independent advisors as it deems appropriate. Each of the governance-related Board committees, as well as our Strategic Planning and Finance Committee, is led by an independent chair.

Governance Committees			Strategy Committees

INDEPENDENT CHAIR	INDEPENDENT CHAIR	INDEPENDENT CHAIR	INDEPENDENT CHAIR	CHAIR
Tim Flynn	Carla Harris	Tom Horton	Sarah Friar	Steuart Walton

Audit	Compensation and Management Development	Nominating and Governance	Strategic Planning and Finance	Technology and eCommerce

2025 Proxy Statement	27

Corporate Governance
Board Committees
To enhance the effectiveness of the Board’s risk oversight function, the Board regularly reviews its committee structure and committee responsibilities to ensure that the Board has an appropriate committee structure focused on matters of strategic and governance importance to Walmart. Currently, the Board has six standing committees, which are described below. In addition to the duties described below, our Board committees perform the risk oversight functions described on page 33.

Strategic Planning and Finance Committee

DURING FISCAL 2025 4 MEETINGS 5 MEMBERS Sarah Friar, Chair Cesar Conde Carla Harris Tom Horton Randall Stephenson	All five members have global or international business experience	Four members have finance, accounting, or financial reporting experience

	All five members have senior leadership experience	One member has retail experience

	Three members have regulatory, legal, or risk management experience	Three members have technology or eCommerce experience

Primary Responsibilities
•Reviews global financial policies and practices and reviews and analyzes financial matters, acquisition and divestiture transactions
•Oversees long-range strategic planning
•Reviews and recommends a dividend policy to the Board
•Reviews the preliminary annual operating plan, annual financial plan and annual capital plan to be approved by the Board, as well as the company’s capital structure and capital expenditures

Technology and eCommerce Committee

DURING FISCAL 2025 3 MEETINGS 5 MEMBERS Steuart Walton, Chair Tim Flynn Marissa Mayer Bob Moritz Brian Niccol	All five members have global or international business experience	Three members have technology or eCommerce experience

	All five members have senior leadership experience	Two members have marketing or brand management experience

	Three members have finance, accounting, or financial reporting experience	Three members have regulatory, legal, or risk management experience

Primary Responsibilities
•Reviews and provides guidance on the company’s eCommerce, omnichannel, and digital businesses in key markets and in ways that weave together the company’s unique physical and digital assets and capabilities; development and uses of technology, including artificial intelligence; modernization and ongoing evolution of the company’s technology infrastructure; adoption of effective ways of working; data assets, capabilities, and data use cases for commercial purposes; and measurement and tracking of key metrics related to the company’s omnichannel digital enterprise
•Reviews and provides guidance regarding trends relevant to an omnichannel digital enterprise

28	www.walmart.com

Corporate Governance

Audit Committee*

DURING FISCAL 2025 7 MEETINGS 5 MEMBERS Tim Flynn, Chair Cesar Conde Sarah Friar Tom Horton Bob Moritz	All five members have global or international business experience	All five members have senior leadership experience

	Four members have finance, accounting, or financial reporting experience	Three members have regulatory, legal, or risk management experience

Two members have technology or eCommerce experience

Primary Responsibilities
•Reviews the financial statements and oversees the financial reporting policies, procedures, and internal controls
•Responsible for the appointment, compensation, retention, and oversight of the independent accountants
•Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants
•Reviews and approves any related person transactions and other transactions subject to our Transaction Review Policy
•Reviews risk assessment and risk management process and policies, processes, and procedures regarding compliance with applicable laws and regulations, as well as Code of Conduct and Reporting Protocols for Senior Financial Officers
•Oversees risks related to legal, regulatory, compliance, ethics, information systems, information security, data privacy, cybersecurity, and tax, among other things
•Oversees internal investigatory matters
•Oversees Walmart’s global ethics and compliance program
•Oversees the company’s internal audit function
*    Independence and financial literacy: The Board has determined that each member of the Audit Committee is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules. Each Audit Committee member named above is financially literate as required by NYSE Listed Company Rules. The Board has determined that Tim Flynn, Sarah Friar, Tom Horton, and Bob Moritz are “audit committee financial experts” as defined in the SEC’s rules.

Compensation and Management Development Committee*

DURING FISCAL 2025 6 MEETINGS 4 MEMBERS Carla Harris, Chair Marissa Mayer Brian Niccol Randall Stephenson	All four members have global or international business experience	Three members have technology or eCommerce experience

	All four members have senior leadership experience	Three members have finance, accounting, or financial reporting experience

	Three members have marketing or brand management experience	Two members have regulatory, legal, or risk management experience

Primary Responsibilities
•In consultation with the CEO, approves compensation of Executive Officers other than the CEO, and reviews compensation of other senior officers
•Reviews and approves the compensation of the CEO and recommends to the Board the compensation of the Outside Directors
•Sets performance measures and goals and verifies the attainment of performance goals under our incentive compensation plans
•Reviews and advises on workforce development, education, training, compensation, and benefits matters
•Oversees the management development, succession planning, and retention practices for Executive Officers and senior leaders
•Oversees human capital management and culture initiatives
•The committee may form and delegate authority to subcommittees consisting of one or more members when appropriate

2025 Proxy Statement	29

Corporate Governance
*    Independence: The Board has determined that each member of the CMDC is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules; and is a “non-employee director” as defined in the SEC’s rules.

Nominating and Governance Committee*

DURING FISCAL 2025 3 MEETINGS 3 MEMBERS Tom Horton, Chair** Carla Harris Randall Stephenson**	All three members have global or international business experience	All three members have finance, accounting, or financial reporting experience

	All three members have senior leadership experience	All three members have regulatory, legal, or risk management experience

	Two members have marketing or brand management experience	One member has retail experience

Primary Responsibilities
•Oversees corporate governance issues and makes recommendations to the Board
•Identifies, evaluates, and recommends candidates for nomination to the Board
•Reviews and makes recommendations to the Board regarding director independence
•Reviews and advises management on legislative affairs and public policy engagement, as well as on social, community, and sustainability initiatives, including those related to climate change
*    Independence: The Board has determined that each member of the NGC is independent as defined by the NYSE Listed Company Rules.
**    Mr. Stephenson will succeed Mr. Horton as Chair of the Nominating and Governance Committee, effective as of, and subject to Mr. Stephenson's re-election at, the 2025 Annual Shareholders' Meeting.

Executive Committee

DURING FISCAL 2025 1 MEETING*	3 MEMBERS Doug McMillon, Chair Tom Horton Greg Penner

Primary Responsibilities
•Implements policy decisions of the Board
•Acts on the Board’s behalf between Board meetings
*    The Executive Committee acted by unanimous written consent six times during fiscal 2025, primarily for routine actions such as the annual review of the charter of the committee and the appointment and removal of officers pursuant to our Bylaws. Each unanimous written consent was reviewed and ratified by the Board.

30	www.walmart.com

Corporate Governance
Governing Documents
In addition to our Corporate Governance Guidelines, each standing committee of the Board has a written charter, which defines the roles and responsibilities of the Board committee. The Board committee charters and the Corporate Governance Guidelines, all of which are available on our corporate website, provide the overall framework for our corporate governance practices. The NGC and the Board review the Corporate Governance Guidelines, and the NGC, the Board, and each Board committee review the Board committee charters at least annually to determine whether any updates or revisions to these documents may be necessary or appropriate.
Board Evaluations
The Board is committed to using its annual Board evaluation process as an important tool for promoting effectiveness and continued improvement. In fiscal 2025, the process was conducted under the leadership of the Lead Independent Director. From time to time, the Board has engaged a third-party consulting firm to lead the evaluation process in order to bring an outside perspective.

Our board evaluation process

1	Questionnaires Each director completes a detailed questionnaire.
Topics covered include, among others:
•The effectiveness of the Board’s leadership structure and the Board committee structure;
•Board and committee skills, composition, and succession planning;
•Board culture and dynamics, including the effectiveness of discussion and debate at Board and committee meetings;
•The quality of Board and committee agendas and the appropriateness of Board and committee priorities; and
•Board/management dynamics, including management development and succession planning and the quality of management presentations and information provided to the Board and committees.

2	Action Items These evaluations have consistently found that the Board and Board committees are operating effectively.
Over the years, this evaluation process has contributed to various refinements in the way the Board and Board committees operate, including:
•Reducing the size of the Board to promote engagement and input in our strategic decision-making;
•Changing the Board committee structure to create a separate Compensation and Management Development Committee and a Nominating and Governance Committee;
•Ensuring that Board and committee agendas are appropriately focused on strategic priorities and provide adequate time for director input;
•Assigning additional responsibilities for our Lead Independent Director, including active participation in the agenda-setting process for the Board and Board committees; and
•Increasing focus on continued Board succession planning and refreshment, including developing and maintaining a long-term director candidate pipeline.

2025 Proxy Statement	31

Corporate Governance
Director Onboarding and Engagement
All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. Shortly after joining our Board, each new director has “learn the business” meetings with the leaders of key operational and corporate support functions. Occasionally, a Board meeting is held at a location away from our home office, usually in a market in which we operate. In connection with these Board meetings, our directors learn more about the local business market through meetings with our business leaders in these markets, visits to our stores and other facilities in the local market, and visits to the stores of our competitors. We also sometimes hold a Board meeting near one of our other facilities, where our Board members participate in intensive sessions focused on our strategies and operations.
Our Board members are also expected to participate in other company activities and engage directly with our associates at a variety of events throughout the year. Examples of activities and events that members of our Board have participated in during the past year include:
•attending Walmart leadership meetings and accompanying senior business leaders on business trips;
•touring facilities with associates;
•speaking at or otherwise participating in various Walmart events; and
•attending meetings of the company's business segments and corporate functions.
To help ensure our Board members have adequate time and attention to devote to our business and in response to shareholder feedback, we have also adopted an overboarding policy in our Corporate Governance Guidelines, which provides that any director serving as a CEO of a public company is expected to serve on no more than two other public company boards, and other directors are expected to serve on no more than four other public company boards.
Board Meetings and Director Attendance
The Board held a total of five meetings during fiscal 2025. The Outside Directors and Independent Directors met regularly during these meetings in separate executive sessions, with the Lead Independent Director presiding over those sessions. As a whole, during fiscal 2025, our directors attended approximately 99% of the aggregate number of Board meetings and meetings of Board committees on which they served. Each director attended at least 75% of all Board meetings and meetings of Board committees on which he or she served.
All directors are expected to attend the company’s annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority.
With the exception of Mr. Moritz, who was appointed to the Board following the 2024 Annual Shareholders' Meeting, and Mr. Horton, all current members of the Board attended the 2024 Annual Shareholders’ Meeting.
Key Board Responsibilities
The Board’s Strategic Oversight Role
The Board has oversight responsibility for our company’s business strategy and strategic planning. Walmart operates in a rapidly changing environment that requires significant Board engagement with our strategy. As Walmart continues to transform its business, the Board works with management to respond to a dynamically changing environment. Given the iterative nature of this transformation, the Board’s oversight over strategy is a continuous process. Throughout the year, the Board and its committees oversee and guide management with respect to a variety of strategic matters, and strategic discussions are embedded in Board and Board committee meetings. Walmart’s Independent Directors also regularly hold executive sessions without management present, at which sessions strategy is discussed. See "The Board's Year in Strategy" on page 25 for more information about the Board's key strategic initiatives since last year's meeting.
While the Board and its committees oversee our strategic planning process, management is responsible for executing our strategy. The Board receives regular updates and engages actively with our senior management team regarding key strategic initiatives, technology updates, competitive and economic trends, and other developments. The Board’s oversight and our management’s execution of our business strategy are intended to help promote the creation of long-term shareholder and stakeholder value in a sustainable manner, with a focus on assessing both potential opportunities available to us and risks that we might encounter.

32	www.walmart.com

Corporate Governance
The Board’s Role in Risk Oversight
Taking reasonable and responsible risks is an inherent part of Walmart’s business and is critical to our continued innovation, growth, and achievement of our strategic objectives. The Board and the Board committees actively oversee and monitor the management of the most significant risks that could impact our company. The Board does not view risk in isolation, but instead considers risk in conjunction with its oversight of Walmart’s strategy and operations.
Walmart identifies, assesses, and assigns responsibility for managing risks through its annual enterprise risk management process, other internal processes, and internal control environment. Generally, the Board, Board committees, and management manage the risks for our company with a long-term perspective, but evaluate risks over a shorter or intermediate term to the extent these risks could impact our company over the long term. From time to time, third-party experts are also consulted as part of this risk assessment process.
The Board, Board committees, and management coordinate risk oversight and management responsibilities in a manner that we believe serves the long-term interests of our company and our shareholders through established periodic reporting and open lines of communication.

Board Oversight

•Has primary responsibility for overseeing risk management
•Evaluates and approves strategic objectives and considers related risks
•Delegates certain risk management oversight responsibilities to Board committees. The Board receives regular reports from Board committee chairs regarding risk-related matters as deemed necessary
•Engages with and receives regular reports from management (whether at the Board or Board committee level), including the CFO, the Chief Legal Officer, the Global Chief Ethics and Compliance Officer (who reports to the Chief Legal Officer), the Chief People Officer, the Chief Technology Officer, the Chief Information Security Officer (who reports to the Chief Technology Officer), and the Chief Audit Executive (who reports to the CFO), regarding risk-related matters

Technology and eCommerce Committee	Strategic Planning and Finance Committee	Audit Committee
Oversees risks associated with: •Integration of information technology, eCommerce, and innovation efforts with overall strategy •Emerging trends in technology and eCommerce, including the use of AI
Oversees risks associated with:
•Financial status and financial matters, including capital expenditures, annual financial plans, and dividend policies
•Long-range strategic plans
•Potential acquisitions and divestitures

•Responsible for oversight of overall risk identification, monitoring, and mitigation processes and policies, including the enterprise risk management process
•Reviews and assesses the company's risk disclosures included in the company's quarterly and annual reports filed with the SEC
Oversees risks associated with:
•Financial statements, systems, and reporting
•Legal, including significant litigation matters, ethics, and compliance
•Information systems, information security, data privacy, and cybersecurity
•Related person transactions
•Internal investigatory matters

Compensation and Management Development Committee	Nominating and Governance Committee

Oversees risks associated with:
•Senior executive compensation
•Senior executive development, succession planning, and retention
•Human capital management, including pay; benefits; recruiting and retention; and culture

Oversees risks associated with:
•Corporate governance
•Director succession planning
•Social, community, and sustainability initiatives, including those related to climate change
•Charitable giving strategy
•Legislative affairs and public policy engagement strategy

Strategic and Operational Management Committees	Legal, Regulatory and Compliance Risk Management Committees	Financial Risk Management Committees	Global Audit Services

Management Oversight
Management is responsible for the enterprise risk assessment process and the day-to-day management of risks. Business operations has primary responsibility for managing risks and is supported by Global Compliance and Global Audit Services.
Management considers risks in categories which include, but are not limited to, the following:

•Strategic risks •Reputational risks •Financial risks •Legal, regulatory, and compliance risks	•Operational risks, including information systems, information security, data privacy, cybersecurity, physical security, geopolitical, supply chain, and the long-term impacts of climate change

2025 Proxy Statement	33

Corporate Governance
Additional information regarding risks considered by management can be found in Item 1A Risk Factors in the company’s Annual Report on Form 10-K for fiscal 2025. Additional information regarding the roles and responsibilities of our Board committees can be found under “Board Committees” beginning on page 28.
Management Development and Succession Planning
Our Board places a high value in developing a talented pipeline of leaders. The CMDC has primary responsibility for executive succession planning, and senior management development is a regular topic on the agendas for meetings of the CMDC.
At these meetings, the members of our CMDC, in consultation with our CEO, our Chief People Officer, and others as the CMDC may deem appropriate, review development plans for current senior leaders, the pipeline of potential future leaders, and executive succession plans, including succession plans for our CEO position. This process has contributed to two successful CEO transitions since 2009. The Board has also adopted a process to address unanticipated events and emergency situations regarding our CEO.
Board’s Oversight of Human Capital Management
Under its charter, the CMDC has responsibility for reviewing and advising management regarding Walmart’s human capital management strategies, and the CMDC and the Board oversee Walmart’s workforce strategy, which includes the strategic priorities of belonging, well-being, growth, and digital transformation. Management regularly presents to the CMDC and to the Board regarding workforce development, compensation, benefits, recruiting and retention, training and education, and culture at all levels of the company.
Our associates play a critical role in delivering on our purpose to help people save money and live better. We believe our people make the difference, and we are focused on creating a culture where all associates feel included and appreciated and their contributions are valued. We publish our workforce representation data and hold ourselves accountable for providing recurring updates to senior leadership, including our President and CEO, and members of the Board of Directors.
We believe the strength of our workforce is a significant contributor to our success, and have implemented a workforce strategy designed to promote upward mobility. Walmart is a place of opportunity, not only as a foundational entry point to develop critical skills that are relevant for a variety of careers, but also as a place where people can grow in their careers across our business. To help us attract, develop, and retain associates to thrive in an ever-changing environment, we have invested in associate development—including new roles and career paths, cross-training, on-the-job learning and coaching, and formal, classroom-style training such as Walmart Academy in the U.S. We also provide access to educational opportunities for our eligible associates through our Live Better U program, which provides a pathway to earn a high school diploma or a college degree at no cost, as well as multiple digital learning opportunities. Approximately 75% of our U.S. salaried store, club, and supply chain management associates started their careers in hourly positions.

34	www.walmart.com

Corporate Governance
Board Oversight of Legislative Affairs, Public Policy Engagement, and Charitable Giving
Under its charter, the NGC reviews and advises management regarding the company’s legislative affairs and public policy engagement strategy, as well as the company’s charitable giving strategy. Consistent with Walmart’s Government Relations Policy, management provides regular updates at least annually to the NGC concerning the company’s public policy strategy. In fiscal 2025, management discussed and provided updates to the NGC about a number of topics, including:
•Walmart’s government affairs and policy priorities;
•A review of 2024-2025 activities; and
•WALPAC contribution strategy and plans for 2024-2025.
Highlights from these discussions were shared with the full Board.
Walmart engages in public policy discussions to promote the interests of our stakeholders by focusing on issues that align with our shared value approach. We submit quarterly reports to Congress that outline our federal lobbying activities, including lobbying expenditures for each quarter and the specific legislative items and public policy issues that were the topics of communication. In each quarterly report, we identify the specific registered lobbyist who acted on behalf of the company.
Beyond these legally mandated reports, Walmart’s Government Relations Policy commits the company to reporting at least annually on our public policy priorities, strategies and activities, as well as transparency in its trade association memberships and lobbying activities. To that end, Walmart has:
1.Since 2013, included a discussion regarding our public policy priorities, advocacy strategy, and engagements in our ESG reporting;
2.Since 2015, provided state and federal lobbying information on our Investor Relations website;
3.Disclosed our philosophy on trade association memberships and our approach to dealing with trade association policy misalignments (see below); and
4.Published a list of trade associations to which Walmart contributes funds of $25,000 or more and committed to updating it at least annually.
Charitable giving by Walmart is overseen by a committee of Walmart executives, consisting of our president and CEO and a group of executives selected for their experience and expertise, and by the NGC which reviews and advises management regarding our charitable giving strategy. Walmart’s charitable giving includes the company’s donations to the Walmart Foundation—a separately incorporated 501(c)(3) private foundation, entirely funded by the company—and other cash and in-kind donations. In support of our commitment to transparency, Walmart discloses recipients of individual grants $25,000 and above that were applied for and administered by the Walmart.org team for the two most recently available fiscal years on https://walmart.org. The Walmart.org team is responsible for administering the combined philanthropic efforts of Walmart Inc. and the Walmart Foundation.

2025 Proxy Statement	35

Corporate Governance
Board Oversight of Shared Value Priorities
We seek to operate our business in a way that creates shared value. We believe we maximize long-term value and create a competitive advantage by delivering for our stakeholders, including our customers, associates, shareholders, suppliers, business partners, and communities. We believe that addressing their needs builds the value of our business, including by enhancing trust, creating new business opportunities, managing our cost and risk, building capabilities for future advantage, and strengthening the underlying systems on which we rely. We set our shared value priorities based on relevance to our business, importance to our stakeholders, and Walmart's ability to effect change with respect to those issues.
Board committees have oversight responsibility for matters relevant to our shared value strategies. In addition to the various committee responsibilities described in the preceding sections, the NGC is responsible for overseeing our social, community, and sustainability initiatives — including those related to climate change.
During fiscal 2025, management (including our Executive Vice President and Chief Sustainability Officer) discussed with the NGC external trends and regulatory activity related to our shared value initiatives; Walmart's ESG governance, including ESG disclosure controls and procedures, and Walmart's performance on key metrics. The Chair of the NGC provides a report of its discussions to the full Board.
Since 2007, we have published and periodically updated information on our shared value priorities, strategies, progress and challenges in the ESG reporting section of our corporate website. Walmart's ESG Disclosure Committee—a subcommittee of the company's management Disclosure Committee—reviews, and monitors the preparation of ESG reports and ESG information for public disclosure.
Board Oversight of Risks Associated with Information Systems, Information Security, Data Privacy, and Cybersecurity
Under its charter, the Audit Committee has responsibility for reviewing and discussing with management risks related to information systems, information security, data privacy, and cybersecurity. Walmart’s Chief Information Security Officer periodically meets in private session with the Audit Committee. The Audit Committee receives periodic updates from senior management, including the Chief Information Security Officer, the Chief Technology Officer, and other members of senior management, as applicable, regarding these risks and other matters as deemed appropriate. The Board's oversight of risks associated with cybersecurity is further discussed in Part I, Item 1C of the company's Annual Report on Form 10-K for fiscal 2025.
Walmart seeks to make trust a competitive advantage with respect to our use of technology and data, in line with our values of service, excellence, integrity, and respect for the individual. More information about our ethical use of data and responsible use of technology can be found on our corporate website at https://corporate.walmart.com/purpose/esgreport/governance/responsible-use-of-data-and-technology.

36	www.walmart.com

Corporate Governance
Shareholder Outreach and Engagement
We value regular engagement with and feedback from a wide variety of stakeholders, including customers, associates, suppliers, and communities. We also recognize the value of listening to the views of our shareholders and other stakeholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to help management and the Board understand and consider the issues of importance to our shareholders and enable the Board to address them appropriately.

Senior leaders and subject matter experts from the company meet regularly with representatives of many of our top institutional shareholders and periodically with leading proxy advisory firms to discuss Walmart’s strategy, governance practices, executive compensation, compliance programs, shared value initiatives, and related matters. Members of our Board, including our Lead Independent Director, participate from time to time in these meetings.
Management reports regularly to the CMDC and NGC about these meetings, including feedback on these diverse topics and perspectives shared by our shareholders.

We continued our shareholder engagement program during fiscal 2025, in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. Some of those engagement efforts included:

One-on-one discussions with individual shareholders	Engagements with sponsors of shareholder proposals	In-person meetings with institutional investors	Virtual meetings with institutional investors to discuss Board governance, executive compensation, and other topics
Feedback we receive from shareholders has helped inform the disclosures in this proxy statement. We also respond to individual shareholders who provide feedback about our business.
Active Ongoing Shareholder Engagement
Board members, senior leaders, and/or subject matter experts actively engage with our large shareholders on strategy, governance, compensation, shared value, and other topics. Since our 2024 Annual Shareholders' Meeting, we have engaged with:

32 institutional shareholders, including many of our largest investors, participated in our outreach program. These shareholders represent approximately:	1.6 billion Shares, or about	38% of our public float.

The CMDC and NGC receive regular reports on this engagement.

2025 Proxy Statement	37

Corporate Governance
We welcome feedback from all shareholders, who can contact our Global Investor Relations team by:

emailing IR@walmart.com	visiting http://stock.walmart.com	calling 1-479-273-4000

Communicating with the Board
The Board welcomes feedback from shareholders and other interested parties. There are a number of ways that you can contact the Board or individual members of the Board.

Via mail:	Via email:

Name of Director(s) or Board of Directors Office of the Corporate Secretary Walmart Inc. 1 Customer Drive Bentonville, Arkansas 72716-0215
•the entire Board at directors@wal-mart.com;
•the Independent Directors at IndependentDirectors@wal-mart.com;
•the Outside Directors at nonmanagementdirectors@wal-mart.com; or
•any individual director, at the full name of the director as listed in that director’s biography under the heading “Director Nominees for 2025” followed by “@wal-mart.com.” For example, our Chairman, Greg Penner, may be reached at gregorybpenner@wal-mart.com.

We receive a large volume of correspondence regarding a wide range of subjects each day, including correspondence relating to ordinary store operations and merchandise in our stores. As a result, our individual directors are often not able to respond to all communications directly. Therefore, the Board has established a process for managing communications to the Board and individual directors.
Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart management may assist the Board or individual director in gathering all relevant information and preparing a response. Communications related to day-to-day store operations, merchandise, and similar matters are typically directed to an appropriate member of management for a response. Walmart maintains records of communications directed to the Board and individual directors, and these records are available to our directors at any time upon request.
Shareholders wishing to recommend director candidates for consideration should do so in writing to the address above. The recommendation should include the candidate’s name and address, a resume or curriculum vitae that demonstrates the candidate’s experience, skills, and qualifications, and other relevant information for the Board’s consideration. All director candidates recommended by shareholders will be evaluated by the NGC on the same basis as any other director candidates.

38	www.walmart.com

Corporate Governance
Board Processes and Practices
How We Determine Director Independence
Our Board is committed to ensuring its membership consists of the right mix of skill sets in light of Walmart’s strategy, the Board’s tenure policies, and the Board’s desire to maintain at all times a majority of directors who are independent in accordance with the NYSE Listed Company Rules. Historically, up to three members of the Walton family have served on our Board, and the NGC and the Board believe this is appropriate in light of the Walton family’s significant and long-term Share ownership. There are currently two Walton family members serving on the Board. Our CEO also serves on the Board.
In making independence determinations, the Board complies with all NYSE criteria and, with respect to Board committee membership, all applicable SEC criteria, and considers all other relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent:
•the director must not have a disqualifying relationship, as described in the NYSE Listed Company Rules; and
•the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with our company.
The Board has adopted materiality guidelines that it considers and uses to aid in the director independence determination process. While not determinative of independence, these guidelines identify the following categories of relationships that the Board has determined will generally not affect a director’s independence.

Materiality Guideline Description
Ordinary Retail Transactions
The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Walmart in retail transactions on terms generally available to Walmart associates during Walmart’s last fiscal year.

Immaterial Ownership	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 10% or less of an entity that has a business relationship with Walmart.
Immaterial Transactions
The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 10% of an entity that has a business relationship with Walmart, so long as the amount paid to or received from Walmart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.
The director or a member of the director’s immediate family is or has been during the entity’s last fiscal year an executive officer or employee of an entity that made payments to, or received payments from, Walmart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Immaterial Positions
The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee (but not an executive officer or employee) of an entity during the entity’s last fiscal year that has a business or charitable relationship with Walmart and that made payments to, or received payments from, Walmart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, 5% of the entity’s consolidated gross revenues for that entity’s last fiscal year.
Walmart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year.

Immaterial Benefits	The director or one or more members of the director’s immediate family received from Walmart, during Walmart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

2025 Proxy Statement	39

Corporate Governance
In April 2025, the Board and the NGC conducted their annual review of directors’ relationships that may be relevant to independence, based on the directors’ responses to questionnaires soliciting information regarding their (and their immediate family members’) direct and indirect relationships with the company and on due diligence performed by management regarding any transactions, relationships, or arrangements between the company and the directors, their immediate family members, or affiliated entities.
As a result of this review, the Board has affirmatively determined the following directors are Independent Directors under the general independence definition in the NYSE Listed Company Rules: Cesar Conde, Tim Flynn, Sarah Friar, Carla Harris, Tom Horton, Marissa Mayer, Bob Moritz, Brian Niccol, and Randall Stephenson. In addition, the Board determined that the currently serving members of the Audit Committee and the CMDC meet the heightened independence standards for membership on those Board committees under the applicable NYSE Listed Company Rules, the Exchange Act, and the SEC’s rules.
In making its determination as to the independence of our Independent Directors, the Board considered whether any relationship between a director and Walmart is a material relationship based on the materiality guidelines discussed above, the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate. In each case, the Board found all relationships between the company and each of our Independent Directors to be immaterial to the director’s independence. The types of relationships considered by the Board are noted below:

Relationship Type	Director
Immaterial Ownership:
The director or a member of the director's immediate family directly or indirectly owned 10% or less of, but was not a director, officer, or employee of, an entity that has a business relationship with Walmart
Mr. Conde
Ms. Mayer
Immaterial Transactions and Immaterial Ownership: The director or director nominee was an employee or officer and 10% or less equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Ms. Friar
Ms. Harris
Mr. Horton
Mr. Moritz
Mr. Niccol
Immaterial Transactions and Immaterial Ownership:
Immediate family members of the director were employees or officers and less than 10% equity owners of entities that have a business relationship with Walmart
Mr. Conde
Mr. Flynn
Ms. Friar
Mr. Horton
Ms. Mayer
Mr. Moritz
Mr. Stephenson
Immaterial Positions and Immaterial Ownership: The director was either a director or trustee of and less than 10% equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Mr. Flynn
Ms. Friar
Ms. Harris
Mr. Horton
Ms. Mayer
Mr. Moritz
Mr. Niccol
Mr. Stephenson
Immaterial Position: Walmart employed a member of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year	Ms. Harris
The aggregate amounts involved in each of the “immaterial transactions” described in the preceding table were either less than $1 million or, if greater than $1 million, less than 2% of the consolidated gross revenues for the entity’s last fiscal year, with the exception of a relationship involving Mr. Flynn. The aggregate amounts involved in each of the “immaterial positions”

40	www.walmart.com

Corporate Governance
described in the preceding table were less than $5 million or, if greater than $5 million, less than 5% of the consolidated gross revenues for the entity’s last fiscal year, with the exception of certain relationships involving Mr. Conde.
Mr. Flynn's immediate family member is a non-officer employee of an entity that made payments to Walmart during the entity's last fiscal year that accounted for more than 2% of the entity's consolidated gross revenues for its last fiscal year. The Board determined that this relationship was immaterial to Mr. Flynn's independence because, in his immediate family member's capacity as a non-officer employee of the entity: (i) Mr. Flynn's immediate family member is not and was not involved in any transactions with Walmart; and (ii) Mr. Flynn's immediate family member does not and has not received any material direct or indirect economic benefit from the relationship between Walmart and the entity. The payments by the entity to Walmart were in the ordinary course of business, and Walmart has had a relationship with this entity since a time prior to Mr. Flynn's immediate family member's employment with this entity.
Mr. Conde serves as a member of the board of directors of a Walmart supplier that received payments from Walmart during the entity’s last fiscal year that accounted for more than 5% of the entity’s consolidated gross revenues for its last fiscal year. The Board determined that this relationship was immaterial to Mr. Conde’s independence because, in his capacity as a member of the board of directors of the entity: (i) Mr. Conde is not and was not involved in any sales or marketing of products to Walmart; and (ii) he does not and has not received any material direct or indirect economic benefit from the relationship between Walmart and the entity. The payments by Walmart to the entity were for the purchase of products in the ordinary course of business, and Walmart has had a relationship with this entity since a time prior to Mr. Conde’s membership on the board of this entity.
The Board has not determined the independence of Greg Penner or Steuart Walton. Regardless of their independence under the NYSE Listed Company Rules, the Board believes they have demonstrated that their interests are aligned with the interests of our long-term shareholders through their decades of substantial equity ownership, active involvement with, and stewardship of Walmart, which has continued through multiple generations of Walton family members serving on the Board.
In addition, we have not and do not plan to rely on any of the exemptions from certain board independence requirements available to controlled companies under the NYSE Listed Company Rules, to the extent such exemptions are available. Our Board is committed to maintaining a majority independent Board and believes that this independence ensures robust oversight, independent viewpoints, and promotes the Board’s overall effectiveness.

The Board and the NGC concluded that each of the Independent Directors does not currently have, and has not had during any pertinent period, any direct or indirect relationship that: (i) constitutes a disqualifying relationship with Walmart under the NYSE Listed Company Rules; (ii) otherwise compromises the independence of such director; or (iii) otherwise constitutes a material relationship between Walmart and the director.

2025 Proxy Statement	41

Corporate Governance
Related Person Transaction Review Policy
The Board has adopted a written policy applicable to all Walmart Executive Officers; all directors and director nominees; all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has an employment or similar relationship with, or in which a Covered Person owns an equity or other economic interest (each, a “Covered Entity”), is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each, a “Covered Transaction”), subject to certain exceptions.
Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s Office of the Corporate Secretary any Covered Transactions of which he or she has knowledge before entering into any Covered Transaction. Walmart’s Office of the Corporate Secretary and Chief Audit Executive review each Covered Transaction and consult as necessary with the Global Chief Ethics and Compliance Officer, the Executive Vice President of Corporate Affairs, and other appropriate Walmart personnel. The Office of the Corporate Secretary, with the assistance of Walmart’s Chief Audit Executive, provides information to the Audit Committee for its consideration regarding the Covered Transaction, including: the view or opinion from the business unit desiring to enter into the transaction as to the benefits of the proposed transaction to the company; a point of view from the company’s corporate affairs department as to the reputational impact, if any, of the company entering into the transaction; the view and opinion from the global audit executive as to the fairness of the transaction to the company and its shareholders and whether the transaction was negotiated on an arm’s-length basis; and the view and opinion from the Office of the Corporate Secretary as to whether the Covered Person has otherwise complied with Walmart’s Code of Conduct as it applies to the transaction. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:
•the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and
•if the Covered Person is a director or Executive Officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Code of Conduct as it applies to the Covered Transaction.

42	www.walmart.com

Corporate Governance
Related Person Transaction Process
The following chart shows our process for identification and disclosure of related person transactions.

Related Person Transaction Determinations	Director Independence Determinations	Proxy Statement Disclosure

Walmart’s Office of the Corporate Secretary conducts an annual review and determination of related person transactions Related person transactions are presented for Audit Committee review and approval
The NGC and Board conduct an annual determination of director independence, considering the directors’ (and their immediate family members’) direct and indirect relationships with the company
Information sources:
•Director, director nominee, executive officer, and principal shareholder questionnaires
•Management due diligence reviews
Annual disclosures are published in our proxy statement as required by SEC rules (including required related person transaction disclosures)

Information sources: •Director, director nominee, executive officer, and principal shareholder questionnaires •Schedule 13D and 13G filings •Section 16 reporting •Management due diligence reviews

Fiscal 2025 Review of Related Person Transactions
Our company’s Office of the Corporate Secretary has developed and implemented processes and controls for identifying and obtaining information about proposed or existing transactions between the company and our directors, director nominees, Executive Officers, principal shareholders, or immediate family members of any such persons (collectively, the “related persons”), or entities in which one or more of these related persons has a specified relationship or ownership interest. The Office of the Corporate Secretary analyzes each identified transaction, with the exception of ordinary course retail transactions. Based upon the facts and circumstances of each transaction, the Office of the Corporate Secretary determines whether the related person has or will have a material direct or indirect interest in the transaction. Transactions in which Walmart is a participant, the amount involved exceeds $120,000, and the Office of the Corporate Secretary has determined that the related person has a direct or indirect material interest are referred to as “related person transactions.” Each related person transaction is presented to the Audit Committee for its review and approval. When reviewing a related person transaction, the Audit Committee considers the following factors:
•the nature of the related person’s interest in the transaction;
•the substantive terms of the transaction, including the type of transaction and the amount involved;
•analyses from the company’s Chief Audit Executive regarding the fairness of the transaction to the company and from the Office of the Corporate Secretary regarding whether the Covered Person has otherwise complied with the Code of Conduct; and
•any other factors the Audit Committee deems appropriate, including, but not limited to, points of view from the relevant business unit as to the benefits of engaging in the transaction and from the company’s corporate affairs department as to any potential reputational impacts of engaging in the transaction.

2025 Proxy Statement	43

Corporate Governance

We disclose in this proxy statement all related person transactions that are required to be disclosed under applicable SEC rules. Walmart believes the terms of the transactions described below are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions. The Audit Committee has approved each of the transactions disclosed below.

•Lori Haynie, the sister of Doug McMillon, a director of Walmart and an Executive Officer, is an executive officer of Mahco, Incorporated (“Mahco”). During fiscal 2025, Walmart paid Mahco and its subsidiaries approximately $39.2 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2026.
•Greg Bray, a vice president in Walmart’s Corporate Real Estate department, is the brother-in-law of Doug McMillon, a director of Walmart and an Executive Officer. For fiscal 2025, Walmart paid Mr. Bray a salary of approximately $327,150, a payment pursuant to the cash incentive plan of approximately $123,100, and other benefits totaling approximately $42,800 (including Walmart’s matching contributions to Mr. Bray’s 401(k) Plan account, Walmart’s matching contributions to Mr. Bray’s Deferred Compensation Matching Plan account, and health insurance premiums). In fiscal 2025, Mr. Bray also received a grant of 4,260 shares of restricted stock with a calculated value of approximately $243,750 at the date of grant and a grant of 8,520 performance-based restricted stock units with a calculated value of approximately $487,500 at the date of grant. Mr. Bray continues to be an Associate of the company, and in fiscal 2026, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2025.
•Nichole Bray, a management associate in Walmart's Information Security department, is the sister-in-law of Doug McMillon, a director of Walmart and an Executive Officer. For fiscal 2025, Walmart paid Ms. Bray a salary of approximately $245,750, a payment pursuant to the cash incentive plan of approximately $100,650, and other benefits totaling approximately $21,950 (including Walmart’s matching contributions to Ms. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2025, Ms. Bray also received a grant of 3,670 restricted stock units with a calculated value of approximately $210,000 at the date of grant. Ms. Bray continues to be an Associate of the company, and in fiscal 2026, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2025.
•Jason Turner, a management associate in Walmart U.S., is the brother-in-law of John Furner, an Executive Officer of Walmart. For fiscal 2025, Walmart paid Mr. Turner a salary of approximately $111,350, a payment pursuant to the cash incentive plan of approximately $26,600, and other benefits totaling approximately $7,300 (including Walmart’s matching contributions to Mr. Turner’s 401(k) Plan account and health insurance premiums). In fiscal 2025, Mr. Turner also received a grant of 505 restricted stock units with a calculated value of approximately $28,900 at the date of grant. Mr. Turner continues to be an Associate of the company, and, in fiscal 2026, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2025.
•Kevin Penner, a management associate in Walmart U.S., is the son of Greg Penner, a director of Walmart. For fiscal 2025, Walmart paid Mr. Kevin Penner a salary of approximately $155,450, a payment pursuant to the cash incentive plan of approximately $32,400, and other benefits totaling approximately $26,700 (including Walmart’s matching contributions to Mr. Kevin Penner’s 401(k) Plan account and health insurance premiums). In fiscal 2025, Mr. Kevin Penner also received a grant of 874 restricted stock units with a calculated value of approximately $50,000 at the date of grant. Mr. Penner continues to be an Associate of the company, and in fiscal 2026, he may receive compensation and other benefits from Walmart in amounts similar to or greater than those he received during fiscal 2025.
•As previously disclosed, on April 5, 2022, Walmart entered into an agreement with ABN Holdings, LLC ("ABN Holdings") for the sale of Walmart’s existing Home Office properties and nearby parcels of land for a total of approximately $60 million. Steuart Walton, a director of Walmart and Jim Walton’s son, and Thomas Walton, Mr. Steuart Walton’s brother and Mr. Jim Walton’s son, indirectly own 100% of the equity interests in ABN Holdings. Under the terms of the property sale agreement, the closing for certain parcels of land (the “Initial Properties”) occurred in fiscal 2023 (the “Fiscal 2023 Closing”) and the closing for the remaining parcels of land, including Walmart’s existing Home Office buildings (the “Remainder Properties”), is expected to occur in fiscal 2026 or later when the company moves into its new Home Office facilities (the “Deferred Closing”). The purchase price of approximately $9 million for the Initial Properties was determined based upon third-party appraisals. The appraised value for the Remainder Properties at the time of the signing of the property sale agreement was approximately $51 million. An escrow deposit of approximately $2.5 million was made in fiscal 2023 in respect of the Remainder Properties, and the final purchase price for the Remainder Properties will be the greater of: (i) the appraisal value for the Remainder Properties determined by third-party appraisals at the time of signing the property purchase agreement in fiscal 2023, increased by the Consumer Price Index from the effective date of the property purchase agreement through the date of the Deferred Closing; and (ii) the appraised value of the Remainder Properties determined by third-party appraisals at the date of the Deferred Closing. The sale of the Initial Properties at the Fiscal 2023 Closing resulted in a gain on the sale to Walmart on a net basis and Walmart expects the sale of the Remainder Properties at the Deferred Closing to result in a gain on the sale to Walmart on a net basis at the time of each respective closing. ABN Holdings made no payments to Walmart during fiscal 2025.

44	www.walmart.com

Corporate Governance
Other Transactions
In any given year, we may engage in certain transactions with entities in which members of the Walton family have ownership interests. These transactions are typically immaterial, ordinary-course transactions that management believes do not constitute related person transactions. Although Audit Committee approval of certain of these transactions may not be required under the Transaction Review Policy, the Audit Committee may elect to review such transactions from a governance perspective.
In fiscal 2025, Walmart received payments from or relating to entities in which members of the Walton family have ownership interests totaling approximately $3,068,800 for fees from third-party utility providers for energy savings services, the sale of jet fuel at one of Walmart’s wholly owned subsidiaries, hangar rent, and rent for supercenter banking facilities and other buildings. In fiscal 2025, Walmart paid entities in which members of the Walton family have ownership interests a total of approximately $19,354,500 for fees from third-party utility providers for energy savings services, hotel, lodging, meals, and related services, and ordinary course product purchases of goods for resale. We do not believe that either Walmart or the members of the Walton family have a direct or indirect material interest in any of these transactions between Walmart and the entities in which the Walton family members have ownership interests.
Walmart believes the terms of the transactions described above are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions.

Governance Materials Available on our Website
Our Board and Board committee governance documents, including the Board committee charters, the Corporate Governance Guidelines, and other key corporate governance documents are available to our shareholders on our corporate website at https://stock.walmart.com/governance/governance-documents/default.aspx.
You may also access and review the following additional corporate governance documents on our corporate website:
   Restated Certificate of Incorporation and amendments thereto;
   Amended and Restated Bylaws;
   Corporate Governance Guidelines;
   Reporting Protocols for Senior Financial Officers;
   Code of Conduct (available at www.walmartethics.com);
   Procedures for Complaints Related to Accounting or Auditing Matters;
   Investment Community Communications Policy;
   Global Anti-Corruption Policy;
   Government Relations Policy; and
   Privacy Policy.
These materials are also available in print at no charge to any shareholder who requests a copy by writing to: Walmart Inc., Global Investor Relations Department, 1 Customer Drive, Bentonville, Arkansas 72716-0100.
A description of any substantive amendment or waiver of Walmart’s Code of Conduct or Walmart’s Reporting Protocols for Senior Financial Officers granted to Executive Officers or directors will be disclosed on our corporate website within four business days following the date of the amendment or waiver (https://stock.walmart.com/governance/governance-documents/default.aspx) and will remain posted for a period of at least 12 months. There were no waivers of Walmart’s Code of Conduct or Walmart’s Reporting Protocols for Senior Financial Officers granted to Executive Officers or directors during fiscal 2025.

2025 Proxy Statement	45

Corporate Governance
Director Compensation
Walmart’s compensation program for Outside Directors is intended to:
•provide fair compensation commensurate with the work required to serve on the Board of a company with Walmart’s size, scope, and complexity;
•align directors’ interests with the interests of Walmart shareholders; and
•be easy to understand and communicate, both to our directors and to our shareholders.

Annual Benchmarking
Each June, the CMDC and Board undertake a comprehensive review of Outside Director compensation, including a comparison to director compensation at Walmart’s peer group companies. As a result of the review that was conducted last year, the CMDC and Board determined that our base director compensation and the additional fees for Board leadership positions described below were generally competitive and near the median of our peer group. Therefore, the CMDC and Board did not make any changes to our base compensation for Outside Directors or to the additional fees for Board Leadership positions.

Components of Director Compensation
Our Outside Director compensation program consists of the following primary components:

Who is Eligible	Component	Annual Amount ($)	Form of Payment
Base Compensation – All Outside Directors	Annual Stock Grant	200,000	Shares
	Annual Retainer	100,000	Cash
Additional Fees – Some Outside Directors	Non-Executive Chairman Retainer	225,000	50% Shares / 50% Cash
	Lead Independent Director Retainer	50,000	Cash
	Audit Chair Retainer	30,000	Cash
	CMDC, NGC, SPFC, and TeCC Chair Retainers	20,000	Cash
In addition, each Outside Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid an additional $4,000 meeting attendance fee.
Form and Timing of Payment
Stock grants to Outside Directors are made annually following election to the Board at our annual shareholders’ meeting. For fiscal 2025, the annual stock grant was approved by the Board on June 6, 2024 for those Outside Directors who were re-elected to the Board at our 2024 Annual Shareholders' Meeting. If an Outside Director is appointed to the Board during a term, he or she will receive a prorated portion of the annual stock grant. Each Outside Director may elect to defer the receipt of this stock grant in the form of stock units that are settled in Shares following the end of the director’s Board service. The other components of Outside Director compensation listed above are paid quarterly in arrears. Each Outside Director can elect to receive these other components in the form of cash, Shares (with the number of Shares determined based on the closing price of Shares on the NYSE on the payment date), deferred in stock units, or deferred into an interest-credited cash account.
Director Stock Ownership Guidelines
Each Outside Director is required to own, within five years of his or her initial election to the Board, Shares or deferred stock units with a value equal to five times the annual retainer portion of the Outside Director compensation established by the Board in the year the director was initially elected. All Outside Directors who have reached the five-year compliance date own sufficient Shares or deferred stock units to satisfy this requirement.

46	www.walmart.com

Corporate Governance
Director Compensation for Fiscal 2025

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (h)
Cesar Conde	100,000	199,973	—	299,973
Tim Flynn	130,000	199,973	1,311	331,284
Sarah Friar	120,000	199,973	—	319,973
Carla Harris	120,000	199,973	—	319,973
Tom Horton	170,000	199,973	230	370,203
Marissa Mayer	100,000	199,973	—	299,973
Bob Moritz	37,778	161,069	—	198,847
Brian Niccol	75,000	199,973	—	274,973
Greg Penner	212,500	312,516	—	525,016
Randall Stephenson	120,000	199,973	—	319,973
Rob Walton	25,000	—	—	25,000
Steuart Walton	120,000	199,973	—	319,973
Explanation of information in the columns of the table:
Name (column (a))
Doug McMillon is omitted from this table because he received compensation only in his capacity as an associate of our company during fiscal 2025 and did not receive any additional compensation for his duties as a director.
Fees Earned or Paid in Cash (column (b))
Certain Outside Directors elected to either receive Shares in lieu of some or all of these amounts or defer these amounts in the form of deferred stock units, as shown below. These amounts were converted into Shares or deferred stock units quarterly using the closing price of a Share on the NYSE as of the respective payment dates, rounded to the nearest whole Share. For Mr. Stephenson, the amount in this column also includes $20,000 in fees for serving on a special litigation committee.

Director	Amount ($)	Number of Shares Received in Lieu of Cash	Number of Deferred Stock Units in Lieu of Cash
Tim Flynn	130,000	—	1,782
Sarah Friar	120,000	—	1,646
Carla Harris	60,000	823	—
Marissa Mayer	100,000	—	1,371
Bob Moritz	37,778	435	—
Brian Niccol	75,000	—	956
Greg Penner	212,500	—	2,914
Randall Stephenson	120,000	—	1,646
Steuart Walton	120,000	—	1,646
Stock Awards (column (c))
In accordance with SEC rules, the amounts in this column are the aggregate grant date fair value of stock awards granted during fiscal 2025, computed in accordance with GAAP stock-based accounting rules (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). Other than Mr. Penner, each Outside Director that was elected to the Board at the 2024 Annual Shareholders’ Meeting received a stock award of 2,978 Shares ($200,000 divided by $67.15, the closing price of a Share on the NYSE on the grant date of June 6, 2024, and rounded to the nearest whole Share). Mr. Penner received a stock award of 4,654 Shares ($312,500 divided by $67.15 and rounded to the nearest whole Share). In addition, upon his appointment to the Board effective August 15, 2024, Mr. Moritz received a prorated portion of the annual stock grant for the term ending at the 2025 Annual Shareholders' Meeting, consisting of 2,201 Shares (a prorated value of $161,096 divided by $73.18, the closing price of a Share on the grant date, and rounded to the nearest whole Share). Mr. Flynn, Ms. Friar, Ms. Mayer, Mr. Niccol, Mr. Penner, and Mr. Steuart Walton elected to defer these Shares in the form of deferred stock units. Mr. Rob Walton retired from the Board as of the 2024 Annual Shareholders' Meeting and therefore did not receive a stock grant in fiscal 2025. None of our Outside Directors held any outstanding stock options or unvested restricted stock awards as of January 31, 2025.

2025 Proxy Statement	47

Corporate Governance
Option Awards and Non-Equity Incentive Plan Compensation (columns (d) and (e))
We do not issue stock options to our Outside Directors and do not provide our Outside Directors with any non-equity incentive plan compensation. Therefore, we have omitted these columns from the table.
Change in Pension Value and Non-Qualified Deferred Compensation Earnings (column (f))
While directors are permitted to defer cash retainers into an interest-credited account, none of our current directors have elected to do so and do not have any balances in any such account. Therefore, we have omitted this column from the table.
All Other Compensation (column (g))
The amounts in this column include tax gross-up payments related to imputed income attributable to spousal and family travel, meal, and related expenses in connection with Board meetings. The cost of the underlying travel and meals is omitted from this column because the total cost of such benefits, if any, was less than $10,000 for each director.

48	www.walmart.com

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT ACCOUNTANTS

What am I voting on?
Although shareholder ratification is not required, we are asking shareholders to ratify the appointment of Ernst & Young LLP (“EY”) as the company’s independent registered public accounting firm (the "independent accountants") for fiscal 2026 at the 2025 Annual Shareholders’ Meeting because the Board believes it is a good corporate governance practice. The Audit Committee will take shareholders’ opinions regarding EY’s appointment into consideration in future deliberations. If EY’s appointment is not ratified at the 2025 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms. Even if EY’s appointment is ratified, the Audit Committee may terminate EY’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL 2026.

Engagement of Independent Accountants
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed EY as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2026. EY (including its predecessors) has served as Walmart’s independent accountants since 1969, prior to the company’s initial offering of securities to the public. EY served as the company’s independent accountants for fiscal 2025 and reported on the company’s consolidated financial statements for that fiscal year.
The Audit Committee annually reviews EY’s independence and performance in determining whether to retain EY or engage another independent registered public accounting firm as our company’s independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•The quality and efficiency of the current and historical services provided to our company by EY, including the results of an annual internal survey of key global financial management;
•EY’s capability and expertise in handling the breadth and complexity of our company’s global operations;
•The quality and candor of EY’s communications with the Audit Committee;
•External data on EY’s audit quality and performance, including recent PCAOB reports on EY;
•EY’s independence from our company;
•The appropriateness of EY’s fees; and
•EY’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.

2025 Proxy Statement	49

Proposal No. 2 Ratification of Independent Accountants

Benefits of Long Tenure	Independence Controls
Higher audit quality – Through more than 50 years of experience with our company, EY has gained institutional knowledge of and deep expertise regarding Walmart’s global operations and businesses, accounting policies and practices, and internal control over financial reporting.

Audit Committee oversight – The Audit Committee’s oversight includes regular private sessions with EY, discussions with EY regarding the scope of its audit, an annual evaluation when determining whether to engage EY, and direct involvement by the Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position.

Avoids costs associated with a new independent accountant – Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.
Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services to be performed by EY in accordance with its pre-approval policy.
Efficient fee structure – Despite an increase in fiscal 2025 audit fees driven by Walmart's modernization of financial systems and functions, additional audit procedures related to global business lines, and an overall cost of service increase, among other things, EY’s aggregate fees are competitive with peer companies because of EY’s familiarity with our company.

Internal EY independence processes – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on our company’s account, and rotates engagement partners consistent with independence requirements.

Regulatory framework – Because EY is an independent registered public accounting firm, it is subject to PCAOB inspections and PCAOB and SEC oversight.
Based on this evaluation, the Audit Committee believes that EY is independent and well-qualified to serve as our company’s independent accountants. Further, the Audit Committee and the Board believe it is in the best interests of Walmart and our company’s shareholders to retain EY as our company’s independent accountants for fiscal 2026.
Representatives of EY will be present during the 2025 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Audit Committee Pre-Approval Policy
To maintain the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating on, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed for our company by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).
The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services from being performed by our company’s independent accountants in accordance with applicable securities laws. The Pre-Approval Policy also provides that Walmart’s Corporate Controller will periodically update the Audit Committee as to services provided by the independent accountants.
Under the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project would cause the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

50	www.walmart.com

Proposal No. 2 Ratification of Independent Accountants
At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting. The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees, and all other fees paid to the company’s independent accountants in fiscal 2025.
Independent Accountant Fees
EY’s fees for fiscal 2025 and fiscal 2024 were as follows:

	Fiscal 2025 ($)	Fiscal 2024 ($)
Audit Fees	36,306,000	30,773,000
Audit-Related Fees	1,586,000	1,328,000
Tax Fees	—	6,000
All Other Fees	24,000	25,000
TOTAL FEES	37,916,000	32,132,000
A description of the types of services provided in each category is as follows:
Audit Fees – Includes the audit of the company’s annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s annual report on Form 10-K, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC or other documents issued in connection with securities offerings. The increase in audit fees was primarily driven by Walmart's financial systems and functions modernization, additional audit procedures related to global business lines, and an overall increase in the cost of services.
Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.
Tax Fees – Includes tax compliance at domestic and international locations, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.
All Other Fees – Includes fees for permissible advisory services that are not contained in the above categories and consists of subscription fees to access accounting and financial reporting content.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

2025 Proxy Statement	51

Proposal No. 2 Ratification of Independent Accountants
Audit Committee Report
Audit committee independence and financial expert determination
The Audit Committee currently consists of five Independent Directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy criteria for Audit Committee members under the SEC and NYSE Listed Company Rules. The current members of the Audit Committee are Tim Flynn, the Chair of the Audit Committee; Cesar Conde; Sarah Friar; Tom Horton; and Bob Moritz. The Board has designated each of Mr. Flynn, Ms. Friar, Mr. Horton, and Mr. Moritz as an “audit committee financial expert” as defined under the SEC rules. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described under “Director Nominees for 2025” beginning on page 12 and under “Board Committees” on page 28.
Fiscal 2025 audit committee meetings
The Audit Committee held seven meetings in fiscal 2025. During the fiscal year, the Audit Committee had separate private sessions with our company’s CEO, CFO, Chief Legal Officer, Chief Audit Executive, Global Chief Ethics and Compliance Officer, Chief Accounting Officer, Chief Information Security Officer, EY, and others. In these sessions, candid discussions took place regarding our company’s financial, accounting, auditing, internal control over financial reporting, Exchange Act reporting, enterprise risk management, information systems, information security, cybersecurity, legal, ethics, and compliance matters. Throughout the year, the Audit Committee had full access to management, EY, and internal auditors.
The Audit Committee’s meeting agendas are established by the Chair of the Audit Committee in consultation with the Chairman of the Board, the Lead Independent Director, the Chief Audit Executive, the company’s Corporate Secretary, and other members of senior management.
Responsibilities and fiscal 2025 committee actions
The Audit Committee operates under a written charter, which may be found in the “Corporate Governance” section of Walmart’s website located at https://stock.walmart.com/governance/governance-documents/default.aspx. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis and, when appropriate, recommends charter changes to the Board.
The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Walmart's financial statements.
During or shortly after fiscal 2025, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Specifically, the Audit Committee did, among other things, the following:
•reviewed and discussed with Walmart’s management and EY Walmart’s audited consolidated financial statements for fiscal 2025;
•reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;
•discussed with EY the matters required to be discussed by applicable requirements of the PCAOB and the SEC, including matters related to the planning and results of the audit of Walmart’s consolidated financial statements;
•received the written disclosures and the letter from EY required by applicable requirements of the PCAOB relating to EY’s communications with the Audit Committee concerning EY’s independence from Walmart, and discussed with EY its independence from Walmart;
•reviewed and discussed with management and EY Walmart’s earnings releases and the financial statements in the quarterly reports on Form 10-Q, prior to filing with the SEC;
•monitored, reviewed, and approved, in accordance with the Pre-Approval Policy adopted by the Audit Committee, all audit, audit-related, and non-audit services performed for Walmart by EY, and considered whether EY’s provision of non-audit services was compatible with EY’s independence from Walmart. For more information about the Audit Committee’s Pre-Approval Policy, please see “Audit Committee Pre-Approval Policy” on page 50;

52	www.walmart.com

Proposal No. 2 Ratification of Independent Accountants
•evaluated the performance of EY and supported EY's transition to a new lead engagement partner for the company's fiscal 2025 audit, in conjunction with the mandated rotation for such positions. For more information about the Audit Committee’s evaluation, appointment, and compensation of EY, please see “Proposal No. 2, Ratification of Independent Accountants” on page 49;
•monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed reports from management and the internal auditors of our company regarding the design, operation, and effectiveness of internal control over financial reporting, and reviewed an attestation report from EY regarding the effectiveness of internal control over financial reporting as of January 31, 2025;
•reviewed and discussed with management and EY changes in accounting principles that may affect the company, the company’s significant accounting policies and any critical audit matters, and the appropriateness of the disclosures of non-GAAP measures that the company publicly made during or with respect to fiscal 2025, including in the company’s earnings releases;
•reviewed the fiscal 2025 internal audit plan and activities;
•reviewed the company’s "related person transactions" and approved these transactions in accordance with the Transaction Review Policy, which is discussed under “Related Person Transaction Review Policy,” on page 42;
•reviewed the company’s enterprise risk management process with members of senior management;
•received updates on and discussed with members of senior management significant risks for which the Audit Committee has oversight responsibility, including legal and significant litigation matters, regulatory, compliance, ethics, information systems, information security, data privacy, cybersecurity, tax, and certain investigations. Additional information about the Audit Committee's role in risk oversight may be found under "The Board's Role in Risk Oversight" on page 33;
•reviewed with the company's Chief Legal Officer legal matters that may have a material impact on the financial statements or the company's ethics and compliance policies and met with the company's management and legal counsel regarding certain investigations; and
•received regular reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Code of Conduct.
Based on the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Walmart's Annual Report on Form 10-K for fiscal 2025 for filing with the SEC.
The Audit Committee submits this report:
Tim Flynn, Chair
Cesar Conde
Sarah Friar
Tom Horton
Bob Moritz

2025 Proxy Statement	53

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on?
We are asking our shareholders to approve, on a non-binding, advisory basis, under Section 14A of the Exchange Act, the compensation of our NEOs as disclosed in this proxy statement. We have held a similar shareholder vote every year since 2011 and expect to hold a similar vote at future annual shareholders’ meetings.
As described in the CD&A, our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CMDC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value.
Our compensation program is also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance measure, company segment, or area of responsibility to the detriment of our company as a whole.
In the CD&A, we discuss why we believe the compensation of our NEOs was appropriately aligned with our company’s performance during fiscal 2025. The CD&A also describes feedback we received regarding our executive compensation program during our shareholder outreach efforts and is intended to provide additional clarity and transparency regarding the rationale for and philosophy behind our executive compensation program and practices. We urge you to read carefully the CD&A, the compensation tables, and the related narrative discussion in this proxy statement when deciding how to vote on this proposal.
The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board, or the CMDC. However, the Board and CMDC value our shareholders’ opinions, and the CMDC will consider the results of the vote on this proposal when making future decisions regarding executive compensation and when establishing our NEOs’ compensation opportunities.
In view of the foregoing, shareholders will vote on the following resolution at the 2025 Annual Shareholders’ Meeting:
RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s proxy statement for the 2025 Annual Shareholders’ Meeting in accordance with the SEC’s executive compensation disclosure rules.

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

54	www.walmart.com

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe our executive compensation philosophy and program that support our strategic objectives and serve the long-term interests of our shareholders. We also discuss how our CEO, CFO, and other Named Executive Officers (our NEOs) were compensated in fiscal 2025 and describe how their compensation fits within our executive compensation philosophy. For fiscal 2025, our NEOs were:

Doug McMillon President and Chief Executive Officer	John Furner Executive Vice President, President and CEO, Walmart U.S.
John David Rainey Executive Vice President and Chief Financial Officer	Kath McLay Executive Vice President, President and CEO, Walmart International
Suresh Kumar Executive Vice President, Global Chief Technology Officer and Chief Development Officer	Chris Nicholas Executive Vice President, President and CEO, Sam’s Club U.S.
Disclosure regarding Mr. Nicholas’ fiscal 2025 compensation is not required under SEC rules. Nevertheless, we have voluntarily included his compensation information in this proxy statement on the same basis as our other NEOs. We included this disclosure because we believe it is helpful to provide shareholders with information about how our compensation plans are designed to incentivize and support each of our operating segments.
Table of Contents
This CD&A is organized as follows:

1	Fiscal 2025 compensation and performance overview Provides an overview of our fiscal 2025 performance, our compensation program, and how our program is aligned with our performance.	56

2	NEO compensation components and pay mix Describes the primary components of our NEO compensation packages and how our NEO compensation is heavily weighted towards performance-based components that we believe are aligned with the interests of our long-term shareholders.	59

3	Executive compensation governance and process Explains who sets executive compensation at Walmart, the process for setting executive compensation, and how strategic considerations, peer benchmarking, shareholder feedback, and other factors are considered when making compensation decisions.	60

4	Fiscal 2025 performance metrics Describes the performance metrics used in our incentive programs and why the CMDC selected these metrics.	65

5	Fiscal 2025 performance goals and performance Describes the specific goals used in our incentive programs for fiscal 2025, how we performed compared to those goals, and how that performance impacted our incentive plan payouts.	68

6	Fiscal 2025 NEO pay and performance summaries Describes how our NEOs performed during fiscal 2025 and how that performance impacted each NEO’s compensation.	74

7	Other compensation programs and policies Describes the limited perquisites available to our NEOs, as well as our practices regarding employment contracts, clawbacks, stock ownership guidelines, insider trading policy, tax considerations, and other matters.	80

2025 Proxy Statement	55

Executive Compensation

1	Fiscal 2025 Compensation and Performance Overview

We have designed our executive compensation program—metrics, goals, structure, pay mix, etc.—to be aligned with our strategy while also being highly motivational for our leadership team. Here are some specifics:
Our pay for performance philosophy and framework
Our executive compensation programs are intended to motivate and retain key executives, with the goal of generating strong operating results aligned with our long-term strategy. We have developed our compensation programs to support our enterprise strategy and to align our leadership team with our culture, strategy, and organizational structure.
Our executive compensation program is built upon our global compensation framework:

 Pay for performance by tying a majority of executive compensation to pre-established, quantifiable performance goals.
 Use performance metrics that are understandable, that are tied to key performance indicators, and that our executives have the ability to impact.
 Provide competitive pay to attract and retain highly qualified talent at all levels.

 Align management interests with the long-term interests of our shareholders by providing long-term incentives in the form of equity, combined with robust stock ownership guidelines for executives.
 Establish performance goals that are aligned with our long-term strategy and financial and operating plans.
 Encourage leadership accountability by tying a higher percentage of compensation to performance at higher levels.

56	www.walmart.com

Executive Compensation
Alignment of pay and performance
We believe that our continuing strategic investments in our people, our stores, lower prices, eCommerce, technology, supply chain automation, and in scaling our newer, complimentary businesses are deepening our relationship with our customers and resulting in a better customer experience. In addition, we believe our focus on improving career paths for our Associates through the elimination of degree requirements for most roles, robust training, competitive wages and benefits, and opportunities for advancement has made Walmart an employer of opportunity where people, regardless of where they start, can gain the skills and experiences they need to advance in their careers. We again delivered strong financial results in fiscal 2025, which allows us to continue to fund the investments necessary to continue to transform our business, drive sustainable long-term growth, and deliver on our long-term financial plan.

Performance Metric	Rationale	Fiscal 2025 Highlights

Sales
Key indicator of omnichannel retail performance encompassing both physical and digital channels, is highly correlated to comparable sales growth, and is aligned with our growth strategy. Given the importance of sales growth to our strategy, we include sales as a component of both our annual cash incentive plan and our long-term performance equity program.
Increased 5.5% on a constant currency basis, exceeding initial guidance of 3% to 4%; strong growth in newer businesses such as advertising and marketplace.

Operating Income
Also a key retail performance indicator, and including operating income as a performance metric promotes discipline as Walmart continues to grow. Operating income is included as a metric in our annual cash incentive plan to appropriately balance incentives for growth and returns.
Adjusted operating income increased 9.7% on a constant currency basis, exceeding initial guidance of 4.0% to 6.0% and growing faster than sales.

ROI
Measures how effectively we are deploying our assets as we continue to make significant strategic investments across the business. We include ROI as a metric in our long-term performance equity program to promote balance between long-term strategic initiatives and our near-term financial performance and to hold our leaders accountable for these investments.
15.5%, an increase of 50bps over fiscal 2024; level last achieved in 2016.
Alignment of pay with our long-term strategy
Our long-term performance equity program combines a one-year performance period with an additional two-year service-based vesting period. We undertake a rigorous long-term planning process overseen by the Board that is refreshed annually in light of changing economic conditions, our significant strategic investments, and our rapid and ongoing omnichannel transformation. The results of this long-term planning process then inform our annual operating plan, which is intended to be challenging and balance growth and returns that enable our continued significant strategic investments. Because NEO pay is heavily weighted toward performance equity with a three-year vesting period, the compensation realized by our NEOs is significantly impacted by achievement of our financial goals and our long-term stock price performance. Annual goals are set to take into account and align with our five-year long-range plan, which is refreshed annually. We believe this approach effectively balances long-term focus with clear, understandable, and challenging annual goals aligned to our long-term strategy.

2025 Proxy Statement	57

Executive Compensation
Incentive Plans Informed by Strategic and Financial Planning Process

Long-Range Planning April - September	Annual Operating Plan September - January	Incentive Plans September - March
•Assess competitive landscape and macro trends •Refine enterprise strategy and segment-specific initiatives	•Develop annual operating plan in light of long-range planning and strategic initiatives •Review strategy and planned capital expenditures	•Review choice of incentive metrics to ensure that they support enterprise strategy •Establish performance goals aligned with annual operating plan and guidance
Pay mix emphasizes performance
As shown in the charts below, a substantial majority of our NEOs’ fiscal 2025 target total direct compensation, or TDC, was performance-based.
Executive compensation best practices

Performance-Based Framework	Pay and Performance Alignment	Equity Ownership Best Practices	Shareholder Accountability
•72%-82% of each NEO's TDC is performance-based and a majority is in the form of equity
•No employment contracts with our NEOs
•No change-in-control benefits
•No pension or similar retirement plans
•No excessive perquisites

•Direct link between pay and performance as fiscal 2025 incentive payments are aligned with our performance
•Annual CEO pay for performance analysis
•Significant majority of target TDC in the form of equity, which aligns the interests of our executives with those of our shareholders

•Robust stock ownership guidelines
•No hedging or short sales of Walmart stock permitted
•No unapproved pledging of Walmart stock as collateral
•No recycling of Shares used for taxes or option exercises
•No dividends or equivalents paid on unvested performance equity
•No single-trigger equity acceleration upon change in control

•Conduct extensive shareholder outreach on executive compensation
•Hold annual shareholder say-on-pay vote
•Mitigate risk by using a variety of financial performance measures that balance growth and returns
•Robust recoupment and forfeiture policies

58	www.walmart.com

Executive Compensation

2	NEO Compensation Components and Pay Mix

What are the primary components of fiscal 2025 NEO compensation?
Our executives’ TDC is heavily weighted towards performance and appropriately balances executive focus on our short- and longer-term priorities with annual and long-term rewards.
There are three components of our executives’ fiscal 2025 TDC: base salary, annual cash incentive, and long-term equity.

Component	Description/Objective	Performance Rewarded	Form and Timing of Payout

Base Salary	Fixed base of cash compensation commensurate with job responsibilities and experience	Subject to annual adjustment based on individual performance	Paid in cash bi-weekly

Annual Cash Incentive
Variable pay intended to incentivize performance against key operational metrics aligned with our strategy
Goals are set at the beginning of the fiscal year and aligned with annual operating plan and guidance
		•Sales •Operating Income	Paid in cash after the end of the fiscal year

Long-Term Equity PERFORMANCE EQUITY	Variable pay intended to incentivize performance against metrics aligned with our long-term strategic goals	•ROI •Sales •Stock performance	Paid in Shares; one-year performance period with an additional two-year vesting period

RESTRICTED STOCK	Intended to align executives’ long-term interests with our shareholders’ interests and promote retention	Value realized depends on long-term stock performance	Paid in Shares vesting annually over a three-year period

2025 Proxy Statement	59

Executive Compensation

3	Executive Compensation Governance and Process

Who sets executive compensation at Walmart?
The CMDC, which consists entirely of Independent Directors, is responsible for establishing and approving executive compensation for all Executive Officers, including the CEO and other NEOs, and for overseeing our executive compensation program (see page 29 for more information about the CMDC).

Board of Directors	CMDC	Management
•Oversees strategy and long-range plan; approves annual operating plan and capital expenditures •Receives reports from the CMDC on CEO compensation matters
•Reviews and approves compensation of CEO and other Executive Officers
•Approves incentive metrics and goals aligned with long-range plan and annual operating plan
•Oversees Walmart’s compensation and benefits programs
•Oversees management development and succession planning
•Engages independent compensation consultant
•Oversees compliance with stock ownership guidelines and clawback policy

•CEO recommends to the CMDC on non-CEO Executive Officer compensation
•Members of the Global People team attend CMDC meetings and provide information and recommendations on compensation design
•No member of management participates in discussions regarding his or her compensation

Role of the CMDC’s independent compensation consultant
The CMDC has retained an independent compensation consultant since 2007. In fiscal 2024, after an extensive search process, the CMDC engaged Farient Advisors LLC (“Farient”) as its independent executive compensation consultant. Under the terms of its engagement, Farient reports directly and exclusively to the CMDC. The CMDC has sole authority to retain, terminate, and approve the fees of Farient, and Farient may not be engaged to provide any other services to Walmart without the approval of the CMDC. Other than its engagement by the CMDC, Farient does not perform and has never performed any other services for Walmart. The CMDC’s independent consultant attends and participates in CMDC meetings at which executive compensation matters are considered, and performs various analyses for the CMDC, which may include:
•peer group benchmarking;
•analyses regarding the alignment of pay and performance;
•analyses of the correlation between incentive plan performance measures and total shareholder return; and
•assessments of the difficulty of attaining performance goals.
The CMDC annually reviews the independence of its independent compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Farient is independent from Walmart and has no conflicts of interest relating to its engagement by the CMDC.

60	www.walmart.com

Executive Compensation
What is the compensation setting process?

	Data Source/Responsibility	Purpose	How it’s Used

Review of Annual and Long-term Business Plans	•Board •SPFC •CMDC •Management	Establish incentive metrics aligned with annual operating plan and long-term objectives	To review the choice of incentive metrics and ensure they support our long-term strategic plan and drive results tied to shareholder value

Pay for Performance Alignment	•Independent compensation consultant •Publicly available compensation information	Evaluate pay-for-performance alignment of CEO compensation with performance relative to peers	To assess the reasonableness of CEO pay, the CMDC’s independent consultant conducts analyses regarding the alignment of CEO pay and performance

Peer Group Benchmarking	•Independent compensation consultant (for CEO) •Publicly available compensation information for peer group	Setting pay and establishing target TDC opportunity
Benchmarking data is used as a general guide to setting appropriately competitive compensation consistent with our emphasis on performance-based compensation
To ensure our NEOs’ target TDC are set at competitive levels relative to our peer group

Individual Performance Assessments	•Board •CMDC •CEO (for other NEOs) •Global People Division	Evaluate individual performance for purposes of pay decisions	Factor in determining incentive payouts for recently completed fiscal year; also impacts merit increases (if any) and incentive award opportunities for the next award cycle

Tally Sheets	•Global People Division	Evaluating total compensation and internal pay equity
Tally sheets:
•Summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year;
•Quantify the value of each element of that compensation, including perquisites and other benefits; and
•Quantify the amounts that would be owed to each NEO upon separation from our company

Company Achievement of Prior Year Performance Goals and Setting of Current Year Incentive Goals	•CMDC •Management	Assess current year company performance against financial and operating metrics
To determine award payments for the recently completed fiscal year and set target levels for following year
To assess the ease or difficulty of attaining performance goals and whether adjustments need to be made to incentive metrics for the following award cycle
To establish incentive goals for the current year that support our strategic transformation and are aligned with operating plan, financial guidance, and our long-range plan

Shareholder Outreach	•Board •Management	Obtain investor feedback on our executive compensation program
To understand investor expectations and monitor trends in executive compensation; used to evaluate compensation policies, practices, and plans
Shareholder feedback helps inform our executive compensation program design

2025 Proxy Statement	61

Executive Compensation
How is peer group data used by the CMDC?
The CMDC reviews publicly available compensation information from peer companies when establishing TDC for our executives. In constructing our peer group, we aim to reflect a cross-industry sample of the largest U.S.-based companies, including large retailers and companies with significant and complex international operations. When setting executive compensation for fiscal 2025, we selected peer group companies using the following multi-step screening process.
During the fiscal 2024 pay cycle, the CMDC refined our peer group to reflect our evolving strategy, reducing the number of peer group companies. The characteristics used to select our current peer group companies include companies broadly aligned with our enterprise strategy, including our new and emerging business lines; companies with which we compete for talent; and U.S.-based, publicly-traded companies with annual revenue or market capitalization above $100 billion. As with our previous peer group, the current peer group excludes companies whose current CEO is also the founder.

Compensation peer group screening methodology

Step 1: Geography Screen U.S.-headquartered companies	Step 2: Ownership Screen Publicly traded

Excluded private companies

Step 3: Size and Strategy Screen Revenue: >$100B, or Market Cap: >$100B Aligned to Enterprise Strategy, or Compete for Talent

Founder Screen Excluded companies whose current CEO is the founder

26 Peer Companies Applying this methodology, our peer group consisted of the following 26 companies when setting fiscal 2025 compensation in January 2024.

Walmart Proxy Peer Group

Albertsons Companies Inc. Alphabet Inc. Amazon.com, Inc. American Express Company Apple Inc. Comcast Corporation Costco Wholesale Corporation	CVS Health Corp The Home Depot Inc. Intel Corp Johnson & Johnson JPMorgan Chase & Co. The Kroger Co.	McDonalds Corporation McKesson Corporation Meta Platforms, Inc. Microsoft Corporation Nike, Inc. PepsiCo, Inc.	Pfizer Inc. Target Corporation United Parcel Service, Inc. UnitedHealth Group, Inc. Verizon Communications Inc. Walgreens Boots Alliance, Inc. Walt Disney Company

62	www.walmart.com

Executive Compensation
While we believe that this peer group provides a useful comparison to a broad range of companies with complex, international operations, Walmart is still significantly larger than the peer group median by a variety of measures, as shown in the following chart:
Walmart positioning relative to compensation peer group (as of fiscal year end 2024)
The CMDC uses benchmarking data as a general guide to appropriately set competitive compensation consistent with our emphasis on performance-based compensation.
While the benchmarking data generally are used for comparable positions, the CMDC also reviews peer group data for CEO positions for purposes of benchmarking the compensation of our executives who lead our operating segments. These executives have significant responsibilities and lead organizations that, considered separately from the rest of our company, are larger than many of the other retailers in the peer group, and we believe that these positions are often comparable to or carry greater responsibilities than CEO positions at many of our peer group companies. In addition, from a competitive standpoint, we believe that it is more likely that these leaders would be recruited for a CEO position in the retail industry or elsewhere, rather than for a lateral move to lead an operating segment of a company.
What factors does the CMDC consider when setting executive pay?

Individual Performance
The CMDC considers the individual performance of each NEO, including each NEO’s contributions to our key strategic priorities and operational goals, as described under “Fiscal 2025 NEO Pay and Performance Summaries” beginning on page 74.

CEO Pay and Performance Alignment	The CMDC reviews an assessment by its independent compensation consultant regarding the alignment of our CEO’s pay with our company’s performance. This assessment concluded that Walmart’s pay program and CEO pay were appropriately aligned with performance during fiscal 2025.

Tally Sheets	The CMDC also reviews “tally sheets” prepared by our company’s Global People Division. These tally sheets summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon separation from our company.

The CMDC also considers other factors in setting TDC for our NEOs, including:
•the overall performance of our company and its operating segments and/or areas of responsibility;
•each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience; and
•our overall succession planning and the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future.

2025 Proxy Statement	63

Executive Compensation
How does shareholder feedback impact executive compensation?
Our Board actively seeks and values feedback from shareholders. In addition to our day-to-day interactions with investors, we conduct an annual outreach program focused on strategy, governance, executive compensation, and other topics of interest to our shareholders. Where appropriate, our Lead Independent Director participates in some of these engagements.

Engagement

As part of our annual outreach program, we invited more than 35 institutional shareholders representing nearly 1.8 billion Shares, including our largest institutional investors, to participate in our outreach program, as well as the leading proxy advisory firms.
As a result of these invitations, we engaged with 32 institutional shareholders representing over 1.6 billion Shares, or about 38% of our public float. These engagements gave us an opportunity to discuss our strategy, board structure and governance, executive compensation, and other topics.
Say-on-Pay Results

Feedback

While our shareholders expressed a wide range of perspectives on executive compensation in these meetings, feedback on our executive compensation program included the following:

Shareholder Concerns	Walmart’s Response

The use of one-year goals under our performance equity program	Some shareholders expressed a preference for using multi-year goals in the long-term performance equity incentive plan. As described below on page 65, our single-year goals are set within the context of our multi-year financial framework, subject to oversight by the Board and CMDC. Walmart maintains single-year incentive goals combined with a three-year vesting period in its performance equity program because we believe this structure encourages the right behaviors and decision-making, is easy for participants to understand, and avoids the confusion that can result from the use of overlapping and potentially inconsistent performance goals. Further, because awards are paid out in Shares, the three-year vesting cycle aligns the incentives of management with those of our shareholders.

The use of sales as performance metric in both our annual and long-term incentive plans	Some shareholders expressed concern that including sales metrics in both our annual and long-term incentive plans could result in executives being rewarded twice for meeting sales targets. After careful consideration, the CMDC determined that including both sales-based and return-based incentive metrics appropriately incentivizes disciplined growth. Sales growth is a critical part of both our annual and long-range planning, and continued sales growth is critical to enabling our continued investments in our people and technology. We further noted that when sales was first added to our annual cash incentive in 2015, it was not accompanied by an increase in overall incentive opportunity, but rather reflected a shift in incentive metric mix from 100% operating income to place more emphasis on growth in both the short and long term. We believe this approach is validated by our performance, with our net sales having a compound annual growth rate of 3% since 2015.

64	www.walmart.com

Executive Compensation

4	Fiscal 2025 Performance Metrics

What performance metrics are used in our incentive programs, and why did the CMDC select these metrics?
Our NEOs’ performance-based pay for fiscal 2025 continued to be based on achieving objective, pre-established financial goals for the following metrics*:

Annual cash incentive	Long-term performance equity

*     For purposes of our incentive programs, total company and international sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales and Sam’s Club U.S. tobacco sales. See pages 72-73 for more information.
The CMDC concluded that the metrics described above are aligned with our larger enterprise strategy and effective in driving results tied to shareholder value. In reaching this conclusion, the CMDC considered the following factors:
•These performance metrics are aligned with our enterprise strategy and can be impacted by our executives. Unlike metrics tied to stock price or shareholder return, the decisions and actions of our executives can have a direct impact on our sales, operating income, and ROI. Furthermore, unlike earnings per share and other share-based metrics, sales, operating income, and ROI are not materially impacted by share repurchases.
•These metrics are important for evaluating retail performance. Growth metrics such as sales and return metrics such as operating income and ROI historically have been, and continue to be, important indicators of retail performance, and we believe that our performance in these areas is important to our shareholders.
•The CMDC believes that success with respect to these metrics will support shareholder value and facilitate our strategic transformation over the long term. We believe that strong performance with respect to these key omnichannel retail metrics should translate into shareholder value creation over time, and that our improving ROI (as shown on the next page) is evidence that our incentive structure is aligned with performance.
•The CMDC does not believe that relative total shareholder return and other relative performance metrics are the best way to incentivize our executives. There are several key differences in our business compared to other publicly traded retailers in the U.S., including our size, our significant international operations, our product mix, our variety of formats, our growing eCommerce and omnichannel offerings, and our new and emerging business lines such as advertising, marketplace, fulfillment, and financial services. While the CMDC closely monitors Walmart’s performance relative to that of our peers when making compensation decisions, the CMDC believes that the best approach for Walmart is to tie our executive compensation to performance metrics that are aligned with our strategy and operating plans and that provide clear line of sight to our leaders. Additionally, because a significant portion of TDC is in the form of equity awards that vest over a three-year period and our executives are subject to robust stock ownership guidelines, our NEOs' understand that their compensation is significantly impacted by our stock price performance. Therefore, the CMDC believes that our executives’ interests are appropriately aligned with the interests of our shareholders.

2025 Proxy Statement	65

Executive Compensation
•The combination of these performance metrics mitigates risk and incentivizes sustainable growth. Using a combination of growth and return metrics mitigates the risk that our executives could be motivated to pursue results with respect to one metric to the detriment of our company as a whole, and promotes discipline in the context of our significant ongoing investments in our people and technology. For example, if management were to prioritize increasing sales by pursuing strategies that would negatively impact profitability, resulting increases in incentive pay based on sales should be offset by decreases in incentive pay based on operating income and ROI. The CMDC regularly reviews our overall mix of incentive metrics to ensure that incentives for growth and returns are appropriately balanced.
Why does the CMDC set goals each year under our long-term equity incentive program?
For the past several years, Walmart has been making significant investments in its people, technology, and supply chain. For example, in 2023 and again in 2025, we outlined how we are reengineering our supply chain to fulfill customer needs with a more intelligent and connected omnichannel network enabled by the greater use of data, advanced software, and automation. We also described how we expect these investments to drive growth and transform our financial profile, centering on three building blocks: sales growth through our omnichannel business model; diversifying earnings through improved category and business mix; and scaling high-return investments that drive operating leverage and improve incremental operating margins. We further outlined how we expect these investments to transform our long-term financial profile by driving long-term growth in sales, and by improving returns by growing operating income at a faster rate than sales.
In the context of this investment cycle, we annually update our five-year long-term plan to reflect the external environment in which we are currently operating, which in prior years has included a global pandemic, global supply chain issues, and a period of anomalous inflation. Our annual equity incentive goals are set within the context of this disciplined long-range financial planning process. We also track our incentive targets and actual performance to ensure that we are generating returns on our ongoing investments. We believe that this process has been effective in driving improving returns, and results that have compared favorably to our goals, as shown by the table below:

Walmart long-term ROI targets and actual performance*
*    Constant currency ROI, excluding certain items. In order to make results comparable from year-to-year, we exclude certain items from our reported results of operations for incentive plan purposes. See pages 72-73 for more information.
As the largest global retailer, Walmart’s operating results are significantly impacted by macroeconomic factors that may change drastically and that are outside of management’s control. While we undertake a robust long-term planning process as described above, changing economic factors, the rapidly evolving retail industry, and our ongoing omnichannel transformation make it difficult to forecast accurately over a three-year period. We believe this approach has served us well during periods of significant economic uncertainty, such as the COVID-19 pandemic and the subsequent period of economic volatility, and unlike some companies, we did not make any COVID-related adjustments to our incentive goals or incentive payouts.

66	www.walmart.com

Executive Compensation
We believe that performance goals cease to be an effective tool in motivating performance if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of our executives or due to changes in our strategy and related investments.
Our annual goals are aligned with our long-range plan. Our annual incentive goals are aligned with our enterprise strategy and long-range plan, which is refreshed annually. Expectations regarding financial performance necessarily change from year-to-year based on macroeconomic conditions, strategic investments, and other factors. The CMDC believes that combining annual performance goals with a three-year vesting period effectively balances long-term focus with clear, understandable, and aligned performance goals. We believe this approach has contributed to our long-term performance and to continued strong shareholder returns.
We believe annual goals are easily understandable and therefore more effective in incentivizing performance. For example, if we were to set three-year sales goals, this could result in a situation in which our leaders have three differing sales goals at any one time—one for each outstanding tranche of performance equity. We believe this approach could potentially be confusing and could undermine the effectiveness of our performance equity program as a tool for incentivizing performance.
Does non-financial performance impact NEO pay?
Yes, while non-financial metrics are not directly included in our incentive plans, non-financial performance can impact NEO pay in two important ways. First, our individual NEO annual performance evaluations include various non-financial metrics such as goals related to strategy, human capital management, and ethics and compliance. As described on page 63, the CMDC considers performance evaluations, along with other factors, when making pay decisions. Second, under our annual incentive program, any associate who engages in behavior inconsistent with our Code of Conduct may have their annual cash incentive payment reduced or eliminated, depending on the severity of the conduct in question.

2025 Proxy Statement	67

Executive Compensation

5	Fiscal 2025 Performance Goals and Performance

What were the fiscal 2025 financial goals under our annual and long-term incentive plans, and how did we perform in comparison to those goals?
Fiscal 2025 annual cash incentive goals and results

Constant currency operating income (excluding certain items*) (in millions)
*    To make results comparable from year-to-year, we exclude the impact of currency exchange rate fluctuations and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 72-73 for more information. Segment numbers do not sum up to Total Company numbers due to rounding and corporate-level expenses.

68	www.walmart.com

Executive Compensation

Constant currency sales (excluding certain items*) (in millions)

Payout Percentage
No Payout
Threshold (37.5%)
Target (100%)
Max (125%)
Total Company
Actual: $661,164
$622,406
$653,102
$664,858
Walmart U.S.
Actual: $457,513
$431,061
$452,320
$460,462
International
Actual: $125,082
$118,185
$124,013
$126,246
Sam's Club U.S.
Actual: $78,569
$73,160
$76,768
$78,150

*    To make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club U.S. tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 72-73 for more information.

2025 Proxy Statement	69

Executive Compensation
Fiscal 2025 long-term performance equity goals and results

Constant currency sales (excluding certain items*) (in millions)

Payout Percentage
No Payout
Threshold (50%)
Target (100%)
Max (150%)
Total Company
Actual: $661,164
$619,794
$653,102
$668,124
Walmart U.S.
Actual: $457,513
$429,252
$452,320
$462,724
International
Actual: $125,082
$117,689
$124,013
$126,866
Sam's Club U.S.
Actual: $78,569
$72,853
$76,768
$78,534

*    To make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club U.S. tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 72-73 for more information.

70	www.walmart.com

Executive Compensation

Constant currency ROI (excluding certain items)*
*    To make results comparable from year-to-year, we exclude certain items from our reported results of operations for incentive plan purposes. See pages 72-73 for more information.
How were these results used to determine fiscal 2025 award payouts?
Fiscal 2025 performance compared to each of the annual cash incentive goals shown above was then weighted according to each NEO’s performance measure weightings to determine payout percentages, as shown below:
Fiscal 2025 annual cash incentive payouts

	Total Company		Walmart U.S.		International		Sam's Club U.S.
NEO Weightings	McMillon, Rainey, Kumar		Furner		McLay		Nicholas
Component	Weighting	Payout	Weighting	Payout	Weighting	Payout	Weighting	Payout
Total Company – OI	50%	125%	25%	125%	25%	125%	25%	125%
Total Company – Sales	50%	117%
Segment – OI			25%	125%	25%	125%	25%	125%
Segment – Sales			50%	115%	50%	111%	50%	125%
Payout (% of target)	121%		120%		118%		125%
See “Fiscal 2025 NEO Pay and Performance Summaries” for more details about each NEO’s fiscal 2025 annual cash incentive payout.

2025 Proxy Statement	71

Executive Compensation
Fiscal 2025 performance equity payouts
Our NEOs annually receive performance-based RSUs with a one-year performance period followed by a two-year vesting period (see illustrations below).

	Fiscal 2022 Grant
Segment	FY23 Performance	Time-based vesting through FY24 and FY25		Fiscal 2025 Payout
Walmart U.S.	118%	Vested on Jan. 31, 2025		118%
Sam’s Club U.S.	118%			118%
International	118%			118%
Total Company	118%			118%

		Fiscal 2023 Grant
Segment		FY24 Performance	Time-based vesting through FY25 and FY26
Walmart U.S.		150%	Scheduled to vest on Jan. 31, 2026 based on continued employment
Sam’s Club U.S.		124%
International		150%
Total Company		150%

			Fiscal 2024 Grant
Segment			FY25 Performance	Time-based vesting through FY26 and FY27
Walmart U.S.			137%	Scheduled to vest on Jan. 31, 2027 based on continued employment
Sam’s Club U.S.			150%
International			134%
Total Company			138%
Why do the results used in our incentive plans differ from our reported results of operations for fiscal 2025?
The CMDC’s objective in administering our incentive plans is to ensure that incentive awards are calculated on a comparable basis from year-to-year, and to ensure that plan participants are incentivized and rewarded appropriately for performance within their control. The CMDC undertakes a rigorous oversight and certification process to determine the items to exclude from our reported results of operations for purposes of our incentive plans. This process is not outcome-driven and includes both positive and negative adjustments to reported results of operations. For fiscal 2025, these adjustments, taken as a whole, had the impact of reducing our total company sales and increasing our operating income for incentive plan purposes.
The following types of items are excluded from our incentive goals and/or our incentive calculations:
•Items excluded by the terms of the incentive plans. Like many other companies, our shareholder-approved incentive plans specify that incentive payouts be calculated after excluding the impact of recent acquisitions, divestitures, restructurings, and other unplanned items that similarly impact our operating results. For fiscal 2025, the largest items in this category were adjustments to exclude the impacts of our acquisition of Vizio and unplanned restructuring expenses.
•Items excluded at the time incentive goals are established. When the CMDC sets incentive goals, it typically excludes the impact of certain items from the performance goals. For example, because we generally do not hedge for currency exchange rate fluctuations, the CMDC sets incentive goals on a constant currency basis excluding the impact of currency exchange rate fluctuations. Similarly, sales goals exclude the impact of fuel sales because fuel prices are volatile and subject to significant fluctuation, which is out of our management’s control. Sales goals also exclude Sam’s Club U.S. tobacco sales. For fiscal 2025, fuel represented the substantial majority of all sales adjustments in this category, and currency was the only operating income adjustment in this category.
•Items excluded so that operating results are calculated on a comparative basis from year-to-year. Consistent with the terms of our incentive plans, the CMDC may exclude certain other items so that results can be calculated on a comparative basis from year-to-year. For fiscal 2025, the largest adjustment in this category was to exclude the impact of natural disasters.

72	www.walmart.com

Executive Compensation
Impact of excluded items on fiscal 2025 performance for incentive plan purposes
$ in millions

	Operating Income				Sales
Metric	Total Company* ($)	Walmart U.S. ($)	Sam’s Club U.S. ($)	International ($)	Total Company* ($)	Walmart U.S. ($)	Sam’s Club U.S. ($)	International ($)
As Reported	29,348	23,882	2,404	5,501	674,538	462,415	90,238	121,885
Plan and pre-determined items	438	261	1	290	(13,276)	(4,817)	(11,656)	3,197
Comparative items	266	178	57	31	(98)	(85)	(13)	0
Performance for Incentive Plan Purposes	30,052	24,321	2,462	5,822	661,164	457,513	78,569	125,082
*    Segment numbers do not sum up to Total Company numbers due to rounding and corporate-level expenses.
Fiscal 2025 ROI Adjustments for Long-Term Performance Equity Purposes. When calculating ROI for long-term performance equity purposes, we used the adjusted operating income shown in the table above in the row titled “Performance for Incentive Plan Purposes." We then adjusted ROI slightly downwards to exclude the impact of mark-to market adjustments to the value of certain equity and other investments. As a result of applying these adjustments, our ROI was 15.6% for purposes of our long-term performance share plan, compared to a reported ROI of 15.5%.

2025 Proxy Statement	73

Executive Compensation

6	Fiscal 2025 NEO Pay and Performance Summaries

Doug McMillon President and CEO

Fiscal 2025 highlights

•We continued to make strategic investments in our future, specific to our people and technology, by investing in associate wages and benefits, developing the skills of our associates, and building a platform for our customers, members, and associates.

•We delivered strong and sustainable growth, with constant currency sales increasing 5.5% and operating income growing faster than sales.
•Global eCommerce sales penetration reached 18% of total company sales, and we continued to grow complimentary businesses, with our global advertising business increasing 27%.

Fiscal 2025 Target TDC $25.1 million
Fiscal 2025 incentive payouts
Annual cash incentive. As our CEO, Mr. McMillon’s annual cash incentive is based on the total company operating income and sales performance, as calculated for incentive plan purposes and as described above on pages 68-69.

14.3%
Annual Cash Incentive
6.0%
Base Salary
12.0%
Restricted Stock
82.0%
at risk
67.7%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	121%	$4,356,000
	Total Company Sales		117%

Long-term incentive. Mr. McMillon’s long-term performance equity is based on the total company sales and ROI performance, as described above on pages 70-71. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Mr. McMillon is scheduled to earn from his 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		138%		443,394
	Total Company ROI

Key compensation decisions for fiscal 2025
The CMDC relies on the factors described on page 63 in establishing the target TDC of Mr. McMillon and our other NEOs. After considering those factors, the CMDC made no changes to Mr. McMillon’s target TDC for fiscal 2025. When compared to similar positions within our peer group companies, Mr. McMillon’s fiscal 2025 target TDC was slightly below the 75th percentile, which the CMDC believes is reasonable in light of Mr. McMillon's long tenure, strong performance, and the size and complexity of Walmart’s business relative to its peer group.
Substantial stock ownership
Mr. McMillon is significantly invested in Walmart common stock, owning Shares valued at more than 100 times his annual base salary. We believe that Mr. McMillon’s significant interest in Walmart stock serves to align his interests with those of our shareholders.

74	www.walmart.com

Executive Compensation

John David Rainey EVP and CFO

Fiscal 2025 highlights
•Successfully executed a 3:1 stock split in February 2024. •Strong financial performance, including improvement of ROI by 50bps to 15.5%.
•Continued to generate robust operating cash flow of $36.4 billion, an increase of $0.7 billion over fiscal 2024.
•Returned $11.2 billion to shareholders in the form of dividends and share repurchases, and announced a 13% increase in our fiscal 2026 dividend.

Fiscal 2025 Target TDC $12.1 million
Fiscal 2025 incentive payouts
Annual cash incentive. As our CFO, Mr. Rainey’s annual cash incentive is based on the total company operating income and sales performance, as described above on pages 68-69.

15.3%
Annual Cash Incentive
8.5%
Base Salary
19.0%
Restricted Stock
57.2%
Performance Equity
72.5%
at risk

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	121%	$2,234,236
	Total Company Sales		117%

Long-term incentive. Mr. Rainey’s long-term performance equity is based on the total company sales and ROI performance, as described above on pages 70-71. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Mr. Rainey is scheduled to earn from his 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		138%		180,943
	Total Company ROI

Key compensation decisions for fiscal 2025
After considering the factors described on page 63, and in light of Mr. Rainey's strong performance, the CMDC increased Mr. Rainey's fiscal 2025 base salary by 3%, increased his target annual incentive from 150% of base salary to 180% of base salary, and increased the target value of his annual equity award by 2.8%. When compared to similar positions within our peer group companies, Mr. Rainey's fiscal 2025 target TDC was between the 50th and 75th percentiles.

2025 Proxy Statement	75

Executive Compensation

Suresh Kumar EVP, Global Chief Technology Officer and Chief Development Officer

Fiscal 2025 highlights
•We continued to invest in the supply chain automation and platforms to support our customers, members, and associates.
•We deployed technology to enable our newer businesses (such as advertising, marketplace and fulfillment) and continued to support our ongoing omnichannel transformation.
•We developed and deployed new tools for our associates, including merchants and tech developers.

Fiscal 2025 Target TDC $14.2 million	Fiscal 2025 incentive payouts Annual cash incentive. Mr. Kumar’s annual cash incentive is based on the total company operating income and sales performance, as described above on pages 68-69.

14.4%
Annual Cash Incentive
8.0%
Base Salary
19.4%
Restricted Stock
72.6%
at risk
58.2%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	121%	$2,461,408
	Total Company Sales		117%

Long-term incentive. Mr. Kumar’s long-term performance equity is based on the total company sales and ROI performance, as described above on pages 70-71. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Mr. Kumar is scheduled to earn from his 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		138%		215,177
	Total Company ROI

Key compensation decisions for fiscal 2025
After considering the factors described on page 63, and in light of Mr. Kumar's strong performance, the CMDC increased Mr. Kumar's fiscal 2025 base salary by 3.2%, but made no other changes to his compensation. When compared to similar positions within our peer group companies, Mr. Kumar's fiscal 2025 target TDC was between the 50th and 75th percentiles.

76	www.walmart.com

Executive Compensation

John Furner EVP, President and CEO, Walmart U.S.

Fiscal 2025 highlights
•Continued to drive sustainable omnichannel growth, with comparable sales (excluding fuel) increasing 4.9% and operating income growing faster than sales.		•Effectively managed inventory, with sales growing faster than inventory and healthy in-stock levels. •Operating income up 7.8%, driven in part by improved eCommerce economics.

Fiscal 2025 Target TDC $14.7 million	Fiscal 2025 incentive payouts Annual cash incentive. Mr. Furner’s annual cash incentive is based on a combination of total company and segment performance, as described above on pages 68-69.

16.1%
Annual Cash Incentive
9.0%
Base Salary
18.7%
Restricted Stock
72.3%
at risk
56.2%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	120%	$2,820,836
	Walmart U.S. OI		125%
	Walmart U.S. Sales		115%

Long-term incentive. Mr. Furner’s long-term performance equity for fiscal 2025 was based on Walmart U.S. sales and total company ROI performance, described above on pages 70-71. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Mr. Furner is scheduled to earn from his 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Walmart U.S. Sales		137%		213,617
	Total Company ROI

Key compensation decisions for fiscal 2025
After considering the factors described on page 63, and in light of Mr. Furner's strong performance, the CMDC increased Mr. Furner's fiscal 2025 base salary by 5.2%, but made no other changes to his compensation. As the head of our largest operating segment, Mr. Furner has responsibilities comparable to many CEO positions within our peer group, and it is likely that he would be recruited for a CEO position within the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group companies, Mr. Furner's fiscal 2025 target TDC was slightly above the 75th percentile. When compared to CEO positions within our peer group, Mr. Furner's fiscal 2025 target TDC was below the median.

2025 Proxy Statement	77

Executive Compensation

Kath McLay EVP, President and CEO, Walmart International

Fiscal 2025 highlights
•Continued strong performance in Walmart International, with sales increasing 9.1% on a constant currency basis.		•Operating income grew faster than sales, with an increase of 17% on a constant currency basis. •Walmart International delivered over 2.3 billion items same or next day, an increase of over 30%.

Fiscal 2025 Target TDC $13.7 million	Fiscal 2025 incentive payouts Annual cash incentive. Ms. McLay’s fiscal 2025 annual cash incentive is based on a combination of total company and segment performance, as described on pages 68-69

15.0%
Annual Cash Incentive
8.3%
Base Salary
19.2%
Restricted Stock
72.5%
at risk
57.5%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	118%	$2,379,925
	Walmart International OI		125%
	Walmart International Sales		111%

Long-term incentive. Ms. McLay’s long-term performance equity for fiscal 2025 was based on total company ROI performance and Walmart International sales performance. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Ms. McLay is scheduled to earn from her 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Walmart International Sales		134%		199,444
	Total Company ROI

Key compensation decisions for fiscal 2025
After considering the factors described on page 63, and in light of Ms. McLay's strong performance, the CMDC increased Ms. McLay's fiscal 2025 base salary by 14% and increased the target value of her annual equity award by 5%. As the head of our Walmart International operating segment, Ms. McLay has responsibilities comparable to many CEO positions within our peer group, and it is likely that she would be recruited for a CEO position within the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group, Ms. McLay’s fiscal 2025 target TDC was near the 75th percentile; however, when compared to CEO positions within our peer group companies, Ms. McLay’s fiscal 2025 target TDC was below the median.

78	www.walmart.com

Executive Compensation

Chris Nicholas EVP, President and CEO, Sam’s Club U.S.

Fiscal 2025 highlights

•Sustained momentum in the Sam's Club U.S. business, with comparative sales (excluding fuel) increasing 6.2%.
•Continued growth in membership base and Plus penetration, with total membership and other income increasing 13.3%.
		•Deployed digital solutions such as AI-powered exit technology and new perks such as express delivery to provide a fast and seamless experience to members.

Fiscal 2025 Target TDC $9.5 million	Fiscal 2025 incentive payouts Annual cash incentive. Mr. Nicholas’ annual cash incentive is based on a combination of total company and segment performance, as described above on pages 68-69

17.0%
Annual Cash Incentive
9.5%
Base Salary
18.4%
Restricted Stock
72.1%
at risk
55.1%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2025 Incentive Payout
	Total Company OI		125%	125%	$2,009,324
	Sam's Club U.S. OI		125%
	Sam's Club U.S. Sales		125%

Long-term incentive. Mr. Nicholas’ long-term performance equity for fiscal 2024 was based on total company ROI performance and Sam’s Club U.S. sales. The table below shows the fiscal 2025 performance (as a % of target) and the resulting number of Shares Mr. Nicholas is scheduled to earn from his 2024 performance share grant with a vesting period ending January 31, 2027.

	Performance Metric	Weighting	Fiscal 2025 Performance (% of Target)		Number of Shares Earned
	Sam's Club U.S. Sales		150%		148,838
	Total Company ROI

Key compensation decisions for fiscal 2025
After considering the factors described on page 63, and in light of Mr. Nicholas' strong performance, the CMDC increased Mr. Nicholas' fiscal 2025 base salary by 5.9% but made no other changes to his compensation. As the head of our Sam's Club U.S. operating segment, Mr. Nicholas has responsibilities comparable to many CEO positions within our peer group, and it is likely that he would be recruited for a CEO position within the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group, Mr. Nicholas' fiscal 2025 target TDC is between the 50th and 75th percentiles; however, when compared to CEO positions within our peer group companies, Mr. Nicholas’ fiscal 2025 target TDC was below the median.

2025 Proxy Statement	79

Executive Compensation

7	Other Compensation Programs and Policies

What other benefits do our NEOs receive?
Our NEOs receive a limited number of other benefits. We cover the cost of annual physical examinations for our NEOs, and our NEOs also receive company-paid life and accidental death and dismemberment insurance. Additionally, our NEOs are entitled to benefits available to our officers generally, such as participation in the Deferred Compensation Matching Plan, and benefits available to associates generally, including a Walmart discount card, a limited 15% match on purchases of Shares through our Associate Stock Purchase Plan, participation in our 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives, and we believe their limited cost is outweighed by the benefits to our company.
We also provide each of our NEOs the use of company aircraft for a limited number of hours each year. We do not provide tax gross-ups related to the use of our aircraft. In late fiscal 2025, Walmart engaged a third party security firm to perform a comprehensive security assessment with respect to our CEO, Mr. McMillon. Following this assessment and based on the security firm's recommendation, the Board adopted a policy of requiring that Mr. McMillon use company aircraft for all business and personal travel and authorized that Mr. McMillon also be provided certain security services outside of working hours.
We believe that the costs of these security services and any additional air travel are appropriate and necessary in light of the heightened risk environment and Mr. McMillon’s public profile. Although we do not consider Mr. McMillon's required use of company aircraft or his additional security services to be a perquisite or other personal benefit, we have, in accordance with SEC rules, included the related costs in the “All Other Compensation” column of the Summary Compensation table on page 84.
What are our practices for granting equity awards?
Timing of Equity Awards. The CMDC meets each January to approve and grant annual equity awards to our Executive Officers, including our NEOs, for the upcoming fiscal year. Because of the timing of these meetings, these equity grants are reported in the executive compensation tables appearing in this proxy statement as granted during the most recently completed fiscal year. The CMDC meets again in February or March to establish the performance goals applicable to the performance equity and any other performance-based equity granted at the January meeting.
Any special equity grants to Executive Officers during the year are approved by the CMDC at a meeting or by unanimous written consent. We do not grant equity awards in anticipation of the release of material non-public information, and the release of material non-public information is not time based on equity grant dates.
Option Exercise Prices. We have not granted stock options to our Executive Officers since 2007, and stock options are not currently a part of our executive compensation program. If we grant stock options in the future, the exercise price will be equal to the fair market value of our common stock on the date of grant.
Do we have employment agreements with our NEOs?
We do not have employment agreements with any of our NEOs. Our NEOs are employed on an at-will basis.
While we limit the use of non-compete agreements to senior executives in key strategic roles, we have entered into a non-compete agreement with each NEO. As described in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 92, these agreements provide that, if we terminate the NEO’s employment for any reason other than his or her violation of company policy, we will generally make limited severance payments to the NEO.
Under these agreements, each NEO has agreed that for a limited period of time following his or her termination of employment, he or she will not participate in a business that competes with us and will not solicit our senior associates for employment. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.

80	www.walmart.com

Executive Compensation
Does our compensation program contain any provisions addressing the recovery or non-payment of compensation in the event of misconduct?
Yes. Our MIP and our Stock Incentive Plan both provide that we will recoup awards to the extent required by Walmart policies. Furthermore, our MIP provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Code of Conduct, at all times. It further provides that if the CMDC determines, within 12 months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CMDC determines that an associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested equity awards.
In addition, our incentive plans provide that all awards, whether or not previously paid or deferred, will be subject to the company’s policies and applicable law regarding clawbacks in effect from time to time. In fiscal 2024, the CMDC adopted a recoupment policy intended to comply with Section 10D of the Exchange Act and the NYSE listing standards, which provides for the mandatory recovery of both cash- and equity-based compensation paid on the basis of the achievement of financial performance measures in the event of an accounting restatement that impacts such performance measures. This policy was filed as an exhibit to our fiscal 2024 Annual Report on Form 10-K.
Are our NEOs subject to any minimum requirements regarding ownership of our stock?
Yes. Our senior officers have been subject to stock ownership guidelines since 2003. Our CEO and senior officers are subject to the following requirements:

Position		Multiple
CEO	7	times annual base salary
Other NEOs and certain other senior officers	5	times annual base salary
Unvested restricted stock and performance equity do not count towards these ownership requirements. The CEO and other senior officers must satisfy these stock ownership requirements no later than the fifth anniversary of his or her appointment to a position covered by these guidelines. If any covered officer is not in compliance with these requirements, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance. Further, as noted below, any pledged Shares are not counted towards these ownership requirements. Each of our NEOs is in compliance with his or her stock ownership guidelines, with our CEO owning in excess of 100 times his annual base salary.

2025 Proxy Statement	81

Executive Compensation
Are there any restrictions on an NEO’s ability to engage in transactions involving Walmart stock?
Yes. Walmart has an insider trading policy that governs the purchase, sale, and other dispositions of Walmart securities by its directors, officers, Associates and Walmart itself. The policy states, among other things, that our directors, officers and associates are prohibited from trading in such securities while in possession of material, nonpublic information. The company is also prohibited from trading in Walmart securities while in possession of material, nonpublic information related to the company unless such trading activity complies with all applicable securities laws. Walmart believes the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable NYSE listing standards. The insider trading policy was filed as an exhibit to our fiscal 2025 Annual Report on Form 10-K.
Our insider trading policy contains the following restrictions:
•Our directors and Executive Officers may trade in our stock only during open window periods, and then only after they have pre-cleared such transactions with our Office of the Corporate Secretary.
•Our directors and Executive Officers may not enter into trading plans pursuant to SEC Rule 10b5-1 without having such plans pre-approved by our Corporate Secretary.
•Our directors, Executive Officers, and associates may not, at any time, engage in hedging transactions (such as swaps, puts and calls, collars, and similar financial instruments) that would eliminate or limit the risks and rewards of Walmart stock ownership.
•Our directors and Executive Officers may not at any time engage in any short selling, buy or sell options, puts or calls, whether exchange-traded or otherwise, or engage in any other transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.
•Our directors and Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.
•Before using Walmart stock as collateral for any other borrowing, our directors and Executive Officers must satisfy the following requirements:
•The pledging arrangement must be pre-approved by Walmart’s Corporate Secretary; and
•Any Walmart Shares pledged will not be counted when determining whether the director or Executive Officer is in compliance with our stock ownership guidelines.
Currently, none of our directors or Executive Officers have any pledging arrangements in place involving Walmart stock.
Compensation Committee Report
The CMDC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on that review and discussion, the CMDC recommended to the Board that the CD&A be included in this proxy statement.
The CMDC submits this report:
Carla Harris, Chair
Marissa Mayer
Brian Niccol
Randall Stephenson

82	www.walmart.com

Executive Compensation
Risk Considerations in our Compensation Program
The CMDC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our associates generally, including any risks that may arise from our compensation program. We do not believe that our compensation policies and practices for our associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:
•Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.
•Our performance-based compensation is balanced between an annual incentive and a long-term incentive program. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.
•Our incentive compensation programs reward performance based on a mix of operating income-based metrics, sales-based metrics, and return on investment. We believe that this mix of performance metrics mitigates any incentive to seek to maximize performance under one metric to the detriment of performance under other metrics. For example, our long-term performance share plan is based equally on sales and ROI performance. We believe that this structure mitigates any incentive to pursue strategies that would increase our sales to the detriment of ROI performance. The CMDC regularly reviews the mix and weightings of the performance metrics used in our incentive compensation programs and has concluded that they are aligned with our strategy and provide appropriate incentives to encourage sustainable shareholder value creation.
•Maximum payouts under both our annual cash incentive plan and our performance equity program are capped at 125% and 150% of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.
•A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment or area of responsibility to the detriment of our company as a whole.
•Our senior executives are subject to robust stock ownership guidelines, which we believe motivate our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.
•Our performance-based incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.
•Our Executive Officers’ cash incentive payments are subject to reduction or elimination for behavior inconsistent with our Code of Conduct.
Finally, our cash incentive plan and our Stock Incentive Plan both contain robust clawback provisions under which awards may be recouped or forfeited if an associate has not complied with our policies, including our Code of Conduct, or has committed acts detrimental to the best interests of our company. Furthermore, in fiscal 2024, the CMDC adopted an Executive Compensation Recoupment Policy, as discussed above in Compensation Discussion & Analysis.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the CMDC at any time during fiscal 2025 were officers or associates of Walmart or were former officers or associates of Walmart. Further, none of the members who served on the CMDC at any time during fiscal 2025 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Fiscal 2025 Review of Related Person Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Walmart or as a member of the CMDC.

2025 Proxy Statement	83

EXECUTIVE COMPENSATION TABLES
Summary Compensation

Name and Principal Position (a)	Fiscal Year ended Jan. 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
Doug McMillon President and CEO	2025	1,511,539	—	20,375,675	4,356,000	783,745	381,895	27,408,854
	2024	1,505,769	—	19,608,750	4,500,000	1,133,111	221,294	26,968,924
	2023	1,471,569	—	19,411,326	3,032,667	1,191,571	199,581	25,306,714
John David Rainey Chief Financial Officer	2025	1,033,654	—	9,964,587	2,234,236	—	266,837	13,499,314
	2024	1,003,846	—	9,108,093	1,875,000	—	1,232,413	13,219,352
	2023	700,000	5,000,000	32,651,678	899,181	—	474,742	39,725,601
Suresh Kumar Global Chief Technology and Development Officer	2025	1,138,750	—	12,264,141	2,461,408	10,124	109,182	15,983,605
	2024	1,104,231	—	10,831,244	2,475,000	15,056	81,794	14,507,325
	2023	1,096,825	—	13,130,922	1,694,495	10,897	185,570	16,118,709
John Furner President and CEO, Walmart U.S.	2025	1,315,866	—	11,753,111	2,820,836	192,758	190,720	16,273,291
	2024	1,254,808	—	10,831,244	2,812,500	259,596	464,463	15,622,611
	2023	1,223,704	—	10,692,394	1,594,915	245,766	358,884	14,115,663
Kath McLay President and CEO, Walmart International	2025	1,128,846	—	11,242,077	2,379,925	12,236	586,458	15,349,542
	2024	1,003,846	—	10,339,072	2,000,466	15,623	337,127	13,696,134
	2023	973,771	—	8,742,164	1,882,901	11,408	335,639	11,945,883
Chris Nicholas President and CEO, Sam’s Club U.S.	2025	899,808	—	8,176,066	2,009,324	7,071	346,029	11,438,298
	2024	805,471	—	10,405,147	1,317,484	2,499	181,578	12,712,179
Explanation of information in the columns of the table:
Salary (column (c))
Represents salaries earned during the fiscal years shown. Mr. Nicholas elected to defer $100,791 of his fiscal 2025 base salary under the Deferred Compensation Matching Plan.
Bonus (column (d))
The amount in this column for Mr. Rainey for fiscal 2023 represents a sign-on bonus paid at the time of his initial hire.
Stock awards (column (e))
In accordance with SEC rules, the amounts included in this column are the grant date fair value for awards granted in the fiscal years shown, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718), but excluding the effect of any estimated forfeitures of such awards. The values in this column reflect the full grant date fair value of all equity awards granted during the year, although the awards are subject to vesting periods based on continued employment.

84	www.walmart.com

Executive Compensation Tables
The number of performance-based restricted stock units that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance-based restricted stock units included in this column are based on payouts at target, which we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The table below shows the grant date fair value of the performance-based restricted stock units granted to each NEO during fiscal 2025, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout. The grant date fair value of each performance-based restricted stock unit was determined based on the closing price of a Share on the NYSE on the grant date discounted for the expected dividend yield for such Shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
Doug McMillon	2025	17,237,065	25,855,598
John David Rainey	2025	7,414,477	11,121,760
Suresh Kumar	2025	9,125,531	13,688,340
John Furner	2025	8,745,238	13,117,901
Kath McLay	2025	8,365,033	12,547,550
Chris Nicholas	2025	6,083,629	9,125,443
Option awards (column (f))
We have omitted this column because we did not grant any option awards to NEOs during any of the fiscal years covered by this table, and stock options are not currently part of our executive compensation program.
Non-equity incentive plan compensation (column (g))
These amounts represent annual cash incentive payments earned by our NEOs for performance during fiscal 2025, fiscal 2024, and fiscal 2023, respectively, but paid to our NEOs during the following fiscal year. Certain of our NEOs elected to defer a portion of their annual cash incentive payment for fiscal 2025, as follows:

Name	Amount of Fiscal 2025 Annual Cash Incentive Deferred ($)
Kath McLay	147,300
Chris Nicholas	1,004,662
Change in pension value and nonqualified deferred compensation earnings (column (h))
The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K.
All other compensation (column (i))
“All other compensation” for fiscal 2025 includes the following amounts:

Name	401(k) Plan Matching Contributions ($)	Personal Use of Company Aircraft ($)	Company Contributions to Deferred Compensation Plans ($)
Doug McMillon	20,700	275,670	—
John David Rainey	20,700	238,457	—
Suresh Kumar	20,700	81,935	—
John Furner	20,700	165,250	—
Kath McLay	20,700	387,434	147,300
Chris Nicholas	20,700	168,654	153,398
The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which includes fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, are not included.

2025 Proxy Statement	85

Executive Compensation Tables
“All other compensation” for fiscal 2025 also includes security services outside of working hours provided to Mr. McMillon in the amount of $76,779 and tax preparation services for Ms. McLay of $11,640 related to her prior international employment. The amounts in this column for fiscal 2025 also include tax gross-ups for Ms. McLay in the amount of $17,263 and for certain of our other NEOs in amounts less than $10,000, as well as the cost of term life insurance premiums for each of our NEOs and the cost of physical examinations for certain NEOs. The respective values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none individually exceeded the threshold set forth in Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.
Fiscal 2025 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name	Grant Date	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Doug McMillon		1,350,000	3,600,000	4,500,000
	1/14/25				97,949	195,898	293,847		17,237,065
	1/14/25							34,570	3,138,610
John David Rainey		695,250	1,854,000	2,317,500
	1/14/25				42,133	84,265	126,398		7,414,477
	1/14/25							28,088	2,550,110
Suresh Kumar		766,125	2,043,000	2,553,750
	1/14/25				51,856	103,711	155,567		9,125,531
	1/14/25							34,570	3,138,610
John Furner		887,625	2,367,000	2,958,750
	1/14/25				49,695	99,389	149,084		8,745,238
	1/14/25							33,130	3,007,873
Kath McLay		769,500	2,052,000	2,565,000
	1/14/25				47,534	95,068	142,602		8,365,033
	1/14/25							31,689	2,877,044
Chris Nicholas		641,250	1,710,000	2,137,500
	1/14/25				34,570	69,140	103,710		6,083,629
	1/14/25							23,047	2,092,437

86	www.walmart.com

Executive Compensation Tables
Explanation of information in the columns of the table:
Estimated future payments under non-equity incentive plan awards (columns (c), (d) and (e))
The amounts in these columns represent the threshold, target, and maximum amounts of potential annual cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2026. The performance measures and weightings applicable to these awards for each of our NEOs are as follows:

Name	Weighting
Doug McMillon	50% Total Company Operating Income	50% Total Company Sales
John David Rainey	50% Total Company Operating Income	50% Total Company Sales
Suresh Kumar	50% Total Company Operating Income	50% Total Company Sales
John Furner	25% Total Company Operating Income	50% Walmart U.S. Sales
25% Walmart U.S. Operating Income
Kath McLay	25% Total Company Operating Income	50% International Sales
25% International Operating Income
Chris Nicholas	25% Total Company Operating Income	50% Sam’s Club U.S. Sales
25% Sam’s Club U.S. Operating Income
Estimated future payouts under equity incentive plan awards (columns (f), (g), and (h))
The amounts in these columns represent the threshold, target, and maximum number of Shares that may vest with respect to performance-based restricted stock units granted during fiscal 2025. Holders of performance-based restricted stock units do not earn dividends or enjoy other rights of shareholders until such performance-based restricted stock units have vested. All performance-based restricted stock units granted to our NEOs on January 14, 2025 are scheduled to vest on January 31, 2028, with the number of Shares vesting based on performance during fiscal 2026.
The CD&A provides additional information regarding our performance equity program and the related performance measures. For all performance-based restricted stock unit grants made in fiscal 2025, the applicable performance measures are: (i) return on investment and (ii) sales growth of our company or one of its operating segments, depending on each NEO’s primary area of responsibility. Each NEO’s performance measure weighting for fiscal 2026 is as follows:

Name	Weighting
Doug McMillon	50% Total Company Return on Investment	50% Total Company Sales
John David Rainey	50% Total Company Return on Investment	50% Total Company Sales
Suresh Kumar	50% Total Company Return on Investment	50% Total Company Sales
John Furner	50% Total Company Return on Investment	50% Walmart U.S. Sales
Kath McLay	50% Total Company Return on Investment	50% International Sales
Chris Nicholas	50% Total Company Return on Investment	50% Sam’s Club U.S. Sales
All other stock awards: number of shares of stock or units (column (i))
The amounts in this column represent Shares of restricted stock granted during fiscal 2025. Restricted stock vests based on the continued service of the NEO as an associate through the various vesting dates, generally over a three-year period.
All other option awards: number of securities underlying options and exercise or base price of option awards (columns (j) and (k))
These columns are omitted because options are not currently part of our executive compensation program and Walmart did not grant options to NEOs during fiscal 2025.
Grant date fair value of stock and option awards (column (l))
Fair values of equity awards are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures. The grant date fair values of restricted stock are calculated based on the closing stock price of a Share on the NYSE as of the grant date, and performance-based restricted stock units are based on the probable outcome of those awards on the date of grant. The fair values of performance-based restricted stock units and restricted stock units are discounted for the expected dividend yield during the vesting period. The grant date fair value of restricted stock awards granted on January 14, 2025 was $90.79 per share, which was the closing price of a Share on the NYSE on that date. Performance-based restricted stock units granted on January 14, 2025 with a vesting period ending January 31, 2028 were valued using a discounted per-share value of $87.99.

2025 Proxy Statement	87

Executive Compensation Tables
Outstanding Equity Awards at Fiscal 2025 Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Doug McMillon	1,073,775	105,401,754	293,847	28,844,022
John David Rainey	485,594	47,665,907	126,398	12,407,228
Suresh Kumar	582,707	57,198,519	155,567	15,270,457
John Furner	579,707	56,904,039	149,084	14,634,085
Kath McLay	486,887	47,792,828	142,602	13,997,812
Chris Nicholas	350,376	34,392,910	103,710	10,180,174
Explanation of information in the columns of the table:
Option awards (columns (b) through (f))
We have omitted these columns because none of our NEOs held any options to purchase Shares or other Walmart securities as of the end of fiscal 2025.
Number of shares or units of stock that have not vested (column (g))
The amounts in this column represent Shares of restricted stock with service-based vesting requirements, including performance-based restricted stock units for which the performance conditions have been satisfied, scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	Doug McMillon	John David Rainey	Suresh Kumar	John Furner	Kath McLay	Chris Nicholas
February 11, 2025	—	—	—	—	—	995
March 11, 2025	—	—	—	—	—	995
April 8, 2025	—	—	—	—	—	512
May 6, 2025	—	—	—	—	—	512
June 3, 2025	—	—	—	—	—	512
July 1, 2025	—	—	—	—	—	512
August 12, 2025	—	—	—	—	—	512
September 9, 2025	—	—	—	—	—	512
October 7, 2025	—	—	—	—	—	512
November 4, 2025	—	—	—	—	—	512
December 2, 2025	—	—	—	—	—	512
January 13, 2026	51,480	34,460	42,888	42,408	37,632	19,219
January 31, 2026	536,954	236,894	284,270	284,270	212,146	77,251
February 10, 2026	—	—	—	—	—	512
March 10, 2026	—	—	—	—	—	512
April 7, 2026	—	—	—	—	—	512
May 19, 2026	—	—	—	—	—	35,271
January 12, 2027	30,423	23,934	28,848	28,368	27,102	18,707
January 31, 2027	443,394	180,943	215,177	213,617	199,444	148,838
January 11, 2028	11,524	9,363	11,524	11,044	10,563	7,683
May 30, 2028	—	—	—	—	—	35,271

88	www.walmart.com

Executive Compensation Tables
Market value of shares or units of stock that have not vested (column (h))
This column shows the market value of the Shares of restricted stock and restricted stock units in column (g), based on the closing price of a Share on the NYSE on the last trading day of fiscal 2025 ($98.16 on January 31, 2025).
Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (column (i))
The amounts in this column represent performance-based restricted stock units held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A and in the notes to the Summary Compensation and Fiscal 2025 Grants of Plan-Based Awards tables. The amounts in this column assume that performance-based restricted stock units will vest at maximum levels. All awards in this column are subject to performance conditions for fiscal 2026. All awards in this column are also subject to service-based vesting requirements through January 31, 2028.
Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (column (j))
This column shows the market value of the performance share units in column (i), assuming payouts at maximum levels and based on the closing price of a Share on the NYSE on the last trading day of fiscal 2025 ($98.16 on January 31, 2025).
Fiscal 2025 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Doug McMillon	474,813	46,408,382
John David Rainey	436,797	36,498,092
Suresh Kumar	264,426	25,764,029
John Furner	264,426	25,764,029
Kath McLay	220,131	21,449,500
Chris Nicholas	125,609	10,564,886
Explanation of information in the columns of the table:
Option awards (columns (b) and (c))
We have omitted these columns because none of our NEOs exercised any options to purchase Walmart securities during fiscal 2025.
Number of shares acquired on vesting (column (d))
Mr. Nicholas elected to defer the receipt of 69,815 Shares that vested during fiscal 2025 until a future year.
Value realized on vesting (column (e))
The values in this column equal the number of Shares vested multiplied by the fair market value of a Share, as defined in the Stock Incentive Plan, on the various vesting dates.

2025 Proxy Statement	89

Executive Compensation Tables
Fiscal 2025 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Doug McMillon	—	—	6,333,194	—	297,606,599
John David Rainey	—	—	—	—	—
Suresh Kumar	—	—	56,908	—	886,987
John Furner	—	—	1,106,536	135,429	21,066,895
Kath McLay	147,300	147,300	75,311	—	2,343,744
Chris Nicholas	7,688,829	153,398	133,527	—	19,830,952
Explanation of information in the columns of the table:
Executive contributions in last FY (column (b))
These amounts represent salary and/or cash incentive payments earned for fiscal 2025, the receipt of which was deferred. This includes amounts earned during fiscal 2025 but credited to NEOs’ deferred compensation accounts after the end of fiscal 2025. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2025. For the NEOs that deferred compensation during fiscal 2025, the following table shows the deferred portion of, as applicable, each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2025:

Name	Contributions	Amount ($)
Kath McLay	Cash Incentive	147,300
Chris Nicholas	Salary	100,791
	Cash Incentive	1,004,662
	Equity	6,583,376
Company contributions in last FY (column (c))
The amounts in this column represent matching contributions to the DCMP. The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2025. See “Walmart’s Deferred Compensation Plans” on page 91 for more information on company contributions under these plans.
Aggregate earnings in last FY (column (d))
The amounts in this column represent all interest on ODCP and DCMP account balances, SERP earnings, and dividend equivalents and interest earned on dividend equivalents in equity deferral accounts under the Stock Incentive Plan during fiscal 2025, as shown in the table below. The “above-market” portion of this interest and earnings is included in the fiscal 2025 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name	ODCP Interest ($)	DCMP Interest ($)	SERP Interest ($)	Dividend Equivalents and Interest ($)
Doug McMillon	1,895,990	1,219,090	102,148	3,115,966
Suresh Kumar	—	56,908	—	—
John Furner	62,084	1,007,546	4,921	31,985
Kath McLay	—	66,793	—	8,518
Chris Nicholas	—	26,584	—	106,943
Aggregate withdrawals/distributions (column (e))
The amount in this column represents cash compensation earned in a prior fiscal year and voluntarily deferred until a distribution date in fiscal 2025.

90	www.walmart.com

Executive Compensation Tables
Aggregate balance at last FYE (column (f))
The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table. The deferred equity amounts included in the table below are valued using the closing Share price on the NYSE on January 31, 2025 ($98.16/share).

Name	Amount Previously Reported in Summary Compensation Table ($)	Fiscal Years When Reported
Doug McMillon	226,539,589	2009-2024
Suresh Kumar	448,899	2020-2024
John Furner	12,932,679	2018-2024
Kath McLay	547,615	2020-2024
Chris Nicholas	1,021,742	2024
Walmart’s Deferred Compensation Plans
Under the Deferred Compensation Matching Plan, which took effect on February 1, 2012, officers may elect to defer the receipt of up to 80% of their base salary and up to 100% of their cash incentive payments under the MIP until separation of employment or until a specified payment date. Beginning in fiscal 2024, participants' contributions are placed into market-based investments, which include a variety of mutual funds, including stock funds, bond funds, and a mix of both. For contributions made prior to fiscal 2025, balances earned a fixed rate of interest set annually based on the 10-year Treasury note yield on the first business day of January plus 2.70%. This fixed-rate option remains available for contributions made prior to fiscal 2025, but is not available for new contributions. For fiscal 2025, that rate was 6.65%. In addition, our company allocates to each participant’s Deferred Compensation Matching Plan account a matching contribution of up to 6% of the amount by which the participant’s base salary and cash incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the fiscal year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral.
The Deferred Compensation Matching Plan replaced the Officer Deferred Compensation Plan. Participants may no longer elect to defer amounts into the Officer Deferred Compensation Plan. However, participants’ Officer Deferred Compensation Plan account balances will continue to earn interest at the same rate as Deferred Compensation Matching Plan balances until distribution. Additionally, participants who made contributions to the Officer Deferred Compensation Plan in prior years continue to earn incentive contributions to their Officer Deferred Compensation Plan accounts, as follows:
•In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20% of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary), plus accrued interest on such amounts (the "20% Increment”) in each of the first six years of the participant’s deferrals.
•In the eleventh and subsequent years of continuous employment, the 20% Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.
•In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an amount equal to 10% of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary), plus accrued interest on such amount (the "10% Increment”) in each of the first six years of the participant’s deferrals.
•In the sixteenth and subsequent years of continuous employment, the 10% Increment is credited based on the amount deferred 10 years earlier, plus earnings thereon.

2025 Proxy Statement	91

Executive Compensation Tables
Only contributions to the Officer Deferred Compensation Plan are taken into account for purposes of calculating the 20% Increment and 10% Increment; contributions to the Deferred Compensation Matching Plan are not considered.
The SERP was designed to supplement the historic profit-sharing component of the Walmart 401(k) Plan by providing mirror contributions to participants’ accounts in excess of applicable compensation limits set by the Internal Revenue Service. Because the Walmart 401(k) Plan was amended in 2011 to eliminate the profit-sharing component, the SERP was frozen to new contributions as of January 31, 2013. However, SERP balances continue to earn interest.
Finally, officers may also elect to defer the receipt of eligible equity awards granted under the Stock Incentive Plan until a specified payout date or until after separation from employment with Walmart. Any deferrals of equity are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as the fixed interest rate for the Deferred Compensation Matching Plan.
Potential Payments Upon Termination or Change in Control
Most of our company’s plans and programs, including our deferred compensation plans and the terms of our equity awards, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Our company does not have any employment agreements with its NEOs. Furthermore, our plans and programs do not have any provisions under which our NEOs would be entitled to payments, accelerated equity vestings, or any other benefits upon a change in control of our company.
Noncompete agreements. While we limit our use of noncompete agreements to senior executives who are involved with enterprise-level strategic decision-making, our company is party to a noncompete agreement with each of our NEOs. Each of these agreements provides that the NEO is prohibited from participating in a business that competes with our company and from soliciting our company’s associates for employment for a specified period of time after his or her employment with Walmart terminates. For purposes of these agreements, a “competing business” includes any retail, eCommerce, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. Each agreement also provides that, if Walmart terminates an NEO’s employment for any reason other than his or her violation of Walmart policy, our company will generally pay the NEO an amount equal to two times his or her base salary over a two-year period.
In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of the end of fiscal 2025, the maximum total payments by our company to each NEO under such termination circumstances would be as follows:

Doug McMillon	$3,000,000
John David Rainey	$2,060,000
Suresh Kumar	$2,270,000
John Furner	$2,630,000
Kath McLay	$2,280,000
Chris Nicholas	$1,800,000

92	www.walmart.com

Executive Compensation Tables
Equity awards. Certain equity awards granted under our Stock Incentive Plan held by our NEOs provide for accelerated vesting in the event employment is terminated under certain circumstances. Under the terms of the equity awards held by our NEOs, all unvested restricted stock and unvested performance-based restricted stock units would immediately vest upon the NEO's death or disability. Upon death or disability, performance-based restricted stock awards for which the performance period has been completed would vest at actual performance levels, while performance-based restricted stock units for which the performance period is ongoing would vest at target levels. The following table shows the value of all unvested equity awards that would have vested upon the death or disability of any of our NEOs as of January 31, 2025 (based on the closing price of a Share on the NYSE as of the last trading day of the year ($98.16/Share).

	Equity Awards Vesting Upon Death or Disability
	Shares of Restricted Stock and Earned Performance Equity (#)	Value of Restricted Stock and Earned Performance Equity ($)	Target Shares of Unearned Performance Equity (#)	Value of Unearned Performance Equity ($)
Doug McMillon	1,073,775	105,401,754	195,898	19,229,348
John David Rainey	485,594	47,665,907	84,265	8,271,452
Suresh Kumar	582,707	57,198,519	103,711	10,180,272
John Furner	579,707	56,904,039	99,389	9,756,024
Kath McLay	486,887	47,792,828	95,068	9,331,875
Chris Nicholas	350,376	34,392,910	69,140	6,786,782
The CMDC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.
Deferred Compensation Matching Contribution. Walmart makes a limited matching contribution on participant contributions on participant contributions to the Deferred Compensation Matching Plan, as described above under “Walmart’s Deferred Compensation Plans.” This company matching contribution becomes vested once an officer has participated in the Deferred Compensation Matching Plan for three years. Any unvested company-matching contribution would immediately vest in the event that a participant dies or becomes disabled before the completion of the vesting period.
Officer Deferred Compensation Plan. The Officer Deferred Compensation Plan provides for a prorated 10% or 20% increment to be paid upon separation from service in certain circumstances if age- and service-based requirements are met.
CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate, which is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating this estimated ratio, SEC rules allow companies to adopt a variety of methodologies, apply different exclusions, and make reasonable estimates and assumptions reflecting their unique associate populations. As discussed on page 63 above, our company is unique because we are significantly larger than most of our peer group companies in terms of revenue, market capitalization, and the size and scope of our worldwide associate population. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models, and scale, as well as the different estimates, assumptions, and methodologies allowed under SEC rules applied by other companies in calculating their respective pay ratios and differing employment and compensation practices among such companies.
Considered Population. As of December 31, 2024, we employed approximately 2,165,464 associates worldwide, other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 4.74% of our total associate population or approximately 102,658 associates outside of the U.S. from the following countries: Bangladesh (44); Botswana (769); El Salvador (4,807); Eswatini (83); Guatemala (9,756); Honduras (3,374); Hong Kong (54); India (48,473); Indonesia (2); Israel (213); Lesotho (173); Luxembourg (3); Malawi (121); Mozambique (408); Namibia (282); Nicaragua (4,239); Pakistan (8); Peru (9); Singapore (4); South Africa (29,176), Spain (2); Switzerland (1),Thailand (6); United Kingdom (36); Vietnam (94); and Zambia (521). Therefore, an aggregate associate population of approximately 2,062,806 was considered (the “considered population”) in determining our median associate.

2025 Proxy Statement	93

Executive Compensation Tables
Identifying our Median Associate. In determining our median associate, we used calendar year 2024 gross earnings – meaning total amounts paid before deductions or adjustments, including wages, overtime, bonuses, and the value of any equity awards that vested and were paid to an associate during calendar year 2024. Adjustments were made to annualize the gross earnings of all newly hired permanent associates in the considered population who did not work for the entire calendar year 2024. From the considered population, we then used statistical sampling to identify a group of associates who were paid within a range of 0.5% above or below what we estimated to be our median gross earnings amount (the “median population”). We then reviewed recent historical taxable wage data of the median population, and for those associates within the median population with stable wages, we calculated each of their fiscal 2025 total compensation in the same way as we calculated our CEO’s fiscal 2025 total compensation as set forth in the Summary Compensation table on page 84 and identified the median compensated associate from this group.
Based upon the estimates, assumptions, and methodology described above, the fiscal 2025 annual total compensation of our CEO was $27,408,854, the fiscal 2025 annual total compensation of our median associate was $29,469, and the ratio of these amounts was 930:1.
Pay Versus Performance
As required by SEC rules, we are providing the following information regarding the relationship between “compensation actually paid” as calculated in accordance Item 402(v) of Regulation S-K and various measures of Walmart’s financial performance.
The SEC-defined “compensation actually paid” data set forth in the table below does not reflect amounts actually realized by our NEOs, or how the CMDC evaluates compensation decisions in light of Walmart's performance or individual performance. In particular, the CMDC has not used “compensation actually paid” as a basis for making compensation decisions, nor does it use net income or the total shareholder return of Walmart or the S&P 500 Consumer Discretionary Distribution & Retail Index (formerly the S&P 500 Retailing Index) for purposes of determining incentive compensation paid to our NEOs. In addition, a significant portion of the “compensation actually paid” shown below relates to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest. Please refer to the CD&A beginning on page 55 for a discussion of our executive compensation program and the ways in which the CMDC seeks to align NEO pay with performance.
Pay versus performance table

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (h)	Net Sales ($) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)
Fiscal 2025	27,408,854	101,500,051	14,508,810	48,361,374	277.25	227.91	19,436	674,538
Fiscal 2024	26,968,924	47,471,296	13,951,520	22,559,933	153.75	162.21	15,511	642,637
Fiscal 2023	25,306,714	30,987,575	16,301,614	19,285,472	131.84	125.62	11,680	605,881
Fiscal 2022	25,670,673	31,528,037	12,062,203	15,108,038	126.14	153.61	13,673	567,762
Fiscal 2021	22,574,358	44,179,457	11,432,511	21,196,266	124.77	141.39	13,510	555,233

94	www.walmart.com

Executive Compensation Tables
Explanation of information in the columns of the table:
Doug McMillon served as CEO, who is our principal executive officer (PEO), for each of the years on the table. The non-PEO Named Executive Officers included when calculating the averages in columns (c) and (d) are as follows:

Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
John David Rainey	John David Rainey	Brett Biggs	Brett Biggs	Brett Biggs
Suresh Kumar	Suresh Kumar	John David Rainey	Suresh Kumar	Suresh Kumar
John Furner	John Furner	Suresh Kumar	John Furner	John Furner
Kath McLay	Kath McLay	John Furner	Judith McKenna	Judith McKenna
Chris Nicholas	Chris Nicholas	Judith McKenna	Kath McLay	Kath McLay
Kath McLay
Columns (c) and (e)
Below is an explanation of the amounts deducted and added from Summary Compensation table total compensation amounts to determine “compensation actually paid” as calculated in accordance with Item 402(v)(2) of Regulation S-K:
PEO

Fiscal Year	Summary Compensation table total ($)	Less grant date fair value of stock awards granted during fiscal year that are outstanding and unvested as of FYE ($)	Add FYE fair value of awards granted during the fiscal year that are outstanding and unvested as of FYE ($)	Add fair value as of vesting date of awards granted and vested during the same fiscal year ($)	Change in fair value as of vesting date compared to prior FYE fair value for vested awards granted in prior years ($)	Change in fair value as of FYE compared to prior year-end fair value for unvested and outstanding awards granted during prior years ($)	Add dividends paid on unvested equity awards during fiscal year ($)	Compensation Actually Paid ($)
2025	27,408,854	(20,375,675)	22,622,739	—	20,254,099	51,490,832	99,202	101,500,051
2024	26,968,924	(19,608,750)	20,821,500	—	3,340,915	15,809,477	139,230	47,471,296
2023	25,306,714	(19,411,326)	20,196,471	—	575,438	4,140,924	179,354	30,987,575
2022	25,670,673	(19,195,007)	19,298,673	—	(237,046)	5,773,048	217,696	31,528,037
2021	22,574,358	(15,827,794)	15,703,691	—	5,524,467	15,971,837	232,898	44,179,457
Non-PEO NEOs (averages)

Fiscal Year	Summary Compensation table total ($)	Less grant date fair value of stock awards granted during fiscal year that are outstanding and unvested as of FYE ($)	Add FYE fair value of awards granted during the fiscal year that are outstanding and unvested as of FYE ($)	Add fair value as of vesting date of awards granted and vested during the same fiscal year ($)	Change in fair value as of vesting date compared to prior FYE fair value for vested awards granted in prior years ($)	Change in fair value as of FYE compared to prior year-end fair value for unvested and outstanding awards granted during prior years ($)	Add dividends paid on unvested equity awards during fiscal year ($)	Compensation Actually Paid ($)
2025	14,508,810	(10,679,996)	11,820,368	—	9,560,978	23,055,931	95,283	48,361,374
2024	13,951,520	(10,302,960)	11,153,896	48,529	1,121,378	6,468,432	119,138	22,559,933
2023	16,301,614	(12,488,869)	13,270,497	504,179	208,893	1,397,862	91,296	19,285,472
2022	12,062,203	(8,370,384)	7,912,519	506,097	303,291	2,606,771	87,541	15,108,038
2021	11,432,511	(7,877,220)	7,801,354	—	3,221,102	6,537,497	81,022	21,196,266
Stock awards for our NEOs consist of a combination of restricted stock and performance-based restricted stock units. Equity fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The fair value of unvested time-based restricted stock, as well as the fair value of all share-based awards upon vesting, is based upon the closing price of a Share on the NYSE as of the applicable measurement date. The fair value of unvested performance-based restricted stock units is based upon the probable outcome of the applicable performance conditions as of the measurement date. We do not grant stock options to our Named Executive Officers. Additionally, none of our NEOs participate in a defined benefit or actuarial pension plan.

2025 Proxy Statement	95

Executive Compensation Tables
Columns (f) and (g)
Column (f) reflects total shareholder return calculated in the manner prescribed by Item 201(e) of Regulation S-K, and reflects the cumulative value of $100, including the reinvestment of dividends, if such amount were invested on February 1, 2020. Column (g) represents the cumulative total shareholder return of the S&P 500 Consumer Discretionary Distribution & Retail Index over the same measurement period, assuming reinvestment of dividends.
Columns (h) and (i)
Amounts in these columns are in millions. Column (h) reflects consolidated net income attributable to Walmart calculated in accordance with GAAP for each of the years shown. Column (i) reflects net sales calculated in accordance with GAAP for each of the years shown. Net sales is the company-selected financial measure from the list of the most important performance measures used to link compensation actually paid to our CEO and other NEOs to our company’s performance for fiscal 2025 from the list below.
Description of the relationships between executive compensation actually paid and metrics on the pay versus performance table
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, Walmart’s total shareholder return, and the total shareholder return of the S&P 500 Consumer Discretionary Distribution & Retail Index (formerly the S&P 500 Retailing Index) over the applicable measurement period:
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, and Walmart’s net income calculated in accordance with GAAP over the applicable measurement period:

96	www.walmart.com

Executive Compensation Tables
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, and Walmart’s net sales calculated in accordance with GAAP over the applicable measurement period:
Tabular list of most important financial performance measures used to link compensation actually paid to company performance
As required by Item 402(v) of Regulation S-K, below are the most important financial measures used by Walmart to link compensation actually paid to our NEOs for fiscal 2025 with Walmart’s performance. As described in the CD&A beginning on page 55, the financial performance measures used in our NEO incentive plans are net sales of the total company and/or one of its segments; operating income of the total company and/or one of its segments; and return on investment of the total company, each of which are adjusted to exclude certain items in order to calculate results on a comparable basis from year-to-year. The CD&A describes our pay-for-performance philosophy and provides more information regarding the financial performance measures used in our NEO incentive plans, including the ways in which results calculated for incentive plan purposes differ from our reported financial results.

Net Sales
Operating Income
Return on Investment

2025 Proxy Statement	97

PROPOSAL NO. 4
APPROVAL OF THE WALMART INC. STOCK INCENTIVE PLAN OF 2025

What am I voting on?
We are asking shareholders to approve the Walmart Inc. Stock Incentive Plan of 2025 (the “2025 Stock Incentive Plan”) which includes a request to authorize the issuance of an additional 135,500,000 Shares, subject to adjustment for certain changes in our capitalization, that will be additive to the number of Shares subject to awards and available for issuance under the Walmart Inc. Stock Incentive Plan of 2015, as amended (the “2015 Stock Incentive Plan”). The approval and adoption of the 2025 Stock Incentive Plan is an amendment and restatement of the 2015 Stock Incentive Plan. If our shareholders approve the 2025 Stock Incentive Plan, it will become effective as of the date of such stockholder approval (the “Effective Date”). Approval of the 2025 Stock Incentive Plan will effectively extend the term of the 2015 Stock Incentive Plan to ten years following the Effective Date and make certain other amendments (as described below). On February 4, 2025, upon the recommendation of the CMDC, the Board approved the adoption of the 2025 Stock Incentive Plan, subject to shareholder approval at the 2025 Annual Shareholders’ Meeting. If approved, the 2025 Stock Incentive Plan will be the primary vehicle used by our Board, or the appropriate committees of the Board, to grant equity awards to participating Associates and Non-Management Directors. If our shareholders do not approve the 2025 Stock Incentive Plan, and as a consequence we are not able to continue to grant equity awards at competitive levels, we believe it will negatively affect our ability to recruit and retain highly qualified Associates, which could have a negative effect on our business. If the 2025 Stock Incentive Plan is not approved by our shareholders, the 2015 Stock Incentive Plan would remain in effect and available for additional grants until its expiration.
In view of the foregoing, shareholders will vote on the following resolution at the 2025 Annual Shareholders’ Meeting:
RESOLVED, that the company’s shareholders hereby adopt and approve the Walmart Inc. Stock Incentive Plan of 2025.

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

2025 Stock Incentive Plan Highlights

What we have:
  Ten-year maximum term on stock options and stock appreciation rights.
 Ceiling on value of annual equity grants to Non-Management Directors.
  In the event of a double trigger acceleration event after a change in control, the performance goals will be deemed achieved at “target” level achievement.
What we don’t have: No liberal share recycling. No repricing of stock options or stock appreciation rights without shareholder approval. No excise tax gross ups.

98	www.walmart.com

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
Purpose of Approving the 2025 Stock Incentive Plan
The Board of Directors believes that adoption of the 2025 Stock Incentive Plan is necessary to continue to enable our company to attract, motivate, and retain Associates and Non-Management Directors with appropriate experience and to increase the alignment of the interests of participants with the interests of our shareholders. The additional Shares requested for issuance under the 2025 Stock Incentive Plan are expected to provide us with enough Shares to make equity grants to our Associates and Non-Management Directors to remain competitive with our peers and competitors.
Key Data – Outstanding Awards, Share Usage and Dilution
As of March 31, 2025, of the 780,000,000 Shares reserved for issuance under the 2015 Stock Incentive Plan, 611,900,000 Shares had been issued, 60,600,000 Shares were subject to outstanding awards and 107,500,000 Shares remained available for grant. As of March 31, 2025, there were 56,400,000 full-value awards outstanding (consisting of time- and performance-based restricted stock units); and the closing share price of a Share on the NYSE was $87.79. Our equity compensation scheme is broad-based as we do not limit grants to only members of the senior leadership team but instead grant equity awards to Associates at all levels of management. During fiscal 2025, we granted equity or equity-based awards to approximately 64,000 Associates outside of our Executive Officers. From fiscal 2023 through fiscal 2025, we granted awards under the 2015 Stock Incentive Plan as follows:
Annual Equity Usage

	Fiscal 2023	Fiscal 2024	Fiscal 2025	3-Year Average
Gross grants(1)	41,787,000	48,750,000	55,941,000	48,826,000
Weighted-average shares outstanding—basic	8,171,000,000	8,077,000,000	8,041,000,000	8,096,700,000
Gross usage (% of outstanding)(2)	0.51%	0.60%	0.70%	0.60%
(1)Consists of Shares of restricted stock, RSUs, and performance-based RSUs. Performance-based RSUs are reflected at target levels.
(2)Calculated as gross grants divided by weighted-average shares outstanding, both as listed in the table.
•The historical amounts of equity awards granted by the Company. Our three-year average “burn rate” was 0.60% for fiscal years 2023 through 2025. We define burn rate as the total number of Shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. We believe our historical burn rate is reasonable for a company of our size in our industry.
•Estimated duration of Shares available for issuance under the 2025 Stock Incentive Plan. Based on the additional 135,500,000 Shares we are requesting in connection with the approval of the 2025 Stock Incentive Plan, our three-year average burn rate as described above and the terms of the 2025 Stock Incentive Plan, we expect that the Share Reserve available as a result of stockholder approval of the 2025 Stock Incentive Plan will cover awards for three to five years.
•Dilutive impact. The following table provides aggregated information regarding the overhang and dilution associated with the 2025 Stock Incentive Plan and the 2015 Stock Incentive Plan and the potential shareholder dilution that could result if the 2025 Stock Incentive Plan were approved.

2025 Proxy Statement	99

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
Fully-Diluted Overhang Calculation

	As of March 31, 2025	As of March 31, 2025, Giving Effect to Approval of Amended Plan
Shares outstanding	8,005,900,000	8,005,900,000
Potential dilution:
Shares issuable under outstanding equity awards(1)	60,600,000	60,600,000
Existing Share Reserve under the 2015 Stock Incentive Plan	107,500,000	107,500,000
Additional Shares requested for future awards under the 2025 Stock Incentive Plan		135,500,000
Total potential Shares outstanding	8,174,000,000	8,309,500,000
Fully-diluted overhang(2)	2.06%	3.65%
(1)Consists of 4,200,000 Shares of restricted stock, 15,900,000 performance-based RSUs and 40,500,000 service-based vesting RSUs. Fiscal 2024 and fiscal 2025 performance-based RSUs have been adjusted for performance achievement.
(2)Calculated as potential dilution Shares divided by potential Shares outstanding, both as listed in the table.
•Historical Award Recipients and Award Types. Our awards generally consist of:
•Time-based restricted stock and performance-based RSUs to eligible U.S. officers;
•RSUs to all other eligible U.S. management Associates (participating Associates in other countries may receive other types of equity or equity-based awards); and
•Unrestricted Shares to Non-Management Directors, who may also elect to receive their cash retainers in Shares, deferred stock units, or deferred cash.
Material Changes from the 2015 Stock Incentive Plan to the 2025 Stock Incentive Plan
The following summary details the material differences between the 2015 Stock Incentive Plan and the 2025 Stock Incentive Plan.
•The aggregate number of Shares reserved for issuance pursuant to awards granted under the 2025 Stock Incentive Plan will be increased by 135,500,000 additional Shares for a total of approximately 243,000,000 Shares reserved under the 2025 Stock Incentive Plan.
•The maximum number of Shares that may be granted to a recipient pursuant to plan awards during a fiscal year will be increased from 2,000,000 to 6,000,000 Shares.
•The maximum Share value of awards that may be granted to a Non-Management Director, when aggregated with other compensation payable to such Director, in any one fiscal year will be increased from $500,000 to $2,000,000.
•We added provisions to the 2025 Stock Incentive Plan that address the impact of certain corporate events that would result in an effective “change in control” of our company on then-outstanding plan awards. The additional terms explicitly provide that a change of control will not automatically accelerate the vesting of any awards if such awards are assumed by the acquirer.
•Section 162(m) of the Code, prior to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), allowed performance-based compensation that met certain requirements to be tax deductible regardless of amount. This qualified performance-based compensation exception was repealed as part of the TCJA. We have removed certain provisions from the 2025 Stock Incentive Plan which were otherwise required for awards to qualify as performance-based compensation under the Section 162(m) exception prior to its repeal but have retained the limit on the number of Shares subject to awards that may be granted to an individual in any calendar year.
The 2025 Stock Incentive Plan amends and restates the 2015 Stock Incentive Plan in a number of other ways that we do not believe are material. These other amendments are intended to reflect current best practices, including with respect to matters such as administration of the plan and addressing compliance with current laws and regulations. No awards have been made that are contingent upon shareholder approval of the 2025 Stock Incentive Plan.

100	www.walmart.com

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
Summary of the Material Terms of the 2025 Stock Incentive Plan
Shares Authorized for Issuance
•A number of Shares equal to the sum of (a) 135,500,000 Shares plus (b) the number of Shares remaining available for the grant of new awards under the 2015 Stock Incentive Plan (i.e., not subject to outstanding awards) as of the date the 2025 Stock Incentive Plan is approved by shareholders are available for delivery under the 2025 Stock Incentive Plan, subject to adjustment for stock splits, the effects of corporate transactions, and other capitalization events or other events affecting the Shares.
•When a recipient uses Shares owned or to be acquired on exercise to pay all or a portion of the exercise price of a stock option or Shares are withheld for taxes on exercise or vesting/settlement of an award, those Shares will not be added back to the number of Shares authorized for issuance.
Limits on Shares
The maximum number of Shares that may be granted pursuant to plan awards denominated in Shares under the 2025 Stock Incentive Plan to a recipient during any single fiscal year may not exceed 6,000,000 Shares; provided, however, that if the performance period applicable to a plan award exceeds 12 months, the 6,000,000 Share limit will apply to each 12-month period in the performance period.
Additionally, the maximum value of all plan awards awarded under the 2025 Stock Incentive Plan and all other compensation paid by Walmart to any Non-Management Director during any single fiscal year may not exceed $2,000,000.
Administration
The plan committee (which is the CMDC or any delegate of the CMDC, as permitted under the 2025 Stock Incentive Plan and subject to Section 16) will administer the 2025 Stock Incentive Plan provided that “committee” means the full Board, with respect to awards to Non-Management Directors.
The Board may also delegate administration of the 2025 Stock Incentive Plan to any other committee of the Board or another person or body to the extent permitted under applicable law.
The plan committee has broad discretionary authority and responsibility for administering and making decisions under the 2025 Stock Incentive Plan, and its determinations, designations, interpretations, and other decisions are final, conclusive, and binding, all subject to the terms of the 2025 Stock Incentive Plan. By way of example, the committee:
•Establishes rules, procedures, and forms governing the 2025 Stock Incentive Plan;
•Determines the individuals who will be recipients and what awards will be made to them;
•Determines the fair market value of the Shares for any purpose;
•Sets the terms and conditions of any award and determines and certify whether, and the extent to which, any such terms have been satisfied;
•May amend the terms of awards without a recipient’s consent (except that (a) if shareholder consent is specifically required, it must be obtained, and (b) participant consent is required to amend an award if, in the committee’s judgment, it would have a materially adverse effect on the recipient, other than amendments (i) changing the timing of taxation or (ii) that the committee, in its sole discretion, determines is necessary or advisable to facilitate compliance with applicable law);
•May establish, amend, and terminate sub-plans and make such adjustments or modifications to awards for persons who are working outside of the United States as advisable to fulfill the purposes of the 2025 Stock Incentive Plan or to comply with local law; and
•May delegate (i) certain ministerial duties under the 2025 Stock Incentive Plan to one or more administrators, who may be Associates and (ii) non-ministerial duties under the 2025 Stock Incentive Plan to an officer of Walmart.

2025 Proxy Statement	101

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
Eligibility
Associates and Non-Management Directors of Walmart or Associates of any affiliate of Walmart whom the committee determines have the potential to contribute significantly to the success of Walmart or any Affiliate of Walmart may be eligible to receive awards under the 2025 Stock Incentive Plan, except that our Non-Management Directors are not eligible to receive incentive stock options. As of March 31, 2025, approximately 56,200 Associates would be eligible to receive awards under the 2025 Stock Incentive Plan subject to the committee making the determination described above. Historically, awards have been made to eligible management Associates, which numbered approximately 64,000 in fiscal 2025. All 11 of our Non-Management Directors and all 10 of our Executive Officers are eligible for awards under the 2025 Stock Incentive Plan.
Types of Awards
The 2025 Stock Incentive Plan allows the committee to grant:
•restricted stock units,
•performance share units,
•restricted stock,
•stock options,
•stock appreciation rights, and
•unrestricted Shares.
Vesting. The vesting of Shares or other rights to receive payments under any or all awards (other than Shares granted free of restrictions or vesting conditions) may be made contingent on the award recipient’s continued employment or service with Walmart over a certain period (“time-based”) and/or the achievement of stated performance-based criteria described below (“performance-based”).
Restricted Stock Units. Restricted stock units provide the right to receive either Shares, cash, or a combination thereof (as determined by the committee at the time of grant) upon the lapse of the restrictions imposed in the award. These restrictions may be time-based, performance-based, or both. A participant receiving a restricted stock unit award will not possess voting rights or any other rights of a shareholder with respect to such award until vested, except as provided in the award agreement for such award.
Performance Share Units. Performance share units provide the right to receive a certain number of Shares or their equivalent value in cash upon satisfaction of one or more performance goals over a specified performance period or periods. The performance measures on which these goals may be based are described below. In addition, the vesting of performance share units may also contain a service-based condition.
Stock Options and Stock Appreciation Rights. The 2025 Stock Incentive Plan allows the committee to grant both non-qualified and incentive stock options, as well as stock appreciation rights. Each stock option gives the recipient the right to receive a number of Shares upon exercise of the stock option and payment of the stock option exercise price. Stock appreciation rights provide the right to receive the cash amount equal to the difference between the fair market value of a Share and the exercise price or a number of Shares having a fair market value equal to the amount payable upon exercise of the stock appreciation right or any combination of cash and Shares. In the case of both stock options and stock appreciation rights, the exercise price will not be less than the fair market value of a Share on the grant date (or 110% of the fair market value in the case of incentive stock options granted to certain recipients who own 10% or more of the voting power of all classes of stock of Walmart and any parent/subsidiary). The committee may deem that a holder of options or stock appreciation rights has exercised such options or rights on the expiration date using a net share settlement method of exercise if, on that expiration date, the options or rights are vested and the exercise price is less than the then fair market value of the Shares. As of March 31, 2025, no options to purchase Shares were outstanding under the 2015 Stock Incentive Plan and predecessor plans.
Unrestricted Shares and Restricted Stock. The 2025 Stock Incentive Plan allows Walmart to grant unrestricted Shares to the Non-Management Directors. Walmart may grant restricted stock awards to Associates and Non-Management Directors in the committee’s sole discretion. Restricted stock awards consist of Shares that are forfeitable until the restrictions lapse. These restrictions may be time-based, performance-based, or both. Prior to the vesting of the restricted stock, the holder may not transfer the restricted stock or any interest therein and may hold those Shares only in book entry form. However, the recipient will still receive dividends on, and may vote, the restricted Shares.

102	www.walmart.com

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
No Repricing. Notwithstanding the authority of the committee under the Plan, except in connection with any corporate transaction involving Walmart, the terms of outstanding plan awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other plan awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without the prior approval of Walmart shareholders.
Performance Measures and Goals. Performance-based awards will be subject to one or more performance goals using one or more performance measures which may, but are not required to, be selected from among the following, which performance goals and performance measures may be applied to Walmart as a whole, or to a division or other unit within Walmart or an affiliate or an individual recipient, group of recipients, or of a store or group of stores and they may apply on a pre-or post-tax basis, set a specific level or relative to the performance of other comparable companies, business units or divisions or individuals or a defined index: (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the committee deems appropriate and, if the committee so determines, net of or including dividends or net of or including the after-tax cost of capital) before or after interest and taxes and before or after interest, taxes, depreciation, and amortization; (b) gross or net revenue, or changes in annual revenues, same store sales, comparable store sales, or average ticket sales; (c) cash flow(s) (including either operating or net cash flows or free cash flows); (d) economic value added; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time; (f) Share price or Share price appreciation; (g) market capitalization or changes in market capitalization; (h) earnings growth or growth in earnings per Share; (i) return measures, including financial return ratios, return or net return on assets, investment, net assets, equity, capital gross sales, or sales per square foot; (j) adjusted pre-tax margin; (k) pre-tax profits; (l) operating and gross margins; (m) operating profits; (n) operating or administrative expenses; (o) dividends; (p) net income or net operating income; (q) growth in operating earnings or growth in earnings per Share; (r) value of assets; (s) volume, unit volume, market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (t) aggregate product price, including markdown goals, and other product measures; (u) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (v) reduction of losses, loss ratios, expense ratios or leveraging expenses; (w) reduction in fixed costs; (x) operating cost management and budget comparisons; (y) cost of capital; (z) debt reduction; (aa) balance sheet measures and financial ratings (including maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics, credit rating, capital expenditures, debt, debt reduction, working capital, average invested capital, leverage ratio, or coverage ratio); (bb) productivity improvements and store payroll goals (including stocking and other labor hours goals); (cc) average inventory turnover or inventory controls and net asset turnover; (dd) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures, including implementation or completion of strategic initiatives or critical projects; (ee) customer satisfaction based on specified objective goals or a Walmart-sponsored customer survey designed and administered by an independent surveyor, customer growth, or number of customers; (ff) employee diversity goals; (gg) employee engagement; (hh) employee turnover; (ii) specified objective social goals, including specified goals in corporate ethics and integrity; (jj) compliance objectives; (kk) environmental and health and safety goals and record; (ll) workers’ compensation goals; (mm) business integration; (nn) succession plan development and implementation; or (oo) store constructions, openings, remodels, and/or closings.
The committee may, at any time, provide that the performance goals shall include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss, and other items as set forth in the 2025 Stock Incentive Plan.
Recoupment and Forfeiture
If the plan committee, or its delegate, determines that a current or former Associate or Non-Management Director engaged in conduct that the committee deems detrimental to the best interests of Walmart or its affiliates, then the individual will forfeit all awards made under the 2025 Stock Incentive Plan then outstanding, and must repay to Walmart any payments received from Walmart with respect to such awards within 24 months prior to the date such misconduct occurred. Conduct detrimental to the best interests of Walmart could include, but is not limited to, violation of Walmart’s Code of Conduct or any other Walmart policy, theft, the commission of a felony or a crime involving moral turpitude, or similar serious offenses while providing services to Walmart or any affiliate. In addition, if an award recipient prior to or within one year after the date of settlement of an award engages in any act the committee deems inimical to the best interest of Walmart, breaches a restrictive covenant, or otherwise has breached a Walmart policy, the recipient will be obligated, on demand, to return the amount paid or distributed in settlement of the award. Further, all awards are subject to Walmart’s general policies with respect to the recoupment or forfeiture of executive compensation as in effect from time to time, or requirements of applicable law, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Section 303A.14 of the NYSE Listed Company Manual or for governance considerations or in other similar circumstances.

2025 Proxy Statement	103

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
Amendments and Termination
The Board may amend or terminate the 2025 Stock Incentive Plan without shareholder approval unless shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which Shares are traded. However, no amendment that in the Board’s judgment would materially adversely affect a recipient (other than a change in the timing of taxation) may be made without the recipient’s consent.
Adjustments for Stock Splits and Similar Events
In the event of an extraordinary stock dividend or other distribution, stock split, reorganization, recapitalization, spin-off, or other similar event, the committee may determine an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Stock Incentive Plan. In such event, the committee may adjust the number and type of Shares (or other securities) available under the 2025 Stock Incentive Plan or subject to outstanding grants and, subject to various limits in the 2025 Stock Incentive Plan, the exercise price of outstanding stock options and other awards.
Change of Control
The occurrence or change in ownership or voting control of Walmart as the result of a merger or other business combination, an acquisition of securities of Walmart, a sale of all or substantially all of the assets of Walmart, or any other transaction resulting in a change of control of Walmart will not, by itself, result in the automatic acceleration of the vesting of any awards.
In the event that the successor corporation does not assume or substitute for the award, the awards will fully vest and outstanding stock options and stock appreciation rights will become fully exercisable, including with respect to Shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and performance-based awards will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions will be deemed met. In addition, if a stock option or stock appreciation right is not assumed or substituted in the event of a change in control of Walmart, the committee will notify the recipient, in writing or electronically, that the stock option or stock appreciation right will be exercisable for a period of time determined by the committee in its sole discretion, and the stock option or stock appreciation right will terminate upon the expiration of such period.
Registration with the SEC
Subject to shareholder approval of this proposal, Walmart intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2025 Stock Incentive Plan.
New Plan Benefits
All awards to employees and outside directors under the 2025 Stock Incentive Plan are made at the discretion of the committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the 2025 Stock Incentive Plan are not determinable at this time. No awards have been made under the 2025 Stock Incentive Plan that are contingent upon approval of the 2025 Stock Incentive Plan by the shareholders.
Summary of Material U.S. Federal Income Tax Consequences
The following is a brief summary of certain U.S. federal income tax aspects of awards under the 2025 Stock Incentive Plan based upon the U.S. federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain other U.S. federal, state and local taxes and non-U.S. taxes, which are not described herein. The 2025 Stock Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the 2025 Stock Incentive Plan.
Stock Options and Stock Appreciation Rights. The grant of a stock option or a stock appreciation right is not intended to have immediate tax consequences for the grantee or Walmart. Upon exercising a non-qualified stock option, the recipient will recognize ordinary income in an amount equal to the difference between the fair market value on the date of exercise of the stock acquired and the stock option exercise price, and Walmart will be entitled to a deduction in the same amount. In general, if applicable holding period requirements are satisfied, the recipient will have no taxable income upon the exercise of an incentive stock option (except that the alternative minimum tax may apply), and Walmart will have no deduction. If the

104	www.walmart.com

Proposal No. 4 Approval of Walmart Inc. Stock Incentive Plan of 2025
applicable holding requirements are satisfied, the grantee of an incentive stock option will recognize capital gain or loss on sale or similar disposition of the Shares after exercise. With respect to an incentive stock option, Walmart will have a deduction if the Shares are sold prior to the end of the applicable holding period. Upon exercising a stock appreciation right, the recipient must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and non-forfeitable stock received, and Walmart will be entitled to a deduction in the same amount.
Restricted Stock Units. Generally, the recipient of a restricted stock unit (or performance share unit) will recognize ordinary income at the time the Shares underlying the units are delivered equal to the fair market value of the underlying Shares as of such settlement date and Walmart will be entitled to a deduction in the same amount.
The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from restricted stock units (or performance share units) will be the amount paid for such Shares plus any ordinary income recognized when the Shares are delivered.
Restricted Stock Awards. Generally, Walmart receives a deduction and the recipient recognizes taxable income equal to the fair market value of restricted stock at the time the restrictions on the Shares lapse and/or the performance criteria are satisfied, as applicable, unless the recipient elects to recognize such income immediately by so electing not later than 30 days after the date of grant by Walmart to the recipient of the restricted stock as permitted under Section 83(b) of the Code, in which case both Walmart’s deduction and the recipient’s inclusion in income occur on the grant date. The participant’s ordinary income is measured as the difference between the amount paid for the Shares, if any, and the fair market value of the Shares on the date the stock is no longer subject to forfeiture, and Walmart will be entitled to a deduction in the same amount.
Limits on Walmart Tax Deduction. Generally, Walmart will be able to take a compensation deduction in the amount of ordinary income a participant recognizes in connection with the exercise, issuance or settlement of an award under the 2025 Stock Incentive Plan, as applicable. However, Walmart’s deduction may be limited by Section 162(m) of the Code, as amended by TCJA, which generally limits the deductibility of compensation paid to any current or prior “covered employees” (as defined in Section 162(m) of the Code) in any one year to $1,000,000 (not including certain grandfathered or excluded amounts).
Section 280G. If an individual’s rights under the 2025 Stock Incentive Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.
Section 409A. Certain types of awards under the 2025 Stock Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2025 Stock Incentive Plan and awards granted under the 2025 Stock Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the committee, the 2025 Stock Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
The 2025 Stock Incentive Plan is not intended to be qualified under Section 401(a) of the Code.

2025 Proxy Statement	105

STOCK OWNERSHIP
Equity Compensation Plan Information
The following table provides certain information as of the end of fiscal 2025 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	76,882,815	(1)	—	368,814,678	(2)
Equity compensation plans not approved by security holders	—		—	—
TOTAL	76,882,815		—	368,814,678
(1)This amount includes 20,323,311 Shares that may be issued upon the vesting of performance equity awards granted under the 2015 Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon vesting if maximum performance goals are achieved for each performance cycle, and 51,757,853 Shares that may be issued upon the vesting of restricted stock units granted under the 2015 Stock Incentive Plan. This amount also includes 4,801,651 Shares deferred in the form of Shares by officers and Outside Directors.
(2)This amount includes 261,977,455 Shares available under the Associate Stock Purchase Plan and 106,837,223 Shares available under the 2015 Stock Incentive Plan.
Holdings of Major Shareholders
The following table lists the beneficial owners of greater than 5% of the Shares outstanding as of April 11, 2025. As of April 11, 2025, there were 8,000,886,911 Shares outstanding.

Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Dispositive Power		Direct or Indirect Ownership with Shared Voting and Dispositive Power	Total		Percent of Class
Walton Enterprises, LLC(1)	3,002,673,393	(4)	N/A	3,584,603,851	(4)	44.80%
Walton Family Holdings Trust(2)	N/A		N/A	581,930,458	(5)	7.27%
The Vanguard Group(3)	N/A		N/A	412,539,774	(6)	5.16%
(1)The business address of Walton Enterprises, LLC is 8805 Tamiami Trail N., Suite 108, Naples, Florida 34108. The managing members of Walton Enterprises, LLC are WELLCO Mgmt Trust #1, WELLCO Mgmt Trust #2, WELLCO Mgmt Trust #3, and WELLCO Mgmt Trust #4. Carrie Walton Penner, Benjamin Walton, Rob Walton, and Samuel Walton are trustees of WELLCO Mgmt Trust #1. Alice Proietti, James Walton, Jim Walton, Steuart Walton, and Thomas Walton are trustees of WELLCO Mgmt Trust #2. Alice Walton is trustee of WELLCO Mgmt Trust #3. Lukas Walton is trustee of WELLCO Mgmt Trust #4. With respect to Walton Enterprises, LLC, voting and dispositive power over all of the Shares held thereby is exercised by the managing members thereof (acting by majority vote).
(2)The business address of Walton Family Holdings Trust is P.O. Box 1508, Bentonville, Arkansas 72712. The trustees of Walton Family Holdings Trust are Carrie Walton Penner, Alice Proietti, Alice Walton, Benjamin Walton, James Walton, Jim Walton, Lukas Walton, Rob Walton, Samuel Walton, Steuart Walton, and Thomas Walton. With respect to Walton Family Holdings Trust, dispositive power over all of the Shares held thereby is exercised by the trustees thereof (acting by majority vote), and voting power over all of the Shares held thereby is exercised by Walton Enterprises, LLC (acting by the majority vote of its managing members) pursuant to the irrevocable proxy described below.
(3)The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)The Shares shown as beneficially owned by Walton Enterprises, LLC represent (a) 3,002,673,393 Shares held by Walton Enterprises, LLC and (b) 581,930,458 Shares held by Walton Family Holdings Trust, as to which Walton Enterprises, LLC has sole voting power pursuant to an irrevocable proxy granted by Walton Family Holdings Trust to Walton Enterprises, LLC.
(5)The Shares shown as beneficially owned by Walton Family Holdings Trust represent 581,930,458 Shares held by Walton Family Holdings Trust, as to which Walton Family Holdings Trust has sole dispositive power.
(6)Based solely on the Schedule 13G filed by The Vanguard Group on February 13, 2024 reflecting ownership as of December 29, 2023, as adjusted to reflect the Company’s 3-for-1 forward split of its common stock, which was effected on February 23, 2024. The Schedule 13G discloses that The Vanguard Group has: (a) sole voting power as to 0 Shares; (b) shared voting power as to 5,048,658 Shares; (c) sole dispositive power as to 395,251,860 Shares; and (d) shared dispositive power as to 17,287,914 Shares.

106	www.walmart.com

Stock Ownership
Holdings of Officers, Directors, and Director Nominees
This table shows the number of Shares beneficially owned by each director, director nominee, and NEO as of April 11, 2025. It also shows the Shares beneficially owned by all of Walmart’s directors, director nominees, and Executive Officers as a group on that date. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to restricted stock units or other rights held by such person that are currently vested or will become vested within 60 days of April 11, 2025, are considered outstanding, although such Shares are not considered outstanding for purposes of computing the percentage ownership of any other person. As of April 11, 2025, there were 8,000,886,911 Shares outstanding.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Dispositive Power(1)(2)		Indirect with Shared Voting and Dispositive Power		Total	Percent of Class
Cesar Conde	28,205		—		28,205	*
Tim Flynn	151,879	(3)	—		151,879	*
Sarah Friar	55,887	(4)	—		55,887	*
John Furner	433,007		—		433,007	*
Carla Harris	47,121		—		47,121	*
Tom Horton	55,565		—		55,565	*
Suresh Kumar	1,317,753		—		1,317,753	*
Marissa Mayer	126,427	(5)	—		126,427	*
Kath McLay	680,999		—		680,999	*
Doug McMillon	1,206,828		1,053,906	(10)	2,260,734	*
Bob Moritz	8,367		—		8,367	*
Brian Niccol	6,191	(6)	—		6,191	*
Chris Nicholas	169,805		—		169,805	*
Greg Penner	251,723	(7)	1,448,634	(11)	1,700,357	*
John David Rainey	217,081		—		217,081	*
Randall Stephenson	59,813	(8)	—		59,813	*
Steuart Walton	75,911	(9)	93,654	(12)	169,565	*
Directors, Director Nominees, and Executive Officers as a Group (21 persons)	5,530,232		2,596,194		8,126,426	*
*    Less than 1%
(1)None of our directors or Executive Officers have any pledging arrangements in place involving Walmart stock.
(2)These amounts exclude Shares of unvested performance-based restricted stock units and deferred stock units held by certain Executive Officers that will not vest or settle within 60 days of April 11, 2025.
These amounts include Shares that the following persons hold in the 401(k) Plan:

Name	Shares Held in the 401(k) Plan
Doug McMillon	5,746
John Furner	5,612
Directors, Director Nominees, and Executive Officers as a Group (21 persons)	11,358
(3)Consists of 151,879 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(4)Consists of 55,887 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(5)Consists of 126,427 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.

2025 Proxy Statement	107

Stock Ownership
(6)Includes 4,247 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(7)Includes 217,550 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(8)Includes 6,506 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(9)Consists of 75,911 deferred stock units, each of which represents the right to receive one Share following termination of service as a director.
(10)Consists of 415,203 Shares held by trust for children; 57,270 Shares held by spouse's trust for children; 178,689 Shares held by trust for spouse; 6,774 Shares held by son; and 395,970 Shares held by spouse's trust for children and Mr. McMillon.
(11)Consists of 1,448,634 Shares held by spouse.
(12)Consists of 93,654 Shares held by spouse.
Delinquent Section 16(a) Reports
To our knowledge, based solely on a review of such reports that have been filed with the SEC and written representations that no other reports were required, we believe that during the year ended January 31, 2025, our Executive Officers, directors, and greater-than-10% shareholders timely filed all reports required by Section 16(a), except for the following reports: (i) each of our Executive Officers did not timely report on Form 4 one award of performance-based restricted stock units upon the determination that performance criteria had been satisfied due to administrative error by the company; and (ii) John Furner and David M. Chojnowski each reported one transaction on Form 4 one day late due to administrative error by the company.

108	www.walmart.com

SHAREHOLDER PROPOSALS

Included in this proxy statement are seven shareholder proposals submitted under SEC rules by shareholders who notified the company of their intention to present these proposals for voting at the 2025 Annual Shareholders’ Meeting. The names of the lead filers are provided below. We will also provide the names of any co-filers, as well as the addresses and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal, upon request made to Walmart Inc., c/o Office of the Corporate Secretary.
As discussed on page 37, we regularly engage with shareholders and other stakeholders to hear their perspectives on various topics. These engagements are usually collaborative and help us identify risks and opportunities, adopt practices that enhance our business, and improve our disclosures to enhance trust and inform decision-making. For example, recent feedback has helped us to update our political engagement and board governance policies, enhance our responsible sourcing program, and improve our executive compensation narratives.
Shareholder proposals are a different story. While occasional reasonable and good-faith proposals are submitted and sometimes adopted, this is the exception. Proponents often include interest groups seeking to leverage Walmart's name recognition to draw attention to themselves or advocate for a cause, regardless of Walmart's performance on the issue. In some cases, they hold just enough shares to pass the ownership threshold required to submit a proposal. Many proposals attempt to force Walmart to take sides on sensitive or polarizing issues, which would erode—rather than enhance—shareholder value.
This year’s batch is no exception: We received competing proposals seeking to draw us into taking sides on polarizing social issues, proposals that would interfere with our judgment about which products to carry and how to engage our customers, proposals that rehash issues already recently rejected by shareholders, and proposals that would require us to make statements that could be used against us in litigation.
We’ve spent significant time and resources reviewing the proposals, engaging proponents, collecting feedback from shareholders, discussing the issues with internal business leaders, and preparing responses. All of this resulted in one small change to our corporate governance guidelines and five statements in opposition that restate why we believe our current practices and disclosures are well-designed to promote shareholder value.
If a proposal is included in our Proxy Statement, we are required to include it in full and without substantive modification, and the statements and citations in a shareholder proposal and its supporting materials are the sole responsibility of the proponent. Needless to say, some of the shareholder proposals and supporting statements contain assertions about Walmart that we believe are incorrect, and while we respond to some of them, we have not attempted to refute all such inaccuracies. For proposals number 6 and 7, which relate to similar subject matter, we have included a single response to both proposals. We have done the same for proposals number 8 and 9, which also address similar topics.
Everything we do is intended to fulfill our purpose of saving people money and helping them live better, build a stronger business, and create opportunities for all of our Associates. We encourage shareholders to read the proposals and our responses carefully and to consider whether the proposal would actually advance shareholder value or distract management and the board from ensuring current strategies are successful.

AGAINST
THE BOARD RECOMMENDS A VOTE AGAINST EACH OF THE FOLLOWING SHAREHOLDER PROPOSALS, IN EACH CASE IF PROPERLY PRESENTED AT THE MEETING, FOR THE REASONS STATED IN WALMART'S STATEMENTS IN OPPOSITION TO THE SHAREHOLDER PROPOSALS.

2025 Proxy Statement	109

Shareholder Proposals
PROPOSAL NO. 5
Request for Third-Party Assessment of Company Policies Regarding Law Enforcement Information Requests Related to Medication Use by Customers and Employees
Segal Marco Advisors on behalf of AFL-CIO Equity Index Funds has advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Resolved: Shareholders request the Board of Directors of Walmart Inc. (the "Company") commission an independent, third-party assessment of the Company's policies regarding law enforcement information requests relating to the use of medications by the Company's customers and employees. The assessment, prepared at reasonable cost and omitting legally privileged, confidential, or proprietary information, should be publicly disclosed on the Company's website.
Supporting Statement:
Federal and state laws regarding the sale and distribution of medication may conflict or have contested application. For example, a conflict of laws may arise regarding certain medications related to contraception, abortion, and gender-affirming treatments. While our Company is not exempt from law enforcement requests related to these medications, we believe that our Company can enhance trust with its customers and employees by adopting and disclosing robust data privacy and data collection minimization practices.
For these reasons, we believe that an independent, third-party assessment of the Company's policies regarding law enforcement information requests relating to the Company's customers and employees use of medications would be beneficial for the Board of Directors in the exercise of its fiduciary duties. In addition, disclosing the results of the assessment will provide greater transparency for the Company's shareholders, customers, and employees.
For these reasons, we urge you to vote FOR this proposal.

Walmart's Statement in Opposition to Proposal No. 5
We recommend that shareholders vote against the proposal because—consistent with Walmart’s commitment to the ethical and responsible use of data—Walmart has implemented processes and procedures to help ensure customer data is handled lawfully and transparently and has a dedicated team of experts who carefully consider each governmental information request and respond in a consistent manner.
Walmart has a dedicated team of experts who carefully consider governmental information requests and respond in a compliant and consistent manner.
Walmart receives requests for information from federal, state, and local law enforcement and regulatory agencies, some of which relate to Walmart’s health and wellness business. Many of these information requests are compulsory, meaning that Walmart is required by law to comply with them. Ensuring that we appropriately respond to law enforcement and regulatory inquiries while also protecting customer and patient privacy is critical to our efforts to be the most trusted retailer. Walmart has a dedicated team responsible for reviewing information requests received from government agencies. This team has developed and implemented procedures to review these requests and determine the manner and timing of responses to lawful information requests.

110	www.walmart.com

Shareholder Proposals
Walmart handles customer and associate data in a responsible and compliant manner.
Providing good customer service requires us to collect and use certain types of customer data, such as payment and transaction data. In our pharmacy business, we must collect and retain certain types of data in order to serve customers and comply with regulatory obligations.
Walmart complies with legal requirements—including the Health Insurance Portability and Accountability Act—in retaining and using customer data, as well as when responding to any governmental requests for customer or patient information.
Walmart privacy controls are incorporated in the design, development, procurement, or modification of technology, business processes, or projects that involve the processing of personal information. Our legal team, collaborating with others, monitors legal and practice developments to help ensure we both follow the law and meet our own high standards.
Walmart is transparent with customers about how their data may be used.
Transparency fosters trust. Our privacy notices disclose to customers clear, prominent, and easily accessible information on what personal information we collect, how and why we collect it, how we use and protect it, how long we keep it, when and with whom we share it, and what privacy rights our stakeholders may have. We regularly review our notices and update them where appropriate to cover new regulations, technologies, and services. In particular, the Walmart Privacy Policy informs customers about the information we collect in stores and online in order to provide them with products and services and to run our retail business. In addition, the Walmart Notice of Privacy Practices details practices and restrictions unique to all health and wellness services owned or serviced by Walmart. These notices tell customers how we collect, use, share, and protect their personal information. These notices outline what choices customers have about how their personal information is used.

AGAINST	FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2025 Proxy Statement	111

Shareholder Proposals
PROPOSAL NO. 6
Report on Reduction of Plastic Packaging and Recyclability Claims
Green Century Capital Management, Inc. has advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Whereas: Plastic pollution is a global systemic risk. Only 9% of plastic waste globally is recycled[1] and 95% of plastic packaging is disposed of after one use.[2] The limits of plastic recycling coupled with estimates that plastic consumption will double by 2040[3] indicate that to sufficiently mitigate plastics-related risks, plastic reduction is key.
Walmart states that it aims to “break the link between consumption and waste.”[4] The company discloses extensively on its recycling initiatives and acknowledges that in addition to recycling, large scale reuse models and innovations are necessary to address plastic pollution. However, disclosure of Walmart’s plans to integrate reuse systems into its business model is minimal and virgin plastic use in Walmart’s private label packaging increased by 6% in 2022 against its goal of a 15% reduction by 2025.[5]
Insufficient action to address plastic-related risks exposes Walmart to financial risk:
•Legal risk: Plastic packaging distributed by companies including Walmart has low recycling rates,[6] especially flexible plastic packaging.[7] Consequently, Walmart’s use of the Store Drop Off label is misleading under the FTC Green Guides[8] and likely illegal in California once SB 343[9] takes effect, as the label’s use of the chasing arrows symbol misrepresents the recyclability of flexible plastic packaging to consumers. Additionally, the California State Attorney General is investigating the misuse of recyclable labels and recently filed a lawsuit against Exxon for making misleading claims about plastic recyclability.[10]
•Regulatory risk: Regulatory developments such as extended producer responsibility laws[11] could cost companies up to $100 billion annually should governments require them to cover the waste management costs of their packaging.[12] Six states are considering legislation similar to California’s SB 343.[13]
•Reputational risk: Recent research indicates that consumer demand for sustainability and trustworthiness is increasing.[14] Meanwhile, multiple investigations into claims of plastic recyclability reveal that most plastic packaging ends up in landfills.[15,16] Misleading recyclable labeling and insufficient action to reduce its plastic footprint puts the trust of consumers in Walmart at risk.
To mitigate plastic-related risk, the proponent believes Walmart should prioritize plastic reduction, increase reusable packaging, and redesign remaining product packaging for consistent recycling or composting.
Resolved: Shareholders request that Walmart issue a report within one year, at reasonable cost and omitting proprietary information, assessing how the Company can increase the scale, pace, and rigor of its sustainable packaging efforts by reducing plastic packaging and removing misleading recyclability claims.
Supporting Statement:
Proponents suggest that indicators meaningful to shareholders may include:
•Disclosure of any enhanced reusable packaging efforts and their results;
•An assessment of the Company’s plastic packaging labeled as recyclable against credible technical standards such as the FTC Green Guides recyclability criteria.

1https://www.science.org/doi/10.1126/sciadv.1700782
2https://www.mckinsey.com/~/media/mckinsey/business%20functions/sustainability/our%20insights/rethinking%20future%20of%20plastics/the%20new%20plastics%20economy.pdf
3https://pub.norden.org/temanord2023-539/index.html
4https://corporate.walmart.com/purpose/esgreport/environmental/waste-circular-economy
5https://corporate.walmart.com/purpose/esgreport/environmental/waste-circular-economy
6https://www.greenpeace.org/usa/wp-content/uploads/2022/10/GPUS_FinalReport_2022.pdf
7https://recyclingpartnership.org/wp-content/uploads/dlm_uploads/2021/04/FF_Whitepaper_final.pdf

112	www.walmart.com

Shareholder Proposals
8https://www.ftc.gov/sites/default/files/documents/federal_register_notices/guides-use-environmental-marketing-claims-green-guides/greenguidesfrn.pdf
9https://leginfo.legislature.ca.gov/faces/billNavClient.xhtml?bill_id=202120220SB343
10https://oag.ca.gov/news/press-releases/attorney-general-bonta-sues-exxonmobil-deceiving-public-recyclability-plastic
11https://epr.sustainablepackaging.org/
12https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf
13https://www.fastcompany.com/91142181/recycling-symbol-plastic-dirty-truth
14https://hbr.org/2023/09/research-consumers-sustainability-demands-are-rising
15https://www.bloomberg.com/news/features/2023-09-29/us-store-drop-off-plastic-recycling-often-ends-up-in-landfills?sref=Brs3FVmA
16https://abcnews.go.com/US/plastic-bags-walmart-us-recycling-bins-tracked-controversial/story?id=109491232

2025 Proxy Statement	113

Shareholder Proposals
PROPOSAL NO. 7
Revisit Plastic Packaging Policies
National Legal and Policy Center has advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Whereas: Often environmentalism-themed pressure groups - masquerading as objective researchers - demonize products that for the most part safely meet essential needs, save money, and improve and protect lives.
Such is the case with plastic packaging and goods.
In recent years activist shareholders have sponsored proposals at various companies that urge them to address an alleged "plastics pollution crisis,"[1] which is primarily blamed on "virgin" or "single-use plastics" (SUPs), whose production is generated from the even more demonized "fossil fuels" and are alleged to be harmful.
Evidence shows these claims are exaggerated, distorted, or false.[2]
Anti-SUP activists cite two reports as the primary sources for their policy positions: Breaking the Plastic Wave,[3] published by the Pew Charitable Trusts, and Plastics: The Costs to Society, the Environment, and the Economy,[4] by WWF. Discerning observers can see in these biased reports' titles that these "studies" intend to drive readers to the authors' desired conclusions.
Intellectually objective and honest research would not only highlight the "costs" (real or projected) and negative consequences (real or projected) of SUP use, but also would consider the economic and environmental benefits from their use, as well as examine both costs and benefits to viable alternatives for SUPs. The agenda-driven Pew and WWF reports do neither.
Plastic pollution is primarily the result of poor disposal practices, not production.[5]
Supporting Statement:
Walmart Inc. ("Company") deceives consumers and investors regarding any environmental-, science-, economics-, or fiduciary-based necessity to achieve "zero waste."[6] For example, it has established global Private (i.e. Walmart's) Brand packaging goals of 100% "recyclable, reusable or industrially compostable by 2025," and 17% of such packaging "made of post-consumer recycled content by 2025."[7] In North America, the goal is for 20% of such packaging "made of post-consumer recycled content by 2025." Yet the company is just a little more than halfway towards those goals globally, and at only seven percent in North America.
Other misleading claims by Walmart regarding plastics abound.[8] Despite claims of recyclability, the vast majority of such waste ends up incinerated, exported or in landfills.[9,10] The Company also states it will "reduce or avoid one billion metric tons of greenhouse gases (GHGs) from [its] global value chain by 2030" via its gimmicky "Project Gigaton." Yet a wide body of credible research consistently shows that infusing the supply chain with recycled materials in place of "virgin" plastics (for example) adds weight to products and packaging, thus increasing GHGs.[11]
Resolved: Shareholders request the Board to (re-)examine its plastic production and packaging policies in light of non-biased, objectively verifiable, scientifically accurate, and economically thorough research. It would be best if a quantifiable assessment of fact-based potential policy changes versus current practices, as it affects the Company's financial position, be included, with a report of its findings published - at reasonable cost and omitting proprietary information - by March 31, 2026.

1https://www.chevron.com/-/media/shared-media/documents/chevron-proxy-statement-2024.pdf (p. 114)
2https://apnews.com/article/microplastics-human-health-9cac65b9ac32d7ef5830360b7bde2985
3https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf
4https://wwfint.awsassets.panda.org/downloads/wwf_pctsee_report_english.pdf
5https://oursharedseas.com/wp-content/uploads/2019/11/Jambeck_et_al_Plastic-waste-inputs-from-land-1.pdf
6https://corporate.walmart.com/purpose/esgreport/environmental/waste-circular-economy
7https://www.walmartsustainabilityhub.com/waste/sustainable-packaging/progress
8https://www.walmartsustainabilityhub.com/project-gigaton
9https://www.msn.com/en-us/news/technology/the-myth-of-plastic-recycling-is-finally-unravelling/ar-AA1seGt0
10https://www.kiteandkeymedia.com/videos/truth-about-recycling-in-america-landfill-plastic-recycle-ewaste/
11https://www.city-journal.org/article/on-second-thought-just-throw-plastic-away

114	www.walmart.com

Shareholder Proposals
Walmart's Statement in Opposition to Proposals No. 6 and No. 7
The Board recommends that shareholders vote against these proposals because the requested reports would be superfluous: Walmart already transparently and comprehensively reports on its strategies to optimize packaging to improve the customer experience and reduce waste, while supporting materials innovation and investing in programs that support circularity.
Walmart reports on its strategies to optimize product packaging to improve the customer experience and reduce waste.
Packaging serves an important role in protecting products during transportation, storage, and handling, maintaining food safety, ensuring freshness, and reaching consumers in optimal condition. At the same time, there is broad consensus among Walmart customers and the broader public that excessive packaging or the wrong kind of packaging is problematic, leading to poor customer experience, unnecessary cost, potential frustration over management and disposal, and needless waste.
As discussed in our Waste: Circular Economy ESG report (available on our corporate website), Walmart seeks to optimize packaging by collaborating with our suppliers to:
•Eliminate packaging that is not legally required or necessary for safe handling, labeling, transportation, or storage. For example, our suppliers have eliminated unnecessary plastic wrap and other packaging in a wide range of general merchandise categories (e.g., garment accessories, home heaters/humidifiers, lighting, furniture, power tools, camping).
•Use less material per unit. For example, since 2020, Walmart has reduced the total annual weight of single-use plastic bags 21% across North America and implemented innovative technology to right size e-commerce packaging.
•Replace hard-to-recycle materials with more recyclable materials (e.g., replacing foam with HDPE and paper-based packaging). At the end of 2023, 81% of our global private brand plastic packaging was designed for recycling and 68% was recyclable, reusable, or industrially compostable.
•Utilize post-consumer recycled materials to avoid unnecessarily creating new materials. While the availability of post-consumer recycled materials is currently limited, in 2023, 8% of our global private brand packaging was composed of post-consumer recycled content — an increase over the previous year.
Our disciplined, pragmatic approach has significantly reduced our plastic packaging intensity (weight of plastic per net sales dollar) since 2020, even as our sales have grown substantially and customer convenience ratings have remained high.
Walmart also reports on its efforts to overcome industry-wide challenges to packaging optimization and improve circularity.
There are significant market, behavioral, economic, scientific, and regulatory impediments to optimizing packaging and achieving true circularity. Experts widely agree that overcoming these challenges requires significant capital investment and coordinated efforts across industries, governments, and consumers. We describe our approaches to addressing these challenges in our online Waste: Circular Economy ESG report. For example:
Materials: Widely recyclable, reusable, or industrially compostable materials do not currently exist to fulfill all necessary uses, particularly with food and pharmaceutical products. To help address this, we provide our suppliers with a Sustainable Packaging Playbook that helps them design fit- for-purpose packaging based on insights from widely-recognized, science-based third parties. We also launched the Finding Actionable Solutions for Trial program to solicit innovative ideas and put them into practice and convene suppliers to discuss innovations and best practices.
Recycling infrastructure: Gaps and deficiencies in municipal recycling infrastructure prevent some materials from being considered “recyclable” and from being recycled in practice and at scale. This leads to lower recycling rates and to short supply of post-consumer recycled material. Walmart advocates for effective policy approaches that strengthen recycling infrastructure and philanthropically supports efforts to enhance recycling infrastructure. We also supplement local infrastructure by providing in-store plastic bag and stretch film collection bins to customers across the U.S. and piloting in-store device repair to extend the life of technology products and take-back programs for hard-to-recycle materials like coffee capsules and cosmetics packaging.

2025 Proxy Statement	115

Shareholder Proposals
Consumer behavior: Even where materials are recyclable, reusable, or industrially compostable, consumers request additional information about how to manage packaging and prevent it from becoming waste. On-pack labels such as the How2Recycle label provide standardized educational information based on applicable laws and regulations, technical recyclability, and the availability of curbside and drop-off recycling programs. These labels are also designed to adapt to evolving U.S. Federal and State legislation and educate consumers about recyclability. 92% of Walmart U.S. food and consumables private brand supplier-reported sales come from products bearing such labels. We have also piloted and learned from refill and reuse models, including selling larger refill-size packs of soaps and consumables, piloting paper-based refill cartons for cleaners, and testing a circular reuse platform through our Walmart+ offering.
In sum, Walmart already provides regular, extensive reports on our plastic and packaging strategies, why and how they were developed, the intended benefits to our business, and remaining challenges and obstacles we are facing. Further reports would not meaningfully enhance shareholders’ understanding or our strategies.

AGAINST	FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSALS NO. 6 AND NO. 7.

116	www.walmart.com

Shareholder Proposals
PROPOSAL NO. 8
Racial Equity Audit
The Organization United for Respect (OUR) and its various co-filers have advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Resolved: Shareholders request Walmart Inc. (“Walmart” or the “Company”) conduct a third-party, independent racial equity audit analyzing Walmart’s adverse impacts on Black, Indigenous and People of Color (BIPOC) communities, and providing recommendations for improving the company’s racial equity impact. Input from employees, customers, and racial justice, labor, and civil rights organizations should be considered in determining speciﬁc matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be published on Walmart’s website.
Supporting Statement:
As the leading retailer, grocer, and private employer,[1] Walmart wields significant influence over the U.S. labor market and economy.[2] Company policies and practices disproportionately impact BIPOC and female workers, as Walmart employs more Black people and women than any other U.S. company.[3]
In November 2024, Walmart rolled back its diversity initiatives, cutting racial equity training and eliminating supplier diversity programs.[4] The decision was criticized by the NAACP[5], the National Urban League[6] and Walmart associates.[7]
Shareholders worry the move clashes with the Company’s stated commitment to fostering inclusion and opportunity for all and disregards evidence that DEI initiatives boost motivation and reduce attrition.[8]
Moreover, racial inequity poses macroeconomic risks that jeopardize long-term returns across asset classes by generating industry and economy-wide negative externalities and impeding inclusive and broad-based economic growth. A recent Citigroup study found racism and discrimination have cost the U.S. GDP $16 trillion since 2000 and addressing racial discrimination against African Americans could boost the U.S. economy by $5 trillion over ﬁve years.[9]
Several aspects of Walmart’s business suggest a racial equity audit would help mitigate reputational, regulatory, legal, macroeconomic, and human capital risk. The Company reports that people of color comprise 51% of its domestic workforce but make up only 30% of U.S. Ofﬁcers[10] and 18% of its Board of Directors.[11] Walmart has also faced negative media attention over claims of racial proﬁling[12], discriminatory hiring[13] and promotion practices[14], as well as poor working conditions[15] and low wages.[16]
Political spending and lobbying may also have adverse racial impacts. In 2024, Walmart donated $7.5 million, including $3.5 million toward the passage of California’s Proposition 36, a tough-on-crime initiative reclassifying petty misdemeanors as felonies.[17] The California Secretary of State said the measure would increase the State prison and County jail population,[18] a known cause of race-related economic inequality.[19]
Given its worker demographics and scale, we request Walmart assess its behavior through a racial equity lens to obtain a complete picture of how it contributes to, and could help dismantle, social and economic inequality.
A racial equity audit would help Walmart identify, remedy and avoid adverse impacts on nonwhite stakeholders, communities of color, and long-term diversified shareholders. Failure to effectively address inequities in its operations exposes stakeholders, including employees, to unacceptable abuses and exposes Walmart to risks that may ultimately affect shareholder long-term value.

1https://www.wsj.com/business/retail/walmart-sales-amazon-growth-2bee429b and https://www.businessinsider.com/walmart-biggest-supermarket-2011-2#the-store-spread-across-the-country-like- wildfire-but-its-first-full-stocked-grocery-didnt-open-until-1988-2
2https://prospect.org/power/wal-mart-shapes-world/
3https://www.racialjustice.majorityaction.us/
4https://www.npr.org/2024/11/26/nx-s1-5206289/walmart-dei-rollback-diversity
5https://www.cnn.com/2024/11/26/politics/video/the-lead-naacp-walmart-dei-right-wing-woke
6https://thehill.com/homenews/race-politics/5012407-civil-rights-group-national-urban-league-walmart-dei/
7https://www.theguardian.com/business/2024/dec/15/walmart-dei-diversity-equity-inclusion-rollback
8https://www.bcg.com/publications/2024/highlighting-the-business-opportunity-of-dei-initiatives
9www.npr.org/sections/live-updates-protests-for-racial-justice/2020/09/23/916022472/cost-of-racism-u-s-economy-lost-16-trillion-because-of-discrimination-bank-says

2025 Proxy Statement	117

Shareholder Proposals
10https://s201.q4cdn.com/262069030/files/doc_downloads/2024/04/2024-annual-belonging-diversity-equity-and-inclusion-annual-report.pdf
11https://corporate.walmart.com/purpose/esgreport/governance/corporate-governance
12https://www.npr.org/2022/08/25/1119385178/walmart-oregon-settlement-racial-profiling
13https://www.cbsnews.com/news/walmart-discrimination-complaint-african-american-warehouse-workers-with-records-lose-jobs/
14https://www.forbes.com/sites/edwardsegal/2022/02/11/walmart-is-sued-for-gender-and-race-discrimination-by-eeoc/
15https://www.yahoo.com/news/walmart-slammed-unsafe-reckless-employer-195414657.html?guce_referrer=aHR0cHM6Ly93d3cuZ29vZ2xlLmNvbS8&guce_referrer_sig=AQAAAEuhbFRUqPZusBs3mSC-v-WxqCrCckZZJH5cSAtiVu_vLUd2wfg9bT-y7sWSO09IMvvb-lCH0Z0DD01OCdPI_wxZbsTsE5ZIZOfRrpSn3A3v8jjhs0F_SQFt6KXfig9Aht_gag0WYRFN 0M2ndw0Sjvf7FsmvnFeqPxT4R0WXQHOV&guccounter=2
16https://webassets.oxfamamerica.org/media/documents/Amazon-Walmart_Briefing_Note_FINAL.pdf
17https://united4respect.org/reports/walmart-political-spending-2024/?utm_medium=comms&utm_source=press_release&utm_campaign=campaign_finance
18https://voterguide.sos.ca.gov/propositions/36/analysis.htm
19https://www.brennancenter.org/our-work/analysis-opinion/mass-incarceration-has-been-driving-force-economic-inequality

118	www.walmart.com

Shareholder Proposals
PROPOSAL NO. 9
Report on Delays in Revising Diversity, Equity, and Inclusion (DEI) Initiatives
The National Center for Public Policy Research has advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Resolved: Shareholders request that the Board of Directors issue a public report, at reasonable cost and omitting proprietary information, explaining why it apparently took an external threat of public exposure of Walmart’s policies and practices for Walmart to revise its Diversity, Equity, and Inclusion (DEI) initiatives.
Supporting Statement:
On November 25, 2024, anti-DEI activist Robby Starbuck announced that Walmart had implemented the following changes in response to negotiations with him.[1]
•“Surveys: Walmart will no longer participate in the HRC’s woke Corporate Equality Index.”
•“Products: Monitor the Walmart marketplace to identify and remove inappropriate sexual and / or transgender products marketed to children.”
•“Funding of Grants: Review all funding of Pride, and other events, to avoid funding inappropriate sexualized content targeting kids.”
•“Equity: We will not extend the Racial Equity Center which was established in 2020 as a special five-year initiative.”
•“Supplier Diversity: We will evaluate supplier diversity programs and ensure they do not provide preferential treatment and benefits to suppliers based on diversity…. Financing eligibility will no longer be predicated on providing certain demographic data.”
•“LatinX: Walmart will no longer use the term in official communications.”
•“Trainings: Walmart will discontinue racial equity training through the Racial Equity Institute.”
•“DEI: Walmart will discontinue the use of DEI as a term ….”
Walmart executives deserve great credit for these changes, as they significantly reduce a number of divisive, dangerous, and value-destroying DEI initiatives. However, Walmart was or should have been aware of the risks associated with these initiatives for years. In fact, the proponent of this proposal filed proposals in 2024[2] and 2023[3] raising related concerns, and commentators and related events have been sounding an alarm as far back as 2020[4] and earlier.[5]
However, it was apparently not until Robby Starbuck threatened to expose offensive Walmart “wokeness” that meaningful changes were made, and then within a matter of days.[6] Perhaps most concerning, reports indicate that material information regarding Walmart’s policies and practices “were new to some executives involved in the discussions”[7] This suggests a problematic lack of oversight and/or the existence of insulated ideological echo chambers within Walmart interfering with effective oversight.
Concerns about DEI and “wokeness” obviously impact the bottom line. A single “reverse discrimination” lawsuit cost Starbucks over $25 million,[8] and the list of “woke” companies recently losing billions in market capitalization, apparently in response to their radical ideologies being exposed, is long.[9] In addition to concerns about the time it took Walmart to revise its DEI programs, a major concern for Walmart shareholders is that value-destroying DEI initiatives are merely being repackaged rather than eliminated.[10] Corporate governance missteps revealed by the requested report would help prevent that recurrence.
We urge shareholders to vote FOR this proposal to promote clarity and accountability regarding Walmart’s DEI-related decisions and overall corporate governance.

1https://x.com/robbystarbuck/status/1861183474667004141
2https://nationalcenter.org/ncppr/2024/06/03/top-brands-confronted-over-controversial-stances-and-possible-discrimination/
3https://nationalcenter.org/ncppr/2023/05/30/walmart-netflix-and-alphabet-face-challenges-from-conservative-shareholder-activists/
4https://lawliberty.org/the-duty-to-monitor-diversity-training/

2025 Proxy Statement	119

Shareholder Proposals
5Cf. https://nypost.com/2019/05/18/nyc-schools-chancellor-richard-carranza-has-made-whiteness-toxic-doe-insiders-claim/ ; https://nypost.com/2019/05/25/teachers-allegedly-told-to-treat-black-students-as-victims-punish-whites/
6https://www.bloomberg.com/news/articles/2024-12-16/walmart-s-robby-starbuck-moment-holds-dei-lessons-for-corporate-america
7Id.
8https://abcnews.go.com/Business/starbucks-discrimination-lawsuit-awarded-white-employee-25-million/story
9Cf. e.g., https://www.foxbusiness.com/media/target-market-cap-losses-swell-15-billion-shares-drop-woke-backlash ; https://nypost.com/2024/02/27/business/google-parent-loses-70b-in-market-value-after-woke-ai-chatbot-disaster/
10https://www.cnn.com/2024/12/17/business/dei-isnt-actually-dead/index.html
Walmart's Statement in Opposition to Proposals No. 8 and No. 9
One of our core values is respect for the individual. We work to create a culture where our customers feel welcome and our associates feel like they belong and their contributions are valued. We want our customers to be excited to shop with us and our associates to see us as the best place to work and to build a career. We believe fostering this type of culture among our associates, customers, suppliers, and communities creates value for our business. Our 2.1 million associates play a key role in delivering on our strategy to help people save money and live better; we believe that a company culture where associates feel welcome and valued helps us attract and retain the talent that drives our business. Likewise, the over 270 million customers who shop with Walmart each week want a shopping experience that includes a broad array of products and services that reflect their needs and lifestyles. As a result, we believe our business success also depends on building a robust base of suppliers who can provide innovative items to meet those needs. And finally, we believe that the communities we serve and depend on for the success of our business are more likely to thrive if the members of the communities we serve feel connected, supported, and included.
The Board recommends shareholders vote against these proposals because we already disclose substantial information on our people strategies, providing information about our business rationale, key metrics, progress, Board oversight, and approach to continuous improvement based on stakeholder feedback and results.
Our talent initiatives aim to create business value, build stakeholder trust, and enable everyone to perform at their highest level.
We seek to create a culture among associates, customers, suppliers and communities where everyone feels welcome and valued, and we seek to do this in ways that create value for our business.
Associates: Our People initiatives prioritize associate well-being and growth and a culture where all associates feel like they belong. They include:
•Strong policies and governance, including our Code of Conduct and oversight by our Global People team, Executive Council, and Compensation and Management Development Committee.
•Eliminating artificial barriers to hiring and advancement, including by hiring from the broadest possible pool of candidates, removing unnecessary degree requirements, providing skills training and educational opportunities to aid advancement, and promoting from within. In the U.S., 86% of openings above entry level were filled internally in FY2024, with these skills-and-experience-based opportunities resulting in diverse representation at the management (44% women, 43% people of color) and officer (39% women, 30% people of color) levels of the company.
•Associate Resource Groups (ARG), cultural celebrations such as Veterans Day and MLK Day, volunteerism through Spark Good, and mentoring circles that are open to all associates.
•Implementing practices to help ensure pay equity, with our latest pay equity analyses in the U.S. confirming that women are paid 1:1 (dollar for dollar) of the pay for men and people of color are paid 1:1 (dollar for dollar) of the pay for white associates in similar roles.
•Providing multiple channels for associate feedback and listening, with more than one million associates responding to our most recent Associate Engagement Survey (AES).
These efforts are helping our associates be appreciated for their unique contributions, supported in their daily work, and connected to co-workers, with more than two-thirds of AES respondents reporting that they feel like they belong at Walmart.
Customers: We aim to provide a product assortment and create omnichannel experiences where customers feel like they belong when they shop with us. For example, we offer sensory-friendly shopping hours, curate assortments for cultural observances such as Black History Month, Women’s History Month, and many others. We provide physical assistive devices such as Caroline’s Carts in our U.S. stores and observe holidays and celebrations relevant to local communities.

120	www.walmart.com

Shareholder Proposals
Suppliers: Walmart seeks to source products in a way that creates opportunities for a broad range of suppliers, including small businesses, to connect with our customers and grow with us. This approach improves our product assortment and enables a more reliable supply chain. For example, our Supplier Inclusion program aims to attract and support small businesses by facilitating access to capital, leveraging forums and certification programs, and hosting an Open Call to surface U.S. suppliers who can bring innovative and exciting new products to our customers.
Communities: In addition to supporting communities through our omnichannel retail proposition, jobs, local sourcing, and taxes, we also seek to strengthen communities by fostering social connection and a sense of belonging. For example, Spark Good is our all-in-one resource connecting customers and associates to local organizations such as nonprofits and schools and inspiring a culture of supporting local communities. Spark Good features include allowing customers to round up purchases to donate to nonprofits, store registries for nonprofits, localized grants to community organizations, sharing Walmart’s space with local organizations, and facilitating associate giving and volunteerism. Additionally, our Community Champions and Walmart Community Mural Program seek to strengthen relationships between stores and local communities and celebrate communities’ unique cultures. Our efforts are having an impact, with customers and community members providing increasingly positive feedback on the positive impact Walmart has had on their local communities over the last few years.
Read more in our online ESG reporting on Our People: Associate Experiences and Paths to Opportunity, Supplier Opportunity, and Serving Communities.
We seek to continuously improve our practices in response to stakeholder feedback.
We listen to and gather feedback from associates and a broad range of customers and other stakeholders through channels including our AES, customer polling, and teams dedicated to public affairs, constituent relations, community relations, and government relations. The millions of points of feedback these efforts generate have helped us continuously improve our approaches, including by: creating the FAVOR (work + faith) and Walmart SERVES (veteran and military family) ARGs in 2019; creating an Accessibility Center of Excellence in 2021; and refocusing our efforts toward “belonging” at Walmart in 2023.

AGAINST	FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSALS NO. 8 AND NO. 9.

2025 Proxy Statement	121

Shareholder Proposals
PROPOSAL NO. 10
Health and Safety Governance
Oxfam America, Inc. and its various co-filers have advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Resolved: that shareholders of Walmart Inc. (“Walmart” or “Company”) urge the Board of Directors (“Board”) to report to shareholders on the governance measures Walmart has implemented since 2019 to more effectively monitor and manage human rights risks related to workplace health and safety, including whether and how the Board (or Board committee) oversees policies that affect the Company’s injury rate, attendance policies impacting worker health and safety, and other relevant measures. The report should be prepared at reasonable cost and omit confidential and proprietary information.
Supporting Statement:
Workplace health and safety problems create serious risks that can impair corporate performance. Studies have shown a positive association between workplace safety and health and productivity.[1] Poor health and safety performance can damage a company’s reputation and relationships with stakeholders.[2]
Boards are increasingly expected to exercise robust oversight over human capital management (“HCM”) matters, including worker health and safety. A leading law firm’s 2021 memo characterized HCM as a “board-level issue with vital strategic and risk oversight implications.” [3] The memo recommends steps boards should take to enhance HCM oversight, including adopting a sustainability reporting framework, formalizing the board’s responsibilities, and linking executive pay to HCM objectives.
Walmart, the largest U.S. private-sector employer, has had serious worker health and safety issues for years:
•It reported the second-highest rate of severe workplace injuries among U.S. employers between 2015 and 2022.[4]
•A recent survey found that 74% of Walmart warehouse workers always or sometimes feel pressure to work faster; a quarter disagreed with the statement, “I can meet my performance objective/make rate without risking my safety or health.” Over half reported experiencing heat stress in the previous three months, and half report burn out from their job.[5]
•A 2017 report detailed how Walmart’s attendance policies discourage workers from obtaining medical care by punishing them for medical absences.[6] A Walmart worker who felt faint shortly after reporting to work at a short-staffed store and was reportedly told to “pull herself together” had a heart attack in the store’s bathroom at the end of her shift and died.[7]
The National Council for Occupational Safety and Health named Walmart one of its “dirty dozen” unsafe companies for 2024. Among other things, the “dirty dozen” report cited the 1,100 shooting incidents occurring at Walmart stores since 2014, killing 300.[8] In November 2022, a Walmart manager killed six after opening fire in a store break room.[9]
Strategic leadership from a company’s highest levels is critical in creating a corporate culture in which employee well-being is prioritized. Accordingly, this Proposal asks Walmart to report on governance measures adopted to address workplace health and safety.

1https://www.ehstoday.com/safety/article/21174310/workplace-safety-and-productivity-go-hand-in-hand; https://www.sciencedirect.com/science/article/abs/pii/S0925753523003168
2https://ohsonline.com/articles/2023/10/27/protect-workers-and-company-reputation-with-a-culture-of-safety.aspx; https://pmc.ncbi.nlm.nih.gov/articles/PMC5447402/
3https://www.clearygottlieb.com/news-and-insights/publication-listing/fulfilling-the-boards-expanded-oversight- role-in-human-capital-management
4https://www.epi.org/blog/an-average-of-27-workers-a-day-suffer-amputation-or-hospitalization-according-to-new-osha-data-from-29-states-meat-and-poultry-companies-remain-among-the-most-dangerous/
5https://webassets.oxfamamerica.org/media/documents/At_Work_and_Under_Watch.pdf, at 16, 20, 23-24.
6https://www.abetterbalance.org/wp-content/uploads/2017/05/Pointing-Out-Walmart-Report-FINAL.pdf
7https://newrepublic.com/article/177515/death-walmart-workplace-safety-record
8https://www.hrgrapevine.com/us/content/article/2024-04-26-walmart-waffle-house-uber-blasted-for-unsafe-reckless-work-practices-in-dirty-dozen-report
9https://www.usatoday.com/story/news/nation/2022/11/22/chesapeake-virginia-walmart-shooting-authorities/10761233002/

122	www.walmart.com

Shareholder Proposals
Walmart's Statement in Opposition to Proposal No. 10
Walmart is committed to providing a safe and healthy work environment for our associates, with appropriate Board oversight. The Board recommends that shareholders vote against the proposal because the requested report would be duplicative of existing Company reports on workplace health and safety programs, performance, and oversight.
Walmart already reports on the active role the Board plays in overseeing the Company’s workplace health and safety programs.
As noted in Walmart’s Audit Committee charter, online Ethics & Compliance and Corporate Governance ESG briefs, and recent Proxy Statements:
•The Audit Committee of Walmart’s Board of Directors plays a critical and active role in overseeing the Company’s Ethics and Compliance program, including workplace health and safety. As part of this oversight, the Audit Committee receives periodic reports from the Company’s Chief Ethics and Compliance Officer and other members of management. Management periodically conducts reviews of Company workplace health and safety practices, which inform these discussions. The Audit Committee reports out on its discussions to the full Board.
•At the management level, key Walmart committees, including the Executive Council and Governance Risk Committee, periodically discuss workplace health and safety matters with the Walmart officers, such as the Chief Safety Officer, who oversee health and safety on a day-to-day basis, supporting our aspiration to make Walmart the safest place to work and shop.
The requested reporting on governance and oversight would duplicate our existing transparent reporting and is therefore unnecessary.
Walmart already reports on our strong workplace health and safety policies, practices, and record.
Walmart tracks and reports in our online Ethics & Compliance ESG brief on our most common recordable injuries, as well as workplace recordable incidents and lost time incident rates. As noted in our disclosures, data reported to the U.S. Occupational Safety and Health Administration demonstrate that our distribution and fulfillment safety record—the proponent’s primary focus—is superior to peers’ and that Walmart's store and club safety record is on par with peers’. Walmart’s disclosures are based on industry standard methodologies and regularly updated with the latest performance data; by contrast, the proponent cites its own research (based on a black-box methodology) and anecdotal reports.
Walmart is also transparent about how we achieve these results. As explained in our online Ethics & Compliance ESG brief and in our 2024 Proxy Statement, Walmart employs a team of safety professionals who are responsible for developing and implementing safety initiatives for the different operational formats within the company. Key program elements include:
•A comprehensive set of policies regarding health, safety, security, and violence prevention.
•Foundational and role-relevant training on accident prevention, hazard identification, safe use of machinery and equipment, and use of personal protective equipment, among other topics.
•Training on workplace violence awareness and prevention.
•Monitoring and responding to risks and incidents, including risk-based assessments, incident response, investigations, and remedial action.
•Conducting risk-based assessments of our U.S. stores and clubs and to monitor the execution of specific elements of our program.
Further reporting would duplicate existing disclosures and not materially enhance shareholders’ understanding of our programs or performance.

2025 Proxy Statement	123

Shareholder Proposals
Our broader disclosures on Global People policies, practices, and Board oversight provide significant additional transparency regarding our support of associate well-being.
Walmart produces robust reporting on governance and performance across a variety of associate-related matters, including overall talent management, pay and benefits, belonging, ethics and compliance, and human rights.
•Our Board committee charters and corporate governance guidelines are available on our corporate website.
•Walmart posts relevant policies, positions, and statements, including our Code of Conduct, Associate Information Privacy Notice, and Human Rights Statement, online.
•This proxy statement includes robust information on Board oversight of risk management processes and particular relevant topics.
•Our online ESG briefs on Corporate Governance, Our People, Ethics & Compliance, and Human Rights discuss how key associate-related matters are overseen and governed, including Board-level oversight, and provide substantial transparency on Walmart’s practices and results.
In sum, we appreciate that shareholders are interested in how we manage the important issue of workplace health and safety, and Walmart meets those needs through current reporting channels.

AGAINST	FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

124	www.walmart.com

Shareholder Proposals
PROPOSAL NO. 11
Respect Civil Liberties in Advertising Services
Bowyer Research Inc. has advised that it or an appointed representative will present the following proposal for consideration at the 2025 Annual Shareholders' Meeting.

Whereas: Walmart, Inc. is a global brand with immense influence and ad-buying power. It should be advertising in ways that support its competitive interests and build its reputation for serving its diverse customers.
But recent reports have shown that it colluded with the world's largest advertising buyers, agencies, industry associations, and social media platforms through the Global Alliance for Responsible Media[1] to demonetize platforms, podcasts, news outlets, and others for expressing disfavored political and religious viewpoints.
A product of the World Federation of Advertisers, GARM was formed in 2019 and quickly amassed tremendous market power. WFA members represent about 90% of global advertising, spending nearly a trillion dollars annually.[2]
GARM's express mission was to "do more to address harmful and misleading media environments," specifically "hate speech, bullying and disinformation," all under the guise of "brand safety."[3] GARM leader Rob Rakowitz explained that the "whole issue bubbling beneath the surface" of the advertising industry and digital platforms is the "extreme global interpretation of the US Constitution."[4]
GARM graded platforms on how much they censored using the above terms as well as terms like "insensitive" or "irresponsible" treatment of "debated sensitive social issues."[5] The 2024 Viewpoint Diversity Business lndex[6] found that 76% of the largest tech and finance companies have similarly vague and subjective terms. These terms encourage companies-and activists like GARM-to restrict service for arbitrary and discriminatory reasons and let them avoid accountability by hiding censorship behind vague and shifting standards.
For its part, GARM promoted hyper-partisan and censorial groups like the Global Disinformation Index and NewsGuard, which smear many mainstream outlets as "disinformation."[7] GARM threatened Spotify because Joe Rogan promoted views it disagreed with on COVID-19. And it infamously boycotted X because Elon Musk loosened some of the platform's censorship restrictions[8]
GARM disbanded shortly after public pressure and a lawsuit from X in 2024,[9] which ironically evinces how brand-damaging these practices are. But these censorious practices are still prevalent. Many of the "Big Six" advertising agencies that were all a part of GARM, for example, maintain similar policies.[10]
These policies and Walmart's actions create legal exposure under antitrust and anti-discrimination laws.
Walmart needs to rebuild trust by providing transparency around these policies and practices. This will assure customers, shareholders, and others that it is protecting, not targeting, free speech and religious freedom.
Resolved: Shareholders request the Board of Directors of Walmart Inc. conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and confidential information, evaluating how it oversees risks related to discrimination against ad buyers and sellers based on their political or religious status or views.

1https://1792exchange.com/spotlight-reports/corporate-bias-ratings/?c_id=992
2https://dw-wp-production.imgix.net/2024/07/2024-07-10-GARMs-Harm-How-the-Worlds-Biggest-Brands-Seek-to-Control-Online-Speech.pdf
3https://wfanet.org/knowledge/item/2019/06/18/GIobaI-Alliance-for-ResponsibIe-Media-launches-to-address-digital-safety
4https://dw-wp-production.imgix.net/2024/07/2024-07-10-GARMs-Harm-How-the-Worlds-Biggest-Brands-Seek-to-Control-Online-Speech.pdf
5https://wfanet.org/knowledge/item/2023/08/23/New-insights-on-platform-safety-trends-through-GARMs-latest-measurement-report
6https://viewpointdiversityscore.org/business-index
7https://dw-wp-production.imgix.net/2024/07/2024-07-10-GARMs-Harm-How-the-Worlds-Biggest-Brands-Seek-to-Control-Online-Speech.pdf
8https://foundationforfreedomonline.com/censorship-industry-garm-members-receive-billions-in-federal-contracts/
9https://www.nytimes.com/2024/08/08/technology/elon-musk-x-advertisers-boycott.htmI
10https://foundationforfreedomonline.com/censorship-industry-garm-members-receive-billions-in-federaI-contracts/

2025 Proxy Statement	125

Shareholder Proposals
Walmart's Statement in Opposition to Proposal No. 11
Walmart Does Not Discriminate in Advertising Based on Political or Religious Status or Views.
We believe that the trust of our customers, communities, associates, and business partners is one of our competitive advantages. To that end, we make our advertising decisions based on the best interests of our business and our brand and not based on political or religious affiliations or ideology. In fact, one of the reports cited by the proponent concludes that “Walmart does not yield to political activism in shaping corporate governance, preventing initiatives that potentially alienate consumers, divide employees, and harm shareholders. The company elevates merit, excellence, and integrity ahead of race and identity-based policies. Walmart does not embrace corporate initiatives that redirect its central focus from business goals to partisan policies and divisive issues. This approach protects free exercise, free speech, and free enterprise.”1
To further enhance trust with our customers and business partners, Walmart strives to consistently and fairly apply brand suitability and safety standards, which are designed to protect the reputation of the brand, including, for example, by preventing our advertising content from appearing on sites that promote illegal activity.
Walmart was not an active participant in the Global Alliance for Responsible Media.
The proponent’s supporting statement primarily contains allegations regarding the Global Alliance for Responsible Media (GARM). Walmart was not part of the group of advertisers that founded GARM and did not have any role in the management or operation of GARM. Walmart does not take direction from any third party (including GARM) as to where it should place ads, and makes its own decisions and maintains its own practices regarding the placement of ads, brand safety guidelines, and similar decisions regarding advertising. Walmart strives for fairness and neutrality in its responsible advertising practices. Walmart advertises across a variety of media and social media platforms and does not exclude any social media platforms.

AGAINST	FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

1https://1792exchange.com/company/walmart/

126	www.walmart.com

ANNUAL MEETING INFORMATION
What is a proxy statement, and what is a proxy?
A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters at a meeting of our shareholders or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the Shares you own at a meeting of our shareholders. If you designate someone as your proxy in a written document or electronic transmission, that document or electronic transmission is called a proxy. By signing the proxy card we provide to you or by submitting your proxy over the internet or by telephone, you will designate our Chairman and our CEO as your proxies to cast your vote during the 2025 Annual Shareholders’ Meeting. Walmart’s Board is soliciting your proxy to vote your Shares during the 2025 Annual Shareholders’ Meeting and, if necessary or appropriate at any adjournment or postponement thereof. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, or voting instruction form, as applicable, and Annual Report to Shareholders and, for certain shareholders, the notice of internet availability of our proxy materials.
2025 Annual Shareholders’ Meeting – Virtual Meeting
When is the 2025 Annual Shareholders’ Meeting?
Our Annual Shareholders’ Meeting this year will be a virtual meeting only and will be conducted via live audio webcast beginning at 8:30 a.m. Central Time on Thursday, June 5, 2025. There will be no physical meeting location. Although our 2025 Annual Shareholders’ Meeting will be held online as a virtual meeting only, shareholders who held Shares as of the record date for the meeting can still participate in the virtual meeting, vote, and ask questions about matters that are relevant to the items of business included in the notice of the meeting as set forth on page 3 above.
How can I participate in the 2025 Annual Shareholders’ Meeting?
Shareholders who owned Shares as of the close of business on April 11, 2025 or their proxy holders are entitled to participate in the 2025 Annual Shareholders’ Meeting. Other guests may also listen to the live audio webcast by visiting the “Investors” section of our corporate website at https://stock.walmart.com/home/, but such guests may not vote or ask questions during the 2025 Annual Shareholders' Meeting.
Shareholders of record owning Shares at the close of business on April 11, 2025 are entitled to participate in and vote at the meeting. To participate in the meeting, including to vote and ask questions, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/WMT2025, enter the 16-digit control number found on your proxy card or notice of internet availability of our proxy materials, and follow the instructions on the website. If your Shares are held in street name and your voting instruction form or notice of internet availability of our proxy materials indicates that you may vote those Shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the meeting with the 16-digit access code indicated on that voting instruction form or notice of internet availability of our proxy materials. Otherwise, shareholders who hold their Shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the meeting. You will be allowed to log in as early as 30 minutes before the start time on Thursday, June 5, 2025.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you intend to join the live webcast, you should ensure that you have a strong WiFi or internet connection. We encourage you to access the virtual meeting before it begins, and you should give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

2025 Proxy Statement	127

Annual Meeting Information
In the event technical issues or other events delay or disrupt the company’s ability to convene the meeting for longer than 30 minutes, the company will make an announcement on the “Investors” section of our corporate website at https://stock.walmart.com/home/ regarding a date, time and place for reconvening the 2025 Annual Shareholders’ Meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the 2025 Annual Shareholders’ Meeting, the chair of the meeting may adjourn, recess, or expedite the 2025 Annual Shareholders’ Meeting, or take such other action as the chair of the meeting determines is appropriate in light of the circumstances.
How do I ask a question during the 2025 Annual Shareholders' Meeting?
After logging into the meeting, shareholders who held Shares at the close of business on April 11, 2025 or their proxy holders may submit questions about the items being voted on by shareholders during the 2025 Annual Shareholders' Meeting or that are otherwise pertinent to the company. Questions submitted must comply with the rules of conduct for the meeting, which will be available to shareholders on the virtual meeting website. Questions from multiple shareholders about the same topic or otherwise generally related may be grouped together, summarized, and answered together at once, and we reserve the right to exclude questions regarding topics that are not pertinent to the meeting, our company, or that are not compliant with the rules of conduct for the meeting. We will endeavor to answer as many pertinent questions as time permits. Responses to pertinent questions that we do not have time to answer during the meeting will be posted to the "Investors" section of our corporate website at https://stock.walmart.com/home/ as soon as practicable after the meeting.
If I am unable to participate at the time of the 2025 Annual Shareholders’ Meeting, can I watch or listen at a later time?
If you are unable to participate at the time of the virtual meeting, the audio of the 2025 Annual Shareholders’ Meeting will be available on our corporate website at https://stock.walmart.com/home/ for a limited time after the meeting.
Voting
What is the quorum requirement for holding the 2025 Annual Shareholders’ Meeting?
The holders of a majority in voting power of the Shares outstanding and entitled to vote at the meeting as of the record date for the meeting must be present online at the scheduled time or represented by proxy for business to be transacted at the meeting. As of the close of business on April 11, 2025, the record date for the 2025 Annual Shareholders’ Meeting, Walmart had 8,000,886,911 Shares outstanding.
Who may vote at the 2025 Annual Shareholders’ Meeting?
You may vote during the 2025 Annual Shareholders’ Meeting on Thursday, June 5, 2025, if you were the holder of record of Shares at the close of business on April 11, 2025, the record date set by the Board for determining those shareholders who are entitled to receive notice of, and to vote on matters at, the 2025 Annual Shareholders’ Meeting. You are entitled to one vote for each director nominee and on each other matter properly presented at the 2025 Annual Shareholders’ Meeting for each Share you owned of record as of close of business on the record date.
If your Shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to these Shares. Some shareholders hold Shares through a bank, broker, or other nominee, and are often said to hold these Shares in “street name.” These shareholders are considered “beneficial owners” of those Shares. Unless expressly stated otherwise in your voting instruction form or notice of internet availability of our proxy materials, if you held Shares as a beneficial owner in “street name” at the close of business on April 11, 2025, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of that time, to be entitled to be admitted to and participate in the meeting and to vote those Shares during the meeting.
How do I vote?
The process for voting your Shares depends on how your Shares are held. Generally, as discussed above, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold Shares in “street name,” you are considered to be the “beneficial owner” of those Shares.

128	www.walmart.com

Annual Meeting Information
Voting by record holders. If you are a record holder, you may submit a proxy with your voting instructions or you may vote during the virtual meeting on Thursday, June 5, 2025. If you are a record holder and would like to submit your proxy prior to the 2025 Annual Shareholders’ Meeting, you may do so using one of the following four ways:

go to the website www.proxyvote.com and follow the instructions provided;	scan the QR code on your proxy card or notice of internet availability of the proxy materials with your mobile device and follow the instructions provided;	call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided; or	if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that proxies will not be accepted by telephone or internet voting (i.e., before the meeting via www.proxyvote.com) after 11:59 p.m. Eastern Time on June 4, 2025. If you wish to submit a proxy to vote by telephone or internet before the meeting, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of internet availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting during the 2025 Annual Shareholders’ Meeting on Thursday, June 5, 2025.
If you plan to participate in the 2025 Annual Shareholders’ Meeting on Thursday, June 5, 2025, and you wish to vote during such time, the virtual meeting platform will allow you to vote your Shares during the meeting. Even if you vote by proxy prior to June 5, 2025, you may still participate in the 2025 Annual Shareholders’ Meeting.
Voting by beneficial owners of shares held in “street name.” If your Shares are held in the name of a broker, bank, or other nominee (that is, your Shares are held in “street name”), you should receive separate instructions from the record holder of your Shares describing how to vote your Shares. If your Shares are held in the name of a broker, bank, or other nominee and you want to vote during the virtual meeting, you will need the unique 16-digit control number which appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received or a legal proxy from your broker, bank, or other nominee holder as well as the unique 16-digit control number.
Voting of shares held in the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan. If your Shares are held through the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 5:59 p.m. Eastern Time on May 30, 2025. If you do not provide such instructions by that time, your Shares will be voted by the Benefits Investment Committee of the respective plan in accordance with the rules of the applicable plan.
What are my voting choices for each of the proposals to be voted on during the 2025 Annual Shareholders’ Meeting?
On Thursday, June 5, 2025, you are voting on the following items:

PROPOSAL NO. 1: ELECTION OF 12 DIRECTOR NOMINEES
Voting choices and Board recommendation:
•vote in favor of each nominee;
•vote in favor of one or more specific nominees;
•vote against each nominee;
•vote against one or more specific nominees;
•abstain from voting with respect to each nominee; or
•abstain from voting with respect to one or more specific nominees.
The Board recommends a vote FOR each of the nominees.

2025 Proxy Statement	129

Annual Meeting Information

PROPOSAL NO. 2: RATIFICATION OF EY’S APPOINTMENT AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2026
Voting choices and Board recommendation:
•vote in favor of the ratification;
•vote against the ratification; or
•abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.

PROPOSAL NO. 3: ADOPTION OF THE NON-BINDING, ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Voting choices and Board recommendation:
•vote in favor of the advisory resolution;
•vote against the advisory resolution; or
•abstain from voting on the advisory resolution.
The Board recommends a vote FOR the advisory resolution.

PROPOSAL NO. 4: APPROVAL OF WALMART INC. STOCK INCENTIVE PLAN OF 2025
Voting choices and Board recommendation:
•vote in favor of the amendment to the stock incentive plan;
•vote against the amendment to the stock incentive plan; or
•abstain from voting on the amendment to the stock incentive plan.
The Board recommends a vote FOR approval of this plan.

PROPOSAL NOS. 5-11: SHAREHOLDER PROPOSALS APPEARING IN THIS PROXY STATEMENT, IN EACH CASE, IF PROPERLY PRESENTED AT THE MEETING
Voting choices and Board recommendation:
•vote in favor of each shareholder proposal;
•vote against each shareholder proposal;
•vote in favor of one or more shareholder proposals;
•vote against one or more shareholder proposals;
•abstain from voting on one or more shareholder proposals; or
•abstain from voting on all shareholder proposals.
The Board recommends a vote AGAINST each of the shareholder proposals.

Who counts the votes? Are my votes confidential?
Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election. Your proxy card or ballot and voting instructions (including proxies cast by phone, mobile device, or over the internet) will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election (a “contested election” is explained in more detail below). If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.
What vote is required to elect a director at the 2025 Annual Shareholders’ Meeting?
To be elected in an “uncontested election” of directors, which under our Bylaws is an election in which the number of nominees for director is not greater than the number of directors to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). To be elected in a “contested election” of directors, which our Bylaws define as an election in which the number of nominees for director is greater than the number of directors to be elected, directors will be elected by a plurality of the votes of the holders of Shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The election of directors at the 2025 Annual Shareholders’ Meeting is an uncontested election.

130	www.walmart.com

Annual Meeting Information
What happens if a director nominee fails to receive a majority vote in an uncontested election at the 2025 Annual Shareholders’ Meeting?
Any incumbent director who is a director nominee and who does not receive a majority of the votes cast must promptly tender his or her offer of resignation as a director to the Chairman of the Board for consideration by the Board. Each director standing for election at the 2025 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority of the votes cast. The Board must accept or reject the resignation offer within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws.
If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.
Any director nominee who is not an incumbent director and who fails to receive a majority of the votes cast in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority of the votes cast pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.
What vote is required to pass the other proposals at the 2025 Annual Shareholders’ Meeting?
At any meeting at which a quorum has been established, the affirmative vote of the holders of a majority in voting power of the Shares present or represented by proxy at the meeting and entitled to vote on the proposal at issue is required for:
•the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2026 (Proposal No. 2);
•the adoption of the non-binding, advisory resolution to approve the compensation of our NEOs (Proposal No. 3);
•the approval of the Walmart Inc. Stock Incentive Plan of 2025 (Proposal No. 4);
•the approval of each of the shareholder proposals, in each case, if properly presented at the meeting (Proposal Nos. 5-11); and
•any other matters properly presented during the meeting.
What is the effect of an “abstention” or a “broker non-vote” on the proposals to be voted on at the 2025 Annual Shareholders’ Meeting?
Abstentions. A Share proxy or ballot marked “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority in the voting power of the Shares present or represented by proxy and entitled to vote on each such proposal, an abstention will have the effect of a vote against each of the other proposals.
Broker Non-Votes. A “broker non-vote” occurs if your Shares are not registered in your name (that is, if you hold your Shares in “street name”) and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE rules for member organizations (such as brokers), a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to a voting matter. Therefore, a broker non-vote will not have any effect on the outcome of the proposals. The proposal regarding the ratification of the appointment of our independent registered public accounting firm is a matter considered routine under applicable NYSE rules and, therefore, your broker may vote on your behalf for this proposal if you do not otherwise provide voting instructions.
If your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares and the broker elects to vote your Shares on some but not all matters, a broker non-vote as to your Shares will result with respect to the matters on which the broker does not vote.
If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

2025 Proxy Statement	131

Annual Meeting Information
What if I do not specify a choice for a proposal when returning a proxy or a voting instruction form?
We urge all shareholders to express their choices on each voting matter described on the proxy card or the voting instruction form, which you will receive from your broker, bank, or other nominee, if your Shares are held in “street name.”
Shares Owned by Record Holders. If you are a record owner of Shares and you sign and return a proxy card, unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: (i) FOR the election of each of the nominees for director named in this proxy statement; (ii) FOR the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2026; (iii) FOR the adoption of the non-binding advisory resolution to approve the compensation of our NEOs; (iv) FOR the approval of the Walmart Inc. Stock Incentive Plan of 2025; and (v) AGAINST each of the shareholder proposals appearing in this proxy statement, in each case, if properly presented at the meeting. For any other business or matters properly presented at the 2025 Annual Shareholders’ Meeting or at any adjournment or postponement thereof, the persons named as proxies on the proxy card shall vote in their discretion.
Shares Held in “Street Name” by Beneficial Owners. If you are a beneficial owner of Shares held in “street name” and you sign and return a voting instruction form to your bank, broker, or other nominee (in accordance with the voting instructions provided by such bank, broker, or other nominee), but do not provide instructions regarding how you wish your Shares to be voted on each of the voting matters described in this proxy statement, then a “broker non-vote” will result with respect to your Shares regarding the matters on which the broker does not vote.
I completed and returned my proxy card, but I have changed my mind about how I want to vote. Can I revoke my proxy and change my vote?
Yes, if you are a record holder, you may revoke a previously submitted proxy and change your vote by:
•delivering a written notice of revocation to Walmart’s Corporate Secretary at 1 Customer Drive, Bentonville, Arkansas 72716-0215 before the polls close for voting during the 2025 Annual Shareholders’ Meeting;
•signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address provided in the Notice of 2025 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting during the 2025 Annual Shareholders’ Meeting;
•submitting a proxy bearing a later date via the internet (i.e., before the meeting via www.proxyvote.com) or by telephone not later than 11:59 p.m. Eastern Time on June 4, 2025; or
•voting your Shares while logged in and participating in the 2025 Annual Shareholders’ Meeting.
If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your voting instructions.
Proxy Materials
Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Shareholders’ Meeting to be held on Thursday, June 5, 2025. This year, we are again taking advantage of the SEC’s rules that allow us to furnish our proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice of internet availability of the proxy materials, rather than a full paper set of the proxy materials. This Proxy Statement and our 2025 Annual Report to Shareholders are available at www.proxyvote.com.
This notice of internet availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail.
This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

132	www.walmart.com

Annual Meeting Information
How can I access the proxy materials over the internet? Can I elect to receive proxy materials for future annual meetings electronically? How can I request a paper copy of the proxy materials?
Accessing the Proxy Materials on the Internet. You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports. In accordance with the SEC’s rules, we do not use software that identifies visitors accessing our proxy materials on our website.
Electing to Receive Proxy Materials for Future Annual Shareholders’ Meetings Electronically. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by email. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports.
Obtaining a Paper Copy of the Proxy Materials. If you received a notice regarding the internet availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an email notification as to the availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that email notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of internet availability or an email notification regarding the internet availability of the proxy materials.
We will promptly send a copy of these documents, including our annual report on Form 10-K for fiscal 2025, to shareholders without charge upon written request made to Walmart Inc. c/o Office of the Corporate Secretary, and Chief Counsel for Finance and Corporate Governance, 1 Customer Drive, Bentonville, Arkansas 72716-0215.
What should I do if I receive more than one notice of, or email notification about, the internet availability of the proxy materials or more than one paper copy of the proxy materials?
Some shareholders may receive more than one notice of internet availability, more than one email notification, or more than one paper copy of the proxy materials, including multiple proxy cards.
For example, if you hold your Shares in more than one brokerage account, then you may receive a separate notice of internet availability, a separate email notification, or a separate voting instruction form for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, then you may receive a separate notice of internet availability, a separate email notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date, and return each proxy card you receive or submit a proxy to vote the Shares to which each proxy card relates by telephone, internet, or mobile device as described above, or vote online and while logged in during the meeting as described above.
If you have Shares held in one or more “street names,” then you must complete, sign, date, and return to each bank, broker, or other nominee through which you hold Shares each voting instruction form received from that bank, broker, or other nominee (or obtain a proxy from each such nominee holder if you wish to vote during the 2025 Annual Shareholders’ Meeting).
What is householding, and how can I enroll or opt-out?
If you are a beneficial owner of Shares, your bank, broker, or other nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses.
Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting their bank, broker, or other nominee. Alternatively, if you wish to receive a separate set of proxy materials for the 2025 Annual Shareholders’ Meeting or future shareholders’ meetings, we will deliver them promptly upon request made by contacting the Global Investor Relations team by any of the means described on page 38 above.
When will the company announce the voting results?
We expect to report the preliminary voting results in a press release on the afternoon of June 5, 2025, which will be available on our corporate website. We will report the official voting results in a filing with the SEC on or before June 11, 2025.

2025 Proxy Statement	133

Annual Meeting Information
Shareholder Submissions for the 2026 Annual Shareholders’ Meeting
If you wish to submit a shareholder proposal or nomination for possible inclusion in our proxy statement relating to our 2026 Annual Shareholders’ Meeting, send the proposal or nomination, by registered, certified, or express mail to:
Office of the Corporate Secretary
Walmart Inc.
1 Customer Drive
Bentonville, Arkansas 72716-0215
Any shareholder proposal, other business, or nomination received by the company after the applicable date will not be included in the company’s proxy statement or on the agenda relating to such annual shareholders’ meeting.

Submissions for inclusion in our 2026 proxy materials relating to our 2026 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Nomination of one or more director nominees to be included in our 2026 proxy statement submitted under the proxy access provision of our Bylaws***	no earlier than 5:00 pm Central Time on November 25, 2025 ** and no later than 5:00 pm Central Time on December 25, 2025**
Shareholder proposals submitted under SEC Rule 14a-8 to be included in our 2026 proxy statement	no later than 5:00 pm Central Time December 25, 2025
*    Shareholder proposals submitted for inclusion in the company’s proxy statement relating to an annual shareholders’ meeting must comply with all requirements of SEC Rule 14a-8. Nomination of a director nominee to be included in the company’s proxy statement under the proxy access provision of our Bylaws must comply with all of the requirements of our Bylaws.
**    Assumes this proxy statement is first released to shareholders on April 24, 2025. Under our Bylaws, if the date of the 2026 Annual Shareholders’ Meeting is more than 30 days before, or more than 60 days after June 5, 2026, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 150 days prior to the date of the 2026 Annual Shareholders’ Meeting nor less than the later of: (i) 120 days prior to the date of the 2026 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2026 Annual Shareholders’ Meeting is made.
***    See below for applicable deadlines regarding submissions of nominations or business under our Bylaws other than through proxy access (which is noted above).

Other business to be considered at our 2026 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Any other business submitted for consideration at our 2026 Annual Shareholders’ Meeting (pursuant to the advance notice provision of our Bylaws) which will not be included in our 2026 proxy statement**
no earlier than 5:00 pm Central Time on February 5, 2026** and no later than 5:00 pm Central Time on March 7, 2026**
*    Each such submission or nomination must be submitted by a shareholder of record and comply with the requirements of the applicable provisions of our Bylaws (which include information required under Rule 14a-19).
**    Assumes the 2025 Annual Shareholders’ Meeting is held on June 5, 2025. Under our Bylaws, if the date of the 2026 Annual Shareholders’ Meeting is held more than 30 days before, or more than 60 days after June 5, 2026, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 120 days prior to the date of the 2026 Annual Shareholders’ Meeting nor less than the later of: (i) 90 days prior to the date of the 2026 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2026 Annual Shareholders’ Meeting is made.
To review the applicable notice and other requirements contained in our Bylaws, visit our corporate website at
https://stock.walmart.com/governance/governance-documents/default.aspx. The Board periodically reviews the Bylaws and approves amendments as it deems appropriate. Any amendments to the Bylaws will be reported in a filing with the SEC, as required by Form 8-K, and the amended Bylaws will be filed as an exhibit to an SEC filing and posted on our corporate website at the web address above.

134	www.walmart.com

Annual Meeting Information
Other Matters
We are not aware of any matters that will be considered at the 2025 Annual Shareholders’ Meeting other than the matters described in this proxy statement.
If any other matter is properly presented at the 2025 Annual Shareholders’ Meeting or at any adjournment or postponement thereof, the persons named in the form of proxy will vote on such matters in their discretion. The proxies also have discretionary authority to vote to adjourn the 2025 Annual Shareholders’ Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

2025 Proxy Statement	135

TABLE OF ABBREVIATIONS
The following abbreviations are used for certain terms that appear in this proxy statement:

401(k) Plan	the Walmart 401(k) Plan
2015 Stock Incentive Plan	the Walmart Inc. Stock Incentive Plan of 2015, as amended effective as of February 1, 2018
2025 Stock Incentive Plan	the Walmart Inc. Stock Incentive Plan of 2025, as proposed in Proposal 4 above and attached as Annex B
Annual Report to Shareholders	Walmart’s Annual Report to Shareholders for fiscal 2025
Associate or associate	an employee of Walmart or one of its consolidated subsidiaries
Associate Stock Purchase Plan	the Walmart Inc. 2016 Associate Stock Purchase Plan, as amended effective February 1, 2024
Audit Committee	the Audit Committee of the Board
Board	the Board of Directors of Walmart
Board committees	the Audit Committee, the CMDC, the Executive Committee, the NGC, the SPFC, and the TeCC
Broadridge	Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2025 Annual Shareholders’ Meeting
Bylaws	the amended and restated Bylaws of Walmart, effective as of November 10, 2022
CD&A	the Compensation Discussion and Analysis included in this proxy statement
CEO	the Chief Executive Officer of a company
CFO	the Chief Financial Officer of a company
CMDC	the Compensation and Management Development Committee of the Board
Deferred Compensation Matching Plan or DCMP	the Walmart Inc. Deferred Compensation Matching Plan, as amended and restated effective as of November 8, 2023, and which replaced the Officer Deferred Compensation Plan
Director Compensation Deferral Plan	the Walmart Inc. Director Compensation Deferral Plan, as amended effective as of February 1, 2018
Exchange Act	the Securities Exchange Act of 1934, as amended
Executive Committee	the Executive Committee of the Board
Executive Officers	those senior officers of our company determined by the Board to be executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16
EY	Ernst & Young LLP, an independent registered public accounting firm
Fiscal or fiscal [year]	Walmart’s fiscal year ending January 31st
GAAP	generally accepted accounting principles in effect in the United States
Independent Directors	this applies to Walmart directors whom the Board has affirmatively determined have no material relationships with our company pursuant to NYSE Listed Company Rules. This also applies to Audit Committee members who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act. Additionally, CMDC members who meet the requirements of Section 10C of the Exchange Act, Rule 10C-1 under the Exchange Act and the heightened independence requirements under the NYSE Listed Company Rules for compensation committee members are considered independent.
Internal Revenue Code or Code	the Internal Revenue Code of 1986, as amended
Management Incentive Plan or MIP	the Walmart Inc. Management Incentive Plan, as amended effective February 1, 2018

136	www.walmart.com

Table of Abbreviations

Named Executive Officer or NEO	Walmart’s President and CEO, Walmart’s CFO, the next three most highly compensated Executive Officers other than our CEO and CFO, and the Executive Vice President, President and CEO, Sam's Club U.S., whom Walmart is voluntarily including as an NEO in this proxy statement
NGC	the Nominating and Governance Committee of the Board
NYSE	the New York Stock Exchange
NYSE Listed Company Rules	the NYSE’s rules for companies with securities listed for trading on the NYSE, as set forth in the NYSE Listed Company Manual
Officer Deferred Compensation Plan or ODCP	Walmart Inc. Officer Deferred Compensation Plan, as amended and restated effective February 1, 2023
Outside Directors or Non-Management Directors	the members of the Board who are not employed by Walmart or a consolidated subsidiary of Walmart
PCAOB	the Public Company Accounting Oversight Board
Return on Investment or ROI	our return on investment, calculated as described in Annex A to this proxy statement
SEC	the United States Securities and Exchange Commission
Section 16	Section 16 of the Exchange Act
SERP	Walmart Inc. Supplemental Executive Retirement Plan, as amended and restated effective February 1, 2023
Share or Shares	a share or shares of Walmart common stock, $0.10 par value per share; all share and per share information throughout this proxy statement has been retroactively adjusted to reflect the 3-for-1 forward stock split effected on February 23, 2024
SOX	the Sarbanes-Oxley Act of 2002
SPFC	the Strategic Planning and Finance Committee of the Board
TeCC	the Technology and eCommerce Committee of the Board
Walmart, our company, the company, we, our, or us	Walmart Inc., a Delaware corporation (formerly Wal-Mart Stores, Inc.) and, where the context requires, its consolidated subsidiaries
Walmart Foundation	Wal-Mart Foundation, a Delaware nonprofit corporation funded entirely by contributions from Walmart
Walmart.org	the collective philanthropic initiatives of both Walmart and Walmart Foundation and serves as a website where additional information about these collective philanthropic initiatives can be found
WALPAC	Walmart Inc.'s Political Action Committee

2025 Proxy Statement	137

ANNEX A
Non-GAAP Financial Measures
Certain performance metrics discussed under the caption “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that are included or excluded in the calculation of comparable measures calculated and presented in accordance with GAAP.
We use these performance metrics, which are calculated in accordance with the terms of our incentive plans (collectively, the “Non-GAAP Performance Metrics”), to determine the amounts, if any, payable to our NEOs under our annual cash incentive plan and our long-term performance equity program. In accordance with the terms of our incentive plans, each Non-GAAP Performance Metric is adjusted by excluding certain items, as described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2025 Performance Goals and Performance” in this proxy statement (the “Excluded Items”).
The following are the Non-GAAP Performance Metrics discussed in this proxy statement:
•constant currency total company operating income (excluding certain items);
•operating income of our Walmart U.S. segment (excluding certain items);
•constant currency operating income of our Walmart International segment (excluding certain items);
•operating income of our Sam’s Club U.S. segment (excluding certain items);
•constant currency total company sales (excluding certain items);
•sales of our Walmart U.S. segment (excluding certain items);
•constant currency sales of our Walmart International segment (excluding certain items);
•sales of our Sam’s Club U.S. segment (excluding certain items); and
•constant currency total company ROI (excluding certain items).
Below, we briefly describe how we calculate each Non-GAAP Performance Metric. As permitted by the SEC’s rules and guidance, we do not: disclose the financial measure calculated and presented in accordance with GAAP that is most directly comparable to each Non-GAAP Performance Metric; discuss the reasons why we believe each Non-GAAP Performance Metric is important information for our shareholders to have; or provide a reconciliation of each Non-GAAP Performance Metric to the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we believe it is important for our shareholders to understand how we calculated each of the Non-GAAP Performance Metrics for purposes of our incentive programs.
In the discussion that follows, when we refer to an “as-reported” financial measure, we are referring to a financial measure calculated in accordance with GAAP and reflected in our consolidated statement of income for fiscal 2025 or, with respect to our segments, in the notes to our consolidated financial statements in fiscal 2025.
Constant Currency
Certain of the Non-GAAP Performance Metrics are calculated on a constant currency basis. In describing how we calculate such Non-GAAP Performance Metrics, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars.
We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-U.S. dollar acquisitions until owned for 12 months. We refer to the results of this calculation as the impact of currency exchange rate fluctuations. As described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2025 Performance Goals and Performance” in this proxy statement, the CMDC sets incentive goals on a constant currency basis, excluding the impact of currency exchange rate fluctuations.

138	www.walmart.com

Annex A
The table below reflects the calculation of constant currency net sales and constant currency operating income for the fiscal year ended January 31, 2025.

	Fiscal Year Ended January 31, 2025
	Walmart International		Total Company
(Dollars in millions)	2025	Percent Change(1)	2025	Percent Change(1)
Net sales:
As reported	$121,885	6.3%	$674,538	5.0%
Currency exchange rate fluctuations	$3,198	N/A	$3,198	N/A
Constant currency net sales	$125,083	9.1%	$677,736	5.5%
Operating income:
As reported	$5,501	12.1%	$29,348	8.6%
Currency exchange rate fluctuations	$242	N/A	$242	N/A
Constant currency operating income	$5,743	17.0%	$29,590	9.5%
(1)Change versus prior year comparable period reported results.
Non-GAAP Performance Metrics
We calculated constant currency total company operating income for incentive plan purposes by adding the operating income of our Walmart U.S. segment and the operating income of our Sam’s Club U.S. segment (each, as described below) to the constant currency operating income of our Walmart International segment (as described below) and subtracting corporate and support operating loss, in each case, for fiscal 2025, and adjusting such constant currency total company operating income by excluding the applicable Excluded Items.
We calculated constant currency operating income of our Walmart International segment for incentive plan purposes for fiscal 2025 by translating the as-reported operating income of the countries within our Walmart International segment in which the functional currency is not the U.S. dollar by using the currency exchange rates we used to translate our fiscal 2024 operating income in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates, and then adjusting such constant currency operating income by excluding the applicable Excluded Items.
We calculated operating income of our Walmart U.S. segment for incentive plan purposes and operating income of our Sam’s Club U.S. segment for incentive plan purposes, in each case, for fiscal 2025, by excluding the applicable Excluded Items from the as-reported operating income of our Walmart U.S. segment and the as-reported operating income of our Sam’s Club U.S. segment, respectively.
We calculated constant currency total company sales for incentive plan purposes by adding the sales of our Walmart U.S. segment and the sales of our Sam’s Club U.S. segment (each, as described below) to the constant currency sales of our Walmart International segment (as described below), in each case, for fiscal 2025, and adjusting such constant currency total company net sales by excluding the Excluded Items.
We calculated constant currency sales of our Walmart International segment for incentive plan purposes for fiscal 2025 by translating the as-reported net sales of the countries within our Walmart International segment in which the functional currency is not the U.S. dollar by using the currency exchange rates we used to translate our fiscal 2024 net sales in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates, and then adjusting such constant currency sales by excluding the applicable Excluded Items.
We calculated sales of our Walmart U.S. segment for incentive plan purposes and sales of our Sam’s Club U.S. segment for incentive plan purposes, in each case, for fiscal 2025, by excluding the applicable Excluded Items from the as-reported net sales of our Walmart U.S. segment and the as-reported net sales of our Sam’s Club U.S. segment, respectively.
We calculated constant currency total company ROI for incentive plan purposes as our adjusted total company operating income for ROI (as described below), plus our interest income, depreciation and amortization, and rent expense, divided by average invested capital, in each case, for fiscal 2025. We considered average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities, in each case, for fiscal 2025. In calculating our adjusted total company operating income for ROI for fiscal 2025, we excluded from our as-reported total company operating income the Excluded Items described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2025 Performance Goals and Performance—Impact of Excluded Items on fiscal 2025 performance for incentive plan purposes—Fiscal 2025 ROI Adjustments for Long-Term Performance Equity Purposes” in this proxy statement. Although ROI is a standard financial measure, our calculation of ROI may differ from other companies' calculations of their ROI.

2025 Proxy Statement	139

ANNEX B
WALMART INC.
STOCK INCENTIVE PLAN OF 2025
1.1Purpose and Effective Date. Walmart Inc. (“Walmart”) believes it is important to provide incentives to Walmart’s Associates, and Non-Management Directors, through participation in the ownership of Walmart and otherwise. The Walmart Inc. Stock Incentive Plan of 2025 (the “Plan”) was originally established under the name Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (“1998 Plan”). The 1998 Plan was amended, restated and renamed from time to time, and approved and re-approved by Walmart stockholders, as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (“2005 Plan”) and the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (“2010 Plan”), as amended and restated in 2013 (“2013 Restatement”), and most recently on June 5, 2015, as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 (“the 2015 Plan”). The 2015 Plan was further amended on February 23, 2016 and February 1, 2017. The Plan was renamed effective on February 1, 2018 and is hereby further amended and restated effective on [June 5], 2025, the date it was re-approved by Walmart stockholders (the “Effective Date”). The purpose of the Plan is to provide incentives to certain Associates and Non-Management Directors to enhance their job performance, to motivate them to remain or become associated with Walmart and its Affiliates, and to increase the success of Walmart. The Plan is not limited to Associates who are executive officers of Walmart, but will be available to provide incentives to any Associate or Non-Management Director that the Committee believes has made or may make a significant contribution to Walmart or an Affiliate.
DEFINITIONS
2.1“Affiliate” means any corporation, partnership, limited liability company, business trust, other entity or other business association that is now or hereafter controlled by Walmart; provided that if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not contain a definition of “Affiliate” that satisfies the requirements of Code Section 409A, then for purposes of such Plan Award, “Affiliate” means the entity for which the Recipient performs services and with respect to which the legally binding right to deferred compensation arises, and all persons that would be considered a single employer with such entity under section 414(b) of the Code (employees of controlled group of corporations), or section 414(c) of the Code (employees of partnerships, etc. under common control); provided that the applicable standard of control for purposes of such determination shall be “at least 50 percent”; and provided further that the entity is one with respect to which Shares will qualify as “service recipient stock” under Code Section 409A for purposes of “stock rights” within the meaning of Code Section 409A.
2.2“Associate” means any person employed by Walmart or any Affiliate.
2.3“Board” means the Board of Directors of Walmart.
2.4“Cause” means a Recipient’s commission of any act deemed inimical to the best interest of Walmart or any Affiliate, as determined in the sole discretion of the Committee.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.6“Committee” means the committee of the Board with responsibilities including executive compensation matters subject to Regulation S-K Item 402, or other committee designated by the Board as the “Committee” under the Plan. Where such committee of the Board has delegated duties, powers or authority hereunder, the term “Committee” shall refer to the delegate.
2.7“Continuous Status” means the absence of any interruption or termination of the employment relationship between an Associate and Walmart or an Affiliate or the absence of any termination of services as a Non-Management Director. Continuous Status shall not be considered interrupted in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by Walmart or an Affiliate; provided that leave does not exceed one year, unless re-employment upon the expiration of that leave is guaranteed by contract or law or unless provided otherwise by a policy of Walmart or an Affiliate. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon

140	www.walmart.com

Annex B
expiration of a leave of absence approved by Walmart or the employer is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Recipient shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Option. Notwithstanding the foregoing, if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not define a term that is a “separation from service” within the meaning of Code Section 409A, then for purposes of such Plan Award the Recipient’s Continuous Status will terminate if it is reasonably anticipated that no further services would be performed by the Recipient after a certain date or that the level of bona fide services the Recipient would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Associate or Non-Management Director, or in any other capacity) over the immediately preceding 36-month period (or the full period of services to the Walmart or an Affiliate if the Recipient has been providing services to the Walmart or an Affiliate less than 36 months).
2.8“Effective Date” has the meaning ascribed to such term in Section 1.1.
2.9“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.
2.10“Fair Market Value” means, as of any date, the closing sales price for a Share (a) on the NYSE (or if no trading in Shares occurred on that date, on the last day on which Shares were traded) or (b) if the Shares are not listed for trading on the NYSE, but if there is a public market for the Shares, the closing sales price of the Shares on such other national exchange on which the Shares are principally traded (or if no trading in Shares occurred on that date, on the last day on which Shares were traded), or (c) as reported by the National Market System, or similar organization, or (d) if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (e) in the event that there is no public market for the Shares, the value of a Share as determined by the reasonable application of a reasonable valuation method, determined good faith by the Committee; provided that for purposes of tax withholding, for purposes of a “net exercise” procedure for Options, and for such other purposes as the Committee deems appropriate, the Committee may apply a different method for calculating Fair Market Value determined in good faith by the Committee for such purpose.
2.11“Fiscal Year” means the 12-month period beginning on each February 1 and ending on the following January 31.
2.12“Gross Misconduct” is conduct that the Committee determines is detrimental to the best interests of Walmart or any Affiliate. Examples of conduct detrimental to the best interests of Walmart or any Affiliate include, without limitation, violation of Walmart’s Code of Conduct or other Walmart policy governing behavior while providing services to Walmart or an Affiliate, or applicable period thereafter, or theft, the commission of a felony or a crime involving moral turpitude, or similar serious offenses while providing services to Walmart or an Affiliate.
2.13“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.
2.14“Non-Management Director” means a member of the Board who is not employed by Walmart or a consolidated subsidiary of Walmart.
2.15“Nonqualified Option” means an Option not intended to be treated as an Incentive Stock Option or that in fact does not qualify as an Incentive Stock Option.
2.16“Notice of Plan Award” means the agreement or other document, which may be in written or electronic format, evidencing the terms and conditions of and governing any Plan Award.
2.17“NYSE” means the New York Stock Exchange or any successor organization thereto.
2.18“Open Market Shares” has the meaning ascribed to such term in Section 8.3.
2.19“Option” means a stock option to acquire a certain number of the Subject Shares granted pursuant to the Plan.
2.20“Parent/Subsidiary Corporation” means a “parent corporation” (within the meaning of Code Section 424(e)) or a “subsidiary corporation” (within the meaning of Code Section 424(f)) of Walmart, in each case determined as of the date of grant.

2025 Proxy Statement	141

Annex B
2.21“Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of Walmart, of any Affiliate, or a division or unit thereof, or of an individual Recipient, or groups of Recipients, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for Walmart or any Affiliate, or division or unit thereof, or an individual Recipient, or groups of Recipients, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee and different Performance Measures may be given different weights.
Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies, business units, divisions or individuals or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but may be adjusted by the Committee, in its sole discretion, including, but not limited, to take into account the effect of the following: changes in applicable accounting standards after the Performance Goal is established; realized investment gains and/or losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a corporate or divisional operating strategy; bonus expense; the impact on pre-tax income of interest expense attributable to the repurchase of Shares; extraordinary dividends or stock dividends; the effect of corporate reorganizations or restructuring, spinoff, or a sale of a business unit.; and any other items as the Committee determines to be required or appropriate so that the operating results of Walmart, a division, or an Affiliate may be computed on a comparative basis from Performance Period to Performance Period.
2.22“Performance Measures” means one or more criteria, including, but not limited to any of the following criteria, on which Performance Goals may be based, each a “Performance Measure”: (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends or net of or including the after-tax cost of capital) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation and amortization (“EBITDA”); (b) gross or net revenue, or changes in annual revenues, same store sales, or comparable store sales, average ticket sales; (c) cash flow(s) (including either operating or net cash flows or free cash flows); (d) economic value added; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, (f) Share price or Share price appreciation; (g) market capitalization or changes in market capitalization; (h) earnings growth or growth in earnings per Share; (i) return measures, including financial return ratios, return or net return on assets, net assets, equity, investment, capital or gross sales, sales per square foot; (j) adjusted pre-tax margin; (k) pre-tax profits; (l) operating and gross margins; (m) operating profits; (n) operating or administrative expenses; (o) dividends; (p) net income or net operating income; (q) growth in operating earnings or growth in earnings per Share; (r) value of assets; (s) volume, unit volume, market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas, market capitalization or changes in market capitalization; (t) aggregate product price, including markdown goals, and other product measures; (u) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (v) reduction of losses, loss ratios or expense ratios; (w) reduction in fixed costs; (x) operating cost management and budget comparisons; (y) cost of capital; (z) debt reduction; (aa) balance sheet measures and financial ratings (including maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics, credit rating, capital expenditures, debt, debt reduction, working capital, average invested capital, leverage ratio, coverage ratio); (bb) productivity improvements and store payroll goals (including stocking and other labor hours goals); (cc) average inventory turnover or inventory controls and net asset turnover; (dd) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures, including implementation or completion of strategic initiatives or critical projects; (ee) customer satisfaction based on specified objective goals or a Walmart-sponsored customer survey designed and administered by an independent surveyor, and customer growth, number of customers; (ff) employee diversity goals; (gg) employee engagement; (hh) employee turnover; (ii) specified objective social goals, including specified goals in corporate ethics and integrity; (jj) compliance objectives; (kk) environmental and health and safety goals and record; (ll) workers’ compensation goals; (mm) business integration; or (nn) succession plan development and implementation; (oo) store constructions, openings, remodels, and/or closings.

142	www.walmart.com

Annex B
Performance Measures may be applied on a pre-tax or post-tax basis, and based upon the performance of Walmart, of any Affiliate, of a division thereof, or other business unit, or of an individual Recipient. The Committee may, at any time, provide that the Performance Goals for such Plan Award shall include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.
2.23“Performance Period” means that period established by the Committee during which the attainment of Performance Goals specified by the Committee with respect to a Plan Award are to be measured. A Performance Period may be a 12-month period or a longer or shorter period.
2.24“Performance Share Unit,” “Performance Unit” or “PSU” means the right to receive the value of a Share, whether settled in Shares or in cash, upon attainment of specified Performance Goals.
2.25“Plan” means this Walmart Inc. Stock Incentive Plan of 2025, as amended from time to time.
2.26“Plan Award” means an award or right granted under the Plan consisting of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Unit, or Stock. The terms and conditions applicable to a Plan Award shall be set forth in the applicable Notice of Plan Award.
2.27“Recipient” means an Associate or Non-Management Director who has received a Plan Award that has not yet been settled.
2.28“Restricted Stock,” or “Restricted Shares” means Shares awarded to a Recipient pursuant to a Plan Award of Restricted Stock that are subject to a Restriction and all non-cash proceeds of those Shares that are subject to a Restriction.
2.29“Restricted Stock Unit” or “RSU” means a right denominated in Shares, awarded under the Plan that, subject to Section 8.2, may result in payment to the Recipient in Shares or cash upon, but not before, the lapse of Restrictions related thereto.
2.30“Restriction” means any restriction on a Recipient’s free enjoyment of the Shares or other rights underlying a Plan Award. Restrictions may be based on the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Plan Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.
2.31“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule, as in effect from time to time.
2.32“SEC” means the United States Securities and Exchange Commission, or any successor thereto.
2.33“Section 16 Person” means any individual who is required to file reports under Section 16 of the Exchange Act.
2.34“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations adopted thereunder.
2.35“Share” means a share of the common stock, $.10 par value per share, of Walmart.
2.36“Stock Appreciation Right” means a right granted to a Recipient pursuant to the Stock Appreciation Rights feature of the Plan.
2.37“Subject Shares” means such term as defined in Section 3.1.
2.38“Tax-Related Items” means U.S. federal, state and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S. (including, but not limited to, income tax, social insurance contributions or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Recipient under the terms of the Notice of Plan Award or otherwise.

2025 Proxy Statement	143

Annex B
SHARES SUBJECT TO THE PLAN
3.1.Shares Subject to the Plan. Subject to Section 11.9, the sum of (a) 135,500,000 Shares plus (b) the number of remaining Shares under the 2015 Plan (not subject to outstanding Plan Awards and not delivered out of Shares reserved thereunder) as of the date of stockholder approval of the Plan (collectively, the “Subject Shares”) are reserved for delivery under the Plan. The Subject Shares may be authorized, but unissued Shares, treasury Shares held by Walmart or an Affiliate, or Shares acquired on the open market, including shares acquired on the open market by forwarding cash to an independent broker who will purchase Shares on behalf, and in the name of the Recipient. Shares reserved for delivery pursuant to a Plan Award or any rights thereto that expire, are forfeited or otherwise are no longer exercisable may be the subject of a new Plan Award.
Notwithstanding the foregoing, (a) Shares already owned by a Recipient and used to pay all or a portion of the exercise price of Shares subject to an Option, and (b) any other Shares reacquired by Walmart after such Shares have been issued (or, in the case of Open Market Shares, have been delivered), other than Restricted Stock that is forfeited or reacquired by Walmart without lapse of the Restrictions, shall not become Subject Shares to the extent such Shares are withheld, tendered, or reacquired by Walmart, or are otherwise no longer exercisable. For avoidance of doubt, pursuant to the preceding sentence, (i) when Stock Appreciation Rights are settled in Shares, the full number exercised shall cease to be Subject Shares, (ii) when Options are “net exercised,” the full number exercised shall cease to be Subject Shares, and (iii) Shares withheld to satisfy tax withholding obligations shall cease to be Subject Shares.
3.2.Limits on Shares. No Recipient may be granted a Plan Award denominated in Shares with respect to a number of Shares in any one Fiscal Year which when added to the Shares subject to any other Plan Award denominated in Shares granted to such Recipient in the same Fiscal Year would exceed 6,000,000 Shares; provided, however, that if the Performance Period applicable to a Plan Award exceeds twelve months, the 6,000,000 Share limit shall apply to each 12-month period in the Performance Period. The Share limit shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 11.9.
Notwithstanding the foregoing, no Non-Management Director may be granted a Plan Award denominated in Shares with respect to a number of Shares in any one Fiscal Year which when added to the value of Shares and other compensation granted to such Non-Management Director in the same Fiscal Year would exceed a Share value of $2,000,000;
ADMINISTRATION
4.1.Administration. The Committee will administer the Plan and will grant all Plan Awards; provided that solely for purposes of granting Plan Awards to Non-Management Directors, “Committee” shall mean the full Board. The Plan and Plan Awards to Section 16 Persons shall be administered by the Committee in compliance with Rule 16b-3.
4.2.Duties and Powers. The Committee shall have these duties and powers as to the Plan:
(a)to establish rules, procedures, and forms governing the Plan;
(b)to interpret and apply the provisions of the Plan and any Plan Award;
(c)to recommend amendments of the Plan to the Board;
(d)to determine those individuals who will be Recipients and what Plan Awards will be made to them;
(e)to set the terms and conditions of any Plan Award and to determine and certify whether, and the extent to which, any such terms and conditions have been satisfied;
(f)to determine the Fair Market Value of the Shares for any purpose;
(g)to amend the terms of any Plan Award without the consent of the Recipient or any other person or to waive any conditions or obligations of a Recipient under or with respect to any Plan Award; provided that no amendment that, in the judgment of the Committee, would materially adversely affect the Recipient shall be made without the Recipient’s consent; provided further that no amendment (i) that changes the timing of taxation of the Plan Award or (ii) that the Committee, in its sole discretion, determines is necessary or advisable to facilitate compliance with applicable law shall be deemed to materially adversely affect the Recipient;
(h)to make such adjustments or modifications to Plan Awards to Recipients who reside or are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish, amend and terminate sub-plans for individuals outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions to the extent permitted under local law;

144	www.walmart.com

Annex B
(i)to correct any defect or supply any omission; and
(j)take any other action it deems necessary or advisable.
Notwithstanding the authority of the Committee under this Section 4.2 and notwithstanding any other discretionary power granted to the Committee under the Plan, except in connection with any corporate transaction involving Walmart, the terms of outstanding Plan Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Plan Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the prior approval of Walmart stockholders.
4.3Delegation. Except for the administration of matters under the Plan affected by Section 16 of the Exchange Act and the rules adopted thereunder, the Committee may delegate ministerial duties under the Plan (including but not limited to the duties described in Section 4.2(h)) to one or more administrators, who may be Associates of Walmart, and may delegate non-ministerial duties to an officer of Walmart; provided that the delegate of non-ministerial duties shall not be authorized to make Plan Awards to himself or herself.
The Board may also delegate administration of the Plan or a particular feature of the Plan to another Committee of the Board or another person or body to extent permitted under applicable law.
Any delegated authority, duty or power may be revoked at any time by the delegator as it deems appropriate. Any delegated authority, duty or power may be exercised by the delegator as well as the delegate; provided, however, that in the event of any conflict between the exercise of any authority, duty or power by the delegator and the exercise of any authority, duty or power by the delegate, the exercise by the delegator shall govern.
4.4Determinations Binding. All actions taken or determinations made by the Committee, in good faith, with respect to the Plan, a Plan Award or any Notice of Plan Award shall not be subject to review by anyone, but shall be final, binding and conclusive upon all persons interested in the Plan or any Plan Award.
PARTICIPATION
5.1All Associates and Non-Management Directors who the Committee determines have the potential to contribute significantly to the success of Walmart or an Affiliate, are eligible to participate in the Plan, except that Non-Management Directors may not receive Incentive Stock Options. An Associate may be granted one or more Plan Awards, unless prohibited by applicable law and subject to the limitations under Code Section 422 with respect to Incentive Stock Options.
STOCK OPTIONS
6.1Term of Options. Walmart may grant Options covering Subject Shares to Associates and Non-Management Directors. The term of each Option shall be the term stated in the Notice of Plan Award; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than 10 years from the date of grant unless the Incentive Stock Option is granted to a Recipient who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation, in which case the term may not exceed 5 years from the date of grant.
Each Option shall be a Nonqualified Option unless designated otherwise in the Notice of Plan Award. Notwithstanding the designation of an Option, if the aggregate Fair Market Value of Shares subject to Incentive Stock Options that are exercisable for the first time by a Recipient during a calendar year exceeds $100,000 (whether due to the terms of the Plan Award, acceleration of exercisability, miscalculation or error), or if such Option for any other reason fails to qualify as an Incentive Stock Option, the excess Options shall be treated as Nonqualified Options.
6.2Option Exercise Price and Consideration. The per Share exercise price of an Option shall be determined by the Committee in its discretion, except that the per Share exercise price for an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant except that, with respect to an Incentive Stock Option granted to an Associate who owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation at the time of the grant, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant. The type of consideration in which the exercise price of an Option is to be paid shall be determined by the Committee in its discretion, and, in the case of an Incentive Stock Option, shall be determined at the time of grant.

2025 Proxy Statement	145

Annex B
6.3Exercise of Options. An Option shall be deemed to be exercised when the person entitled to exercise the Option gives notice of exercise to Walmart in accordance with the Option’s terms and Walmart receives full payment for the Shares as to which the Option is exercised or other provision for such payment is made in accordance with rules and procedures established by the Committee from time to time. Except with respect to Incentive Stock Options, such rules and procedures may include procedures for a “net-share settlement” method of exercise, under which, subject to the method requirements in the rules and procedures, the Recipient provides an irrevocable notice of exercise of the Option and Walmart retains a number of Shares sufficient to cover the exercise price and the applicable withholding, and delivers the net number of Shares to the Recipient. In addition, if determined by the Committee in its discretion, which may be applied differently among Recipients or Plan Awards, an Option will be deemed exercised by the Recipient (or in the event of the death of the Recipient then by the person authorized to exercise the Recipient’s Option under Section 11.6) on the expiration date of the Option, or if the NYSE is not open on the expiration date, on the last day prior to the expiration date on which the NYSE is open, using a net share settlement method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per Share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.
6.4Termination of Employment. If a Recipient’s Continuous Status is terminated for any reason other than Cause, the Recipient may exercise Options that are not subject to Restrictions as of the termination date to the extent set out in the Recipient’s Notice of Plan Award. Incentive Stock Options may be exercised only within 60 days (or other period of time determined by the Committee at the time of grant of the Option and not exceeding 3 months) after the date of the termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), and only to the extent that Recipient was entitled to exercise the Incentive Stock Option at the date of that termination. To the extent the Recipient is not entitled to or does not exercise an Option at the date of that termination or within the time specified herein or in the Notice of Plan Award, the Option shall terminate. In addition, the Recipient’s right to exercise Options will be tolled pending any period initiated by the Committee to determine the existence of Cause with respect to the Recipient regardless of whether the commencement of such period is prior to, coincident with, or subsequent to the termination of the Recipient’s Continuous Status. If the Committee determines there is no Cause, then the tolling period will end and the Recipient’s right to exercise Options will be reinstated; provided, however, in no event will the exercise date of an Option be later than the earlier of (a) 90 days following the termination of the Recipient’s Continuous Status plus the tolling period, or (b) the expiration date of the Option as set forth in the Notice of Plan Award. Notwithstanding any provision in the Plan to the contrary, an Associate’s Continuous Status is not terminated for purposes of the Associate’s Options if immediately upon the termination of the Associate’s employment relationship with Walmart or an Affiliate the Associate becomes a Non-Management Director.
6.5Administrative Suspension from Employment. During a period for which the Recipient is subject to administrative suspension from employment, the Recipient’s right to exercise Options will be suspended. If upon the conclusion of the administrative suspension the Recipient returns to employment, then the Recipient’s right to exercise Options will be reinstated subject to Restrictions set forth in the Notice of Plan Award; provided, however, in no event will the exercise date of an Option be later than the expiration date of the term of that Option as set forth in the Notice of Award.
6.6Disability of Recipient. Notwithstanding the provisions of Section 6.4, in the case of an Associate’s Incentive Stock Option, if the Recipient’s Continuous Status is terminated as a result of his or her total and permanent disability (as defined in Code Section 22(e)(3)), the Recipient may, but only within 12 months from the date of that termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), exercise an Incentive Stock Option to the extent otherwise entitled to exercise it at the date of that termination. To the extent the Recipient is not entitled to exercise an Incentive Stock Option at the date of termination, or if Recipient does not exercise that Incentive Stock Option to the extent so entitled within the time specified herein, the Incentive Stock Option shall terminate.
6.7Non-transferability of Options. An Option may not be sold, pledged, hedged, assigned, hypothecated, transferred or disposed of in any manner except by testamentary devise or by the laws of descent or distribution or, in those circumstances expressly permitted by the Committee, to a Permitted Transferee. For this purpose, a “Permitted Transferee” means any member of the Immediate Family of the Recipient, any trust of which all of the primary beneficiaries are the Recipient or members of his or her Immediate Family or any partnership of which all of the partners or members are the Recipient or members of his or her Immediate Family. The “Immediate Family” of a Recipient means the Recipient’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, or the spouse of any of the foregoing individuals.

146	www.walmart.com

Annex B
6.8Withholding. Walmart may withhold, or provide for the payment of, any amounts necessary to collect any withholding taxes upon any taxable event relating to an Option in accordance with Section 11.10 except to the extent otherwise provided under Section 6.3.
SHARES AND RESTRICTED STOCK
7.1Grant of Shares. Walmart may grant Shares without Restrictions or payment to those Non-Management Directors as the full Board may determine in its sole discretion.
7.2Grant of Restricted Stock. Walmart may grant Restricted Stock to those Associates and Non-Management Directors as the Committee may select in its sole discretion. Each Plan Award of Restricted Stock shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and any other terms and conditions as the Committee may determine in its discretion.
7.3Dividends; Voting. While any Restriction applies to any Recipient’s Restricted Stock, (a) unless the Committee provides otherwise, the Recipient shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to Walmart in the event of the forfeiture of the Restricted Stock, (b) the Recipient shall have the right to, subject to all Restrictions then existing as to the Recipient’s Restricted Stock, receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of Walmart, which proceeds shall automatically and without need for any other action become Restricted Stock and be delivered as provided in Section 7.4, and (c) the Recipient shall be entitled to vote the Restricted Stock during the Restriction period.
7.4Non-Transferability of Restricted Stock. Subject to Section 7.8 below, a Share will be delivered to the Recipient upon, or as soon as practicable after, the lapse of the Restrictions on a Share. During the period of Restriction applicable to Restricted Stock, the Recipient shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber the Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by Walmart, except as required by any law, neither any Shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
7.5Forfeiture. Unless expressly provided for in the Plan Award, any Restricted Stock held by the Recipient at the time the Recipient ceases to be an Associate or Non-Management Director for any reason shall be forfeited by the Recipient to Walmart and automatically re-conveyed to Walmart.
7.6Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to a Plan Award or the exercise or settlement thereof.
7.7Evidence of Share Ownership. The Restricted Stock will be book-entry Shares held for the benefit of the Recipient with stop transfer instructions on Walmart’s stop transfer records until the Restrictions lapse, at which time Walmart will remove stop transfer instructions from the Shares on its stock transfer records.
7.8Deferral. Subject to applicable law or regulation, at the time of a grant of a Plan Award (or at such other time as the Committee determines to be appropriate in light of the provisions of Code Section 409A), the Committee may permit a Recipient to defer the receipt of Shares underlying such Plan Award in accordance with rules and procedures established by the Committee.

2025 Proxy Statement	147

Annex B
RESTRICTED STOCK UNITS
8.1Grant of Restricted Stock Units. Walmart may grant Restricted Stock Units to those Associates and Non-Management Directors as the Committee may select in its sole discretion. Each Plan Award of Restricted Stock Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Notice of Plan Award, as the Committee may determine in its discretion.
8.2Beneficial Ownership. Until the Restricted Stock Unit is released from Restrictions and settled in Shares or cash, the Recipient shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
8.3Settlement of Restricted Stock Units. Upon the lapse of the Restrictions, the Recipient of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Plan Award that are no longer subject to Restrictions, (b) in cash in an amount equal to the Fair Market Value of the number of Shares subject to the Plan Award that are no longer subject to Restrictions, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. Where in the judgment of the Committee, it is in the interests of Walmart to do so, a grant of Restricted Stock Units may provide that Walmart or an Affiliate may purchase Shares on the open market on behalf of a Recipient in accordance with Section 11.1 (“Open Market Shares”).
8.4Forfeiture. Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of an Associate or Non-Management Director to such Restricted Stock Units and the Shares thereunder will terminate if the applicable Restrictions are not satisfied.
8.5Limitation of Rights. A Recipient of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the issuance of such Shares pursuant to the Plan. The Committee may, however, provide in the Notice of Plan Award that the Recipient shall be entitled to receive dividend equivalent payments on Restricted Stock Units, on such terms and conditions as the Notice of Plan Award shall specify.
8.6Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock Units.
8.7Deferral of Restricted Stock Units. At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee determines to be appropriate in light of the provisions of Code Section 409A) the Committee may permit the Recipient to elect to defer receipt of the Shares or cash to be delivered upon lapse of the Restrictions applicable to the Restricted Stock Units in accordance with rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.
STOCK APPRECIATION RIGHTS
9.1Grant. Walmart may grant Stock Appreciation Rights to those Associates and Non-Management Directors as the Committee selects in its sole discretion, on any terms and conditions the Committee deems desirable. A Recipient granted a Stock Appreciation Right will be entitled to receive payment as set forth in the Notice of Plan Award in an amount equal to (a) the excess of the Fair Market Value of a Share on the date on which the Recipient properly exercises Stock Appreciation Rights that are no longer subject to Restrictions over the per Share exercise price on the date of grant of the Recipient’s Stock Appreciation Rights, (b) a predetermined amount that is less than that excess, or (c) with respect to Recipients who are exempt from U.S. taxation and who are expected to remain exempt from U.S. taxation until the Plan Award is settled, any other amount as may be set by the Committee, multiplied by the number of Stock Appreciation Rights as to which the Recipient exercises the Stock Appreciation Right. The Committee may provide that payment with respect to an exercised Stock Appreciation Right may occur on a date which is different than the exercise date, and may provide for additional payment in recognition of the time value of money and any delay between the exercise date and the payment date.

148	www.walmart.com

Annex B
9.1Vesting and Forfeiture. The Committee shall establish the Restrictions, if any, applicable to Stock Appreciation Rights. Stock Appreciation Rights and the entitlement to Shares thereunder will be forfeited and all rights of the Recipient to such Stock Appreciation Rights and the Shares thereunder will terminate if any applicable Restrictions in the Plan or Notice of Plan Award are not satisfied.
9.2Beneficial Ownership. The Recipient of any Stock Appreciation Rights shall not have any beneficial ownership in any Shares subject to such Plan Awards until Shares are issued in satisfaction of the Plan Award nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Stock Appreciation Rights or any interest therein. Except as required by any law, neither the Stock Appreciation Rights nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hedge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
9.3Election to Receive Payments. A Recipient of a Stock Appreciation Right may elect to receive a payment to which the Recipient is entitled under the Plan Award by giving notice of such election to the Committee in accordance with the rules established by the Committee. In addition, if determined by the Committee in its discretion, which may be applied differently among Recipients or Plan Awards, a Stock Appreciation Right will be deemed exercised by the Recipient (or in the event of the death of the Recipient then by the person authorized to exercise the Recipient’s Stock Appreciation Right under Section 11.6) on the expiration date of the Stock Appreciation Right, or if the NYSE is not open on the expiration date, on the last day prior to the expiration date on which the NYSE is open, to the extent that as of such expiration date the Stock Appreciation Right is vested and exercisable and to the extent that, if the Recipient exercised such Stock Appreciation Right, the Recipient would receive a payment under Section 9.5.
9.4Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award granting the Stock Appreciation Rights, a payment to a Recipient with respect to Stock Appreciation Rights may be made (a) in cash, (b) in Shares having an aggregate Fair Market Value on the date on which the Stock Appreciation Rights are settled equal to the amount of the payment to be made under the Plan Award, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. The Committee shall not make any payment in Shares if such payment would result in any adverse tax or other legal effect as to this Plan or Walmart.
9.5Termination of Continuous Status. If a Recipient’s Continuous Status is terminated for any reason other than Cause, then, Recipient may elect payment with respect to Stock Appreciation Rights that are not subject to Restrictions as of the termination date to the extent set out in the Recipient’s Notice of Plan Award. To the extent the Recipient is not entitled to or does not elect payment with respect to a Stock Appreciation Right at the date of termination or within the time specified herein or in the Notice of Plan Award, the Stock Appreciation Right shall terminate. In addition, the Recipient’s right to exercise Stock Appreciation Rights will be tolled pending any period initiated by the Committee to determine the existence of Cause with respect to the Recipient regardless of whether the commencement of such period is prior to, coincident with, or subsequent to the termination of the Recipient’s Continuous Status. If the Committee determines there is no Cause, then the tolling period will end and the Recipient’s right to elect payment of Stock Appreciation Rights will be reinstated; provided, however, in no event will the exercise date of a Stock Appreciation Right be later than the earlier of (a) 90 days following the termination of the Recipient’s Continuous Status plus the tolling period, or (b) the expiration date of the Stock Appreciation Right as set forth in the Notice of Plan Award. Notwithstanding any provision in the Plan to the contrary, an Associate’s Continuous Status is not terminated for purposes of the Associate’s Stock Appreciation Rights if immediately upon the termination of the Associate’s employment relationship with Walmart or an Affiliate the Associate becomes a Non-Management Director.
9.6Administrative Suspension from Employment. During a period for which the Recipient is subject to administrative suspension from employment, the Recipient’s right to elect payment of Stock Appreciation Rights will be suspended. If upon the conclusion of the administrative suspension the Recipient returns to employment, then the Recipient’s right to elect payment of Stock Appreciation Rights will be reinstated subject to Restrictions set forth in the Notice of Plan Award; provided, however, in no event will the date of the payment election be later than the expiration date of the term of the Stock Appreciation Right as set forth in the Notice of Plan Award.
9.7Limitation of Rights. A Recipient of Stock Appreciation Rights is not entitled to any rights of a holder of the Shares (e.g., voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan.
9.8Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to the Stock Appreciation Rights.

2025 Proxy Statement	149

Annex B
9.9 of Stock Appreciation Rights. At the time of grant of a Plan Award of Stock Appreciation Rights the Committee may permit a Recipient who is exempt from U.S. taxation and who is expected to remain exempt from U.S. taxation until the Plan Award is settled to elect to defer the Shares or cash to be delivered in settlement of a Stock Appreciation Right in accordance with rules and procedures established by the Committee.
PERFORMANCE UNITS
10.1Grant. Walmart may grant Performance Units to those Associates and Non-Management Directors as it may select in its sole discretion, on any terms and conditions the Committee deems desirable. Each Plan Award of Performance Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and Notice of Plan Award.
10.2Performance Goals. The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Units that will be eligible to vest by the Recipient at the end of the Performance Period.
10.3Beneficial Ownership. The Recipient of Performance Units shall not have any beneficial ownership in any Shares subject to the Performance Units unless and until Shares are issued in satisfaction of the Performance Units nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hedge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Units or any interest therein. Except as required by any law, neither the Performance Units nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.
10.4Determination of Achievement of Performance Goals. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.
10.5Settlement of Performance Units. After the applicable Performance Period has ended, the Recipient of Performance Units shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Units. The Committee may, in its sole discretion, reduce, eliminate or increase any amount of Shares or cash earned under Performance Units for any individual or group. Unless deferred in accordance with Section 10.9, Performance Units shall be settled as soon as practicable after the Committee determines and certifies the degree of attainment of Performance Goals for the Performance Period.
The Committee shall have the discretion and authority to make adjustments to any Performance Units in circumstances where, during the Performance Period: (a) a Recipient leaves Walmart or an Affiliate and is subsequently rehired; (b) a Recipient transfers between positions with different incentive percentages or Performance Goals; (c) a Recipient transfers to a position not eligible to participate in the Plan; (d) a Recipient becomes eligible, or ceases to be eligible, for an incentive from another incentive plan maintained by Walmart or an Affiliate; (e) a Recipient is on a leave of absence; and (f) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the Plan.
10.6Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award, payment to a Recipient with respect to Performance Units may be made (a) in Shares, (b) in cash or by check equal to the Shares’ Fair Market Value on the date the Performance Units are settled, or (c) any combination of cash and Shares, as the Committee shall determine at any time in its sole discretion.
10.7Limitation of Rights. A Recipient of Performance Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the receipt of Shares pursuant to the settlement of the Plan Award (if the Plan Award is settled in Shares). No dividend equivalents will be paid with respect to Performance Units.
10.8Withholding. Walmart may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Units.

150	www.walmart.com

Annex B
10.9Deferral of Shares or Cash Payout. At the time of grant of Performance Units (or at such earlier or later time as the Committee determines to be appropriate in light of Code Section 409A) the Committee may permit the Recipient to elect to defer delivery of Shares (or payment of cash) with respect to the Plan Award in accordance with such rules and procedures established by the Committee.
MISCELLANEOUS
11.1Issuance of Stock Certificates; Book-Entry; or Purchase of Shares.
(a)If a Recipient has the right to the delivery of any Shares pursuant to any Plan Award, Walmart shall issue or cause to be issued a stock certificate or a book-entry crediting Shares to the Recipient’s account promptly upon the exercise of the Plan Award or the right arising under the Plan Award.
(b)A Recipient’s right to Open Market Shares pursuant to settlement of a Plan Award of Restricted Stock Units or Performance Units shall not be satisfied by Walmart’s delivery of Shares but rather Walmart or an Affiliate shall purchase the Shares on the open market on behalf of the Recipient by forwarding cash to an independent broker who will in turn purchase the Shares on the open market on behalf of the Recipient.
11.2Termination of Employment or Interruption or Termination of Continuous Status. Except as otherwise expressly set forth in the Plan, the Committee shall determine the effect of the termination of an Associate’s employment, or a Recipient’s disability or death, or any other interruption or termination of Continuous Status, on the lapse of any Restrictions contained in a Plan Award made to the Recipient. During a period for which the Recipient is subject to administrative suspension, a Recipient’s right to exercise or receive payment for any rights under any Plan Award or the vesting of any rights under any Plan Award shall be suspended to the extent permitted under local law.
11.3Forfeiture for Cause. Notwithstanding anything to the contrary contained in the Plan, any Recipient upon a finding of “Cause” by the Committee shall forfeit all Plan Awards (and rights thereunder) granted under the Plan, whether or not vested or otherwise exercisable and whether or not the Recipient’s employment has been terminated for Cause.
11.4Repayment Obligation.
(a)Notwithstanding anything to the contrary contained in the Plan, in the event the Committee or its delegate (which expressly may include any officer of Walmart or a non-Associate third party (such as counsel to Walmart)) determines that a Recipient has engaged in Gross Misconduct, then the Recipient shall forfeit all Plan Awards then outstanding, and the Recipient shall repay to Walmart any payments received from Walmart with respect to any Plan Awards subsequent to the date which is twenty-four (24) months prior to the date of the behavior serving as the basis for the finding of Gross Misconduct. Any amount to be repaid by a Recipient pursuant to this Section 11.5 shall be held by the Recipient in constructive trust for the benefit of Walmart and shall be paid by the Recipient to Walmart with interest at the prime rate (as published in The Wall Street Journal) as of the date the Committee or its delegate determines the Recipient engaged in Gross Misconduct. The amount to be repaid pursuant to this Section 11.5 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of payment to the Recipient, and without regard to any subsequent change in the Fair Market Value of a Share.
(b)If the Committee determines at any time that the Recipient of a Plan Award, prior to or within one year after the date of settlement of such Plan Award, (A) engaged in any act the Committee deems inimical to the best interest of Walmart or an Affiliate, (B) breached any restrictive covenant or confidentiality requirement to which the Recipient was subject; or (C) otherwise failed to comply with applicable policies of Walmart or an Affiliate at all times prior to the settlement of the Plan Award, the Recipient shall be obligated, upon demand, to return the amount paid or distributed in settlement of such Plan Award to Walmart. In addition, all Plan Awards, whether or not previously settled, and whether or not previously deferred, shall be subject to Walmart’s policies, including Walmart’s Code of Conduct, Walmart’s Executive Compensation Recoupment Policy, or requirements of applicable law (including regulations and other applicable guidance) regarding clawbacks (recoupment) as in effect from time to time, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Section 303A.14 of the NYSE Listed Company Manual or for governance considerations or in other similar circumstances.

2025 Proxy Statement	151

Annex B
11.5Death of Recipient. To the extent permitted in the Notice of Plan Award or under Committee rules and procedures and permissible under applicable law, a Recipient may name a beneficiary or beneficiaries to whom the Recipient’s Plan Award may be paid, or who is authorized to exercise the Recipient’s Plan Award, in the event of the death of the Recipient, subject to Committee rules and procedures. If no such beneficiary is effectively named by the Recipient for any reason, then except to the extent otherwise provided in the Notice of Plan Award or Committee rules and procedures, if the Recipient dies, the Recipient’s Plan Award may be paid to the Recipient’s estate or may be exercised, in accordance with its terms or as allowed by law, by the Recipient’s estate or by the beneficiary or person to whom the award devolves by bequest or inheritance. Unless otherwise provided in the Notice of Plan Award, (a) Plan Awards may be exercised after death only to the extent the Recipient was otherwise entitled to exercise the Plan Award at the date of the Recipient’s death and only if exercised within 12 months after the Recipient’s death, and (b) to the extent a Plan Award was unvested at the date of death, the Plan Award shall terminate.
11.6Limitations on Liability and Award Obligations. Receiving a Plan Award or being the owner of any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or Performance Unit shall not:
(a)give a Recipient any rights except as expressly set forth in the Plan or in the Plan Award and except as a stockholder of Walmart as set forth herein as to the Restricted Stock only;
(b)as to Shares deliverable on the exercise of Options or Stock Appreciation Rights, or in settlement of Performance Units or Restricted Stock Units, until the delivery (as evidenced by the appropriate entry on the books of Walmart of a duly authorized transfer agent of Walmart) of such Shares, give the Recipient the right to vote, or receive dividends on, or exercise any other rights as a stockholder with respect to such Shares, notwithstanding the exercise (in the case of Options or Stock Appreciation Rights) of the related Plan Award;
(c)be considered a contract of employment or give the Recipient any right to continued employment, or to hold any position, with Walmart or any Affiliate;
(d)create any fiduciary or other obligation of Walmart or any Affiliate to take any action or provide to the Recipient any assistance or dedicate or permit the use of any assets of Walmart or any Affiliate that would permit the Recipient to be able to attain any performance criteria stated in the Recipient’s Plan Award;
(e)create any trust, fiduciary or other duty or obligation of Walmart or any Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products;
(f)create any obligation of Walmart or any Affiliate that shall be greater than the obligations of Walmart or that Affiliate to any general unsecured creditor of Walmart or the Affiliate; or
(g)give a Recipient any right to receive any additional Plan Award of any type.
If Walmart or an Affiliate terminates a Recipient’s employment with Walmart or the Affiliate, the potential value of any Plan Award that must be returned to Walmart will not be an element of any damages that the Recipient may have for any termination of employment or other relationship in violation of any contractual or other rights the Recipient may have.
11.7No Liability of Committee Members. Walmart shall indemnify and hold harmless each member of the Committee and each other officer and director of Walmart or any Affiliate that has any duty or power relating to the administration of the Plan against any liability, obligation, cost or expense incurred by that person arising out of any act or omission to act in connection with the Plan or any Plan Award if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Walmart. Indemnification of Associates, directors, and agents shall be determined pursuant to the requirements of Article VI of Walmart’s Amended and Restated Bylaws.

152	www.walmart.com

Annex B
11.8Adjustments upon Changes in Capitalization or Merger; Change in Control.
(a)Subject to any required action by the Walmart stockholders, the number and type of Shares (or other securities or property) covered by each Plan Award, and the number and type of Shares (or other securities or property) which have been authorized for delivery under the Plan but as to which no Plan Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Plan Award, the price per Share covered by any outstanding Plan Award that includes in its terms a price per Share, and the number of Shares with respect to which Plan Awards may be granted to an individual shall be proportionately adjusted to reflect an extraordinary dividend or other distribution (whether in the form of cash, Shares or other securities or property), stock split, reverse stock split, merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, split-up, spin-off, combination or reclassification of the Shares, or any other increase or decrease in the number of outstanding Shares effected without receipt of consideration by Walmart, issuance or warrants or other rights to purchase Shares or other securities of Walmart or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. That adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive as to every person interested under the Plan. Except as expressly provided herein, no issuance by Walmart of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Plan Award.
(b)The occurrence or change in ownership or voting control of the Company as the result of a merger or other business combination, an acquisition of securities of the Company, a sale of all or substantially all of the assets of the Company, or any other transaction resulting in a change of control of the Company (each such transaction or series of transactions, a "Change in Control") shall not, by itself, result in the automatic acceleration of the vesting of any Plan Awards.
(c)Non-Continuation. In the event that the successor corporation does not assume or substitute for the Award, the Recipient will fully vest in (and have the right to exercise) all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Recipient in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
11.9Tax Withholding. Whenever Tax-Related Items are to be withheld in connection with the grant, vesting, lapse of restrictions, exercise or settlement of a Plan Award, sale of Shares or for any other reason in connection with a Plan Award (the date on which such withholding obligation arises or is determined being hereinafter referred to as the “Tax Date”), the Committee may decide, in its sole discretion, to provide for the payment for the withholding of Tax-Related Items by one or a combination of the following methods and may (but need not) permit the Recipient to elect the method or methods:
(a)payment in cash (by check or wire transfer) of the amount to be withheld;
(b)requesting Walmart to withhold from Shares that would otherwise be delivered in settlement of a Plan Award payable in Shares (or allowing the return of Shares upon the lapse of Restrictions on a Plan Award) a number of Shares having a Fair Market Value on the Tax Date no greater than the amount to be withheld;
(c)transfer of unencumbered Shares owned by the Recipient in circumstances permitted by the Committee valued at their Fair Market Value on the Tax Date;
(d)withholding from any cash compensation otherwise due to the Recipient;
(e)withholding from the proceeds of the sale of Shares underlying a Plan Award, either through a voluntary sale or a mandatory sale arranged by Walmart or the employer on the Recipient’s behalf, without need of further authorization;
(f)requiring the Recipient to repay Walmart or the employer, as applicable, in cash or in Shares, for Tax-Related Items paid on the Recipient’s behalf; or
(g)such other method as authorized by the Committee in its discretion.

2025 Proxy Statement	153

Annex B
The Committee may set limits on the amount of withholding to be satisfied through withholding of Shares; e.g., the Committee may require that only the minimum withholding be satisfied in Shares, and may prohibit withholding from Open Market Shares or using a particular method if necessary or advisable in a particular jurisdiction.
11.10Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time without the approval of the Recipients or any other person, except to the extent any action of that type is required to be approved by the stockholders of Walmart under applicable law or listing standards. Notwithstanding the foregoing, no amendment that, in the judgment of the Board would materially adversely affect a Recipient holding an Award shall be made without the Recipient’s consent; provided that no amendment that changes the timing of taxation of a Plan Award shall be deemed to materially adversely affect the Recipient.
11.11Compliance with Law. The making of any Plan Award or delivery of any Shares is subject to compliance by Walmart with all applicable laws as determined by Walmart’s legal counsel. Walmart need not issue or transfer any Plan Award or Shares pursuant to the Plan unless Walmart’s legal counsel has approved all legal matters in connection with the delivery of any Plan Award or Shares.
11.12No Representation or Warranty Regarding Tax Treatment. Notwithstanding any language contained in the Plan or any Plan Award, Walmart does not represent or warrant that any particular tax treatment will be achieved.
11.13Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
11.14Superseding Existing Plans, Effective Date, and Transition. The Plan, as set forth herein, was approved by the Board on February 4, 2025, to be effective upon approval of Walmart’s stockholders on June 5, 2025. The 2015 Restatement was approved by the Board on February 6, 2015, and was effective on June 5, 2015. The 2013 Restatement was approved by the Board on April 12, 2013, to be effective August 12, 2013. The 2010 Plan was effective January 1, 2010, and approved by Walmart’s stockholders on June 4, 2010. The 2005 Plan was effective January 1, 2005, and was approved by Walmart’s stockholders on June 3, 2005. The 1998 Plan was effective as of March 5, 1998, and was approved by Walmart’s stockholders on June 5, 1998. Shares made available for delivery in settlement of Plan Awards shall also be available for delivery in settlement of amounts payable under the provisions of the Director Compensation Deferral Plan.
11.15Funding. To the extent the Plan is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), it is intended to be (and will be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. It is intended that the Plan be unfunded for federal tax purposes and for purposes of Title I of ERISA.
11.16Code Section 409A. Plan Awards are intended to be exempt from the definition of “nonqualified deferred compensation” within the meaning of Code Section 409A, or to the extent not so exempt, to satisfy the requirements of Code Section 409A, and the Plan and Plan Awards shall be interpreted accordingly. To the extent that any Plan Award is determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation of service" (within the meaning of Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months after the Recipient's separation from service, or (ii) the Recipient's death (the "Specified Employee Delay Rule"), but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Code Section 409A. Notwithstanding anything to the contrary in an applicable Notice of Plan Award, any payments that would be made in violation of the Specified Employee Delay Rule shall be accumulated and paid on the first day of the seventh month following the Recipient's separation from service (or, if earlier, the first day of the month after the Recipient's death).

154	www.walmart.com

SCAN TO VIEW MATERIALS & VOTE

WALMART INC.
702 SW 8TH ST.
BENTONVILLE, AR 72716

VOTE BY INTERNET BEFORE THE MEETING - www.proxyvote.com or scan the QR Barcode above
Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on June 4, 2025. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 5:59 P.M. Eastern Time on May 30, 2025. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2025. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 5:59 P.M. Eastern Time on May 30, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date this proxy card and promptly return it in the postage-paid envelope we have provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET DURING THE MEETING
You may attend the meeting via the Internet and vote during the meeting by going to www.virtualshareholdermeeting.com/WMT2025. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart's corporate website at http://stock.walmart.com/annual-reports.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68808-P27000-Z89460

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALMART INC.

The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposals 5 through 11.

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Cesar Conde	☐	☐	☐
1b.	Timothy P. Flynn	☐	☐	☐
1c.	Sarah J. Friar	☐	☐	☐
1d.	Carla A. Harris	☐	☐	☐
1e.	Thomas W. Horton	☐	☐	☐
1f.	Marissa A. Mayer	☐	☐	☐
1g.	C. Douglas McMillon	☐	☐	☐
1h.	Robert E. Moritz, Jr.	☐	☐	☐
1i.	Brian Niccol	☐	☐	☐
1j.	Gregory B. Penner	☐	☐	☐
1k.	Randall L. Stephenson	☐	☐	☐
1l.	Steuart L. Walton	☐	☐	☐

		For	Against	Abstain
Company Proposals:				
2.	Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐
3.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐
4.	Approval of Walmart Inc. Stock Incentive Plan of 2025	☐	☐	☐
Shareholder Proposals, in each case, if properly presented at the meeting:				
5.	Request for Third-Party Assessment of Company Policies Regarding Law Enforcement Information Requests Related to Medication Use by Customers and Employees	☐	☐	☐
6.	Report on Reduction of Plastic Packaging and Recyclability Claims	☐	☐	☐
7.	Revisit Plastics Packaging Policies	☐	☐	☐
8.	Racial Equity Audit	☐	☐	☐
9.	Report on Delays in Revising Diversity, Equity, and Inclusion (DEI) Initiatives	☐	☐	☐
10.	Health and Safety Governance	☐	☐	☐
11.	Respect Civil Liberties in Advertising Services	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion. If any nominee becomes unwilling or unable to serve as a director, the proxy holders will have the authority to vote your shares for any substitute candidate nominated by the Board of Directors.

If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown above. Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Shareholders' Meeting

June 5, 2025 at 8:30 A.M., Central Time

www.virtualshareholdermeeting.com/WMT2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68809-P27000-Z89460

WALMART INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL SHAREHOLDERS' MEETING OF WALMART INC.
TO BE HELD VIRTUALLY AT WWW.VIRTUALSHAREHOLDERMEETING.COM/WMT2025 ON JUNE 5, 2025

I have received the Notice of 2025 Annual Shareholders' Meeting (the "Meeting") to be held on June 5, 2025, and the related Proxy Statement furnished by Walmart Inc.'s ("Walmart") Board of Directors. I appoint GREGORY B. PENNER and C. DOUGLAS MCMILLON, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Benefits Investment Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown on the reverse side; however, if you do not provide instructions, this proxy will be voted "FOR" each director nominee listed in Proposal 1, "FOR" Proposals 2, 3 and 4, "AGAINST" Proposals 5 through 11, and in their discretion on any other matters that are properly presented at the Meeting or any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).